Registration Statement No. ----------
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                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C. 20549

                             Form 10

                     -----------------------

                  GENERAL FORM FOR REGISTRATION
                          OF SECURITIES


              Pursuant to Section 12(b) or 12(g) of
               the Securities Exchange Act of 1934

                     -----------------------

                     BNP U.S. FUNDING L.L.C.
      (Exact name of registrant as specified in its charter)


          Delaware                          13-3972207
      (State or other                    (I.R.S. Employer
      jurisdiction of                   Identification No.)
      incorporation or
        organization)


    499 Park Avenue, New York, New York           10022
 (Address of principal executive offices)       (Zip Code)


       Registrant's telephone number, including area code:

                          (212) 415-9622


                     -----------------------


             Securities to be registered pursuant to
                    Section 12(b) of the Act:

                                            Name of each
                                          exchange on which
      Title of each class                  each class is
       to be registered                   to be registered
       ----------------                   ----------------
             None                               None


             Securities to be registered pursuant to
                    Section 12(g) of the Act:

           Noncumulative Preferred Securities, Series A
              (Liquidation Preference US$10,000 per
                   Series A Preferred Security)
                         (Title of class)


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Item 1.  Business


GENERAL

      BNP U.S. Funding L.L.C. (the "Company") is a Delaware limited liability company formed on October 14, 1997 by the filing of a certificate of formation with the Secretary of State of the State of Delaware and the execution of the Limited Liability Company Agreement of the Company by the New York Branch (the "Branch") of Banque Nationale de Paris, a societe anonyme or limited liability banking corporation organized under the laws of The Republic of France ("BNP" or the "Bank"). The Company was continued pursuant to the Amended and Restated Limited Liability Company Agreement of the Company (the "Company's Charter" or the "Charter") entered into on December 5, 1997 by the Branch, as holder of all of the common limited liability company interests of the Company (the "Common Securities"), and the holders of the preferred limited liability company interests of the Company (the "Preferred Securities"), including the Noncumulative Preferred Securities, Series A (the "Series A Preferred Securities") as they may exist and be outstanding from time to time. Neither the Branch nor the Bank is an issuer or guarantor of the Series A Preferred Securities. The Bank and the Company entered into a Contingent Support Agreement (as defined herein) on December 5, 1997, pursuant to which the Bank agreed with the Company, inter alia, that for so long as any Series A Preferred Securities are outstanding, the Bank will maintain direct or indirect ownership of 100% of the outstanding Common Securities. (For a discussion of the terms of the Contingent Support Agreement, see Item 11, "Contingent Support Agreement" herein.)

      The Company was formed for the purpose of acquiring and holding Eligible Securities (as defined herein) to generate net income for distribution to the holders of the Series A Preferred Securities ("Series A Preferred Securityholders") and the holder of the Common Securities. On December 5, 1997 (the "Closing Date"), (i) the Company sold, through the Initial Purchasers (as defined herein), 50,000 Series A Preferred Securities to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act") for aggregate proceeds of $500,000,000, (ii) the Branch acquired 53,010 Common Securities (in addition to the single Common Security that it had acquired upon the formation of the Company) for aggregate proceeds of approximately $530,000,000 and (iii) the Company used the aggregate net proceeds of approximately $1,030,000,000 received in connection with the sales referred to in (i) and (ii) to purchase a portfolio of Eligible Securities (the "Initial Portfolio") from the Branch.

      Subsequent to the acquisition of the Initial Portfolio, the Company will purchase from time to time in accordance with the Base Investment Policy Guidelines (as defined in "Management Policies and Programs--Asset Acquisition and Disposition Policies") and, at any time when the Series A Preferred Securities are not registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Additional Investment Policy Guidelines (as defined in "Management Policies and Programs--Asset Acquisition and Disposition Policies"), additional securities solely from third parties unaffiliated with the Bank out of proceeds received in connection with (i) any issuance of additional Common Securities and additional Preferred Securities or (ii) the repayment of securities upon maturity or the prepayment of securities included in the securities portfolio of the Company (the "Portfolio"). Except in the case of clause (i) above, the Portfolio's size will not change significantly from the size of the Initial Portfolio or the Portfolio. The relative proportions of the various types of Eligible Securities in the Portfolio will be subject to change from time to time, as the proceeds of principal repayments and prepayments are reinvested in Eligible Securities. The relative proportions of the various types of Eligible Securities will not change significantly prior to the registration of the Series A Preferred Securities under the Exchange Act since the Additional Investment Policy Guidelines require the reinvestment of the proceeds of prepayments in the type of Eligible Security whose proportionate representation in the Portfolio has decreased the most as compared to the Initial Portfolio. Such proportions are subject to more significant change after such registration since the Company will reinvest the proceeds of repaid or prepaid securities in Eligible Securities as it deems appropriate in light of then-current market conditions.


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


      The Bank formed the Company and caused the Company to issue the Series A Preferred Securities as a means to obtain regulatory capital. The Bank intends to treat the Series A Preferred Securities as Tier 1 capital of the Bank under relevant French regulatory capital guidelines. (For a discussion of such guidelines, see Item 11, "Certain Information Regarding BNP -- Capital Adequacy and Financial Condition of the BNP Group," herein.) The Bank indicated to the Company prior to the issuance by the Company of the Series A Preferred Securities that the capital increase for the Bank resulting from such issuance, together with the Company's expected treatment as a partnership for United States federal income tax purposes, would provide the Bank with a cost-effective means of obtaining regulatory capital. In addition, approximately 30% of the Bank's consolidated risk-weighted assets as of June 30, 1997 were denominated in U.S. dollars and currencies whose value is closely linked to the U.S. dollar and the issuance of the Series A Preferred Securities was intended to reduce the Bank's consolidated foreign exchange exposure with respect to its Tier 1 risk-based capital ratio. The Branch will benefit from the formation of the Company and the issuance of the Series A Preferred Securities through its receipt of dividends on the Common Securities.

      The Company entered into a services agreement (the "Services Agreement") with the Branch on the Closing Date pursuant to which the Branch maintains the Portfolio and performs other administrative functions. All of the Company's officers and employees are officers or employees of the Branch or the Bank. Conflicts of interest will arise between the discharge by such individuals of their duties as officers or employees of the Company on the one hand and the Branch or the Bank on the other hand. In addition, the Bank and the Branch may have interests which are not identical to those of the Company. Consequently, conflicts of interest will arise with respect to transactions, including the administration of the Company's securities portfolio and the purchase of Eligible Securities.

      The securities in the Portfolio are held by Citibank N.A., acting as trustee under the trust agreement between the Company and Citibank N.A. dated December 1, 1997 (the "Trust Agreement").

      Dividends on the Series A Preferred Securities, when, as and if declared by the Board of Directors of the Company, are payable on a non-cumulative basis semi-annually in arrears at a fixed rate per annum of the liquidation preference equal to 7.738% through December 5, 2007 and quarterly in arrears thereafter at a floating rate of the liquidation preference equal to 2.8% per annum above one-week LIBOR. BNP does not guarantee the payment of dividends with respect to the Series A Preferred Securities. (For a discussion of the dividend rights of Series A Preferred Securityholders, see Item 11, "Dividends" herein.) If the Bank's financial condition were to deteriorate with the consequence that a Shift Event (as defined herein) were to occur, substantially all of the Common Securities would be redeemed automatically, without prior redemption of any Series A Preferred Securities; dividends payable on each share of Series A Preferred Securities could be substantially reduced or completely eliminated; and in certain circumstances, all of the Company's remaining net assets (other than assets having a total market value of approximately $40 million) would be distributed as a special dividend to the Bank. (For a discussion of the Shift Events and their effect, see Item 11, "Shift Events" herein.)

      The principal executive offices of the Company are located at 499 Park Avenue, New York, New York 10022.

GENERAL DESCRIPTION OF ELIGIBLE SECURITIES

      Types of Eligible Securities

      Eligible Securities consist of (i) mortgage pass-through securities issued or guaranteed by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") that represent fractional undivided interests in pools of the relevant mortgage loans ("Agency Securities"); (ii) REMIC securities that are issued or guaranteed by GNMA, FHLMC or FNMA and that represent beneficial ownership interests in trusts established by GNMA, FHLMC or FNMA, the assets of which consist directly or indirectly of Agency Securities or other, previously issued REMIC securities of this type ("REMIC Agency Securities"); (iii) REMIC securities that are issued by an unrelated private company and secured directly or indirectly by Agency Securities and rated AAA by Standard & Poor's as to creditworthiness, that represent beneficial ownership interests in a trust established by such private company, the assets of which consist


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


directly or indirectly of Agency Securities, REMIC Agency Securities, or other previously issued REMIC securities of this type ("Agency Collateralized Securities"); (iv) U.S. Treasury securities with a maturity of up to ten years ("Treasuries"); and
(v) specified short-term investments not subject to U.S. withholding tax ("Short-Term Instruments" and, collectively with the securities included in (i)-(iv) above, the "Eligible Securities"). Categories (i) through (iii) above are referred to herein as "Mortgage-Backed Securities".

      The Initial Portfolio and the Portfolio as of March 31, 1998 contained exclusively Mortgage-Backed Securities backed by single-family residential mortgage loans (i.e., residential mortgage loans secured by one-to-four family dwellings). Mortgage-Backed Securities that may be included in the Portfolio in the future may be backed by single-family residential mortgage loans and/or multi-family residential mortgage loans (i.e., residential mortgage loans secured by five or more dwellings). In any case, Mortgage-Backed Securities may be backed only by residential mortgage loans. The precise types of residential mortgage loans underlying Mortgage-Backed Securities are further limited by the statutory authority, programs and policies of GNMA, FHLMC and FNMA. All Mortgage-Backed Securities have the benefit of a direct or indirect guarantee by the relevant agency. All Mortgage-Backed Securities issued or guaranteed by GNMA are backed by the full faith and credit of the United States. No Mortgage-Backed Securities issued by FHLMC or FNMA are backed, directly or indirectly, by the full faith and credit of the United States.

      The types of Agency Securities in the Portfolio are (i) securities backed only by mortgages with adjustable rates that reset annually at a given rate plus a net margin ("Agency ARMs") or (ii) securities backed by mortgages with a fixed rate for a specified period of time, after which they reset annually at a given rate plus a net margin ("Agency Hybrid ARMs"). REMIC Agency Securities include GNMA REMIC Securities, FHLMC REMIC Securities and FNMA REMIC Securities. The trusts set up in connection with REMIC Agency Securities and Agency Collateralized Securities may have elected to be treated as real estate mortgage investment conduits ("REMICs") for federal income tax purposes.

      Government National Mortgage Association

      GNMA is a wholly-owned corporate instrumentality of the United States within the United States Department of Housing and Urban Development. Section 306(g) of Title III of the National Housing Act of 1934, as amended (the "Housing Act"), authorizes GNMA to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgage loans insured by the Federal Housing Administration ("FHA") under the Housing Act, or guaranteed by the Rural Housing Service ("FHA Loans"), or partially guaranteed by the Department of Veterans Affairs ("VA Loans").

      Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty under this subsection." In order to meet its obligations under any such guarantee, GNMA may, under Section 306(d) of the Housing Act, borrow from the United States Treasury with no limitation as to amount.

      GNMA Certificates

      Each GNMA Certificate held by the Company (which may be issued under either the GNMA I program or the GNMA II program) is and will be a "fully modified pass-through" mortgage-backed certificate issued and serviced by a mortgage banking company or other financial concern ("GNMA Issuer") approved by GNMA or by FNMA as a seller-servicer of FHA Loans and/or VA Loans. Each GNMA Certificate represents a fractional undivided interest in a pool of such mortgage loans. GNMA will approve the issuance of each such GNMA Certificate in accordance with a guaranty agreement (a "Guaranty Agreement") between GNMA and the GNMA Issuer. Pursuant to its Guaranty Agreement, a GNMA Issuer is and will be required to advance its own funds in order to make timely payments of all amounts due on each such GNMA Certificate, even if the payments received by the GNMA Issuer on the FHA Loans or VA Loans underlying each such GNMA Certificate are less than the amounts due on each such GNMA Certificate.

      The full and timely payment of principal of and interest on each GNMA Certificate is and will be guaranteed by GNMA, which obligation is backed by the full faith and credit of the United States. Each such GNMA Certificate has and will have an original maturity of not more than approximately 30 years (but may have an original maturity of substantially less than 30 years). Each such GNMA Certificate is and will be based on and backed by a pool of FHA Loans or VA Loans secured by one- to four-family residential properties and provides and will provide for the payment by or on behalf of the GNMA Issuer to the registered holder of such GNMA


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Certificate of scheduled monthly payments of principal and
interest equal to the registered holder's proportionate interest in the aggregate amount of the monthly principal and interest payment on each FHA Loan or VA Loan underlying such GNMA Certificate, less the applicable servicing and guarantee fee which together equal the difference between the interest on the FHA Loan or VA Loan and the pass-through rate on the GNMA Certificate. In addition, each payment includes and will include proportionate pass-through payments of any prepayments of principal on the FHA Loans or VA Loans underlying such GNMA Certificate and liquidation proceeds in the event of a foreclosure or other disposition of any such FHA Loans or VA Loans.

      If a GNMA Issuer is unable to make the payments on a GNMA Certificate as they become due, it must promptly notify GNMA and request GNMA to make such payments. Upon notification and request, GNMA will make such payments directly to the registered holder of such GNMA Certificate. In the event no payment is made by a GNMA Issuer and the GNMA Issuer fails to notify and request GNMA to make such payment, the holder of such GNMA Certificate will have recourse only against GNMA to obtain such payment. The Company or its nominee, as registered holder of the GNMA Certificates held by the Company, has and will have the right to proceed directly against GNMA under the terms of the Guaranty Agreements relating to such GNMA Certificates for any amounts that are not paid when due.

      Regular monthly installment payments on each GNMA Certificate held by the Company are and will be comprised of interest due as specified on such GNMA Certificate plus the scheduled principal payments on the FHA Loans or VA Loans underlying such GNMA Certificate due on the first day of the month in which the scheduled monthly installment on such GNMA Certificate is due. Such regular monthly installments on each such GNMA Certificate are required to be paid to the Company or its nominee as registered holder by the 15th day of each month in the case of a GNMA I Certificate and are required to be mailed to the Company or its nominee by the 20th day of each month in the case of a GNMA II Certificate. Any principal prepayments on any FHA Loans or VA Loans underlying a GNMA Certificate held by the Company, or any other early recovery of principal on such loan, are and will be passed through to the Company or its nominee as the registered holder of such GNMA Certificate.

      GNMA REMIC Securities

      The GNMA REMIC Securities which are sold in one or more series (each, a "Series") represent interests in separate GNMA REMIC Trusts (each, a "Trust") established from time to time. Each Trust is comprised primarily of (i) GNMA Certificates as to which GNMA has guaranteed the timely payment of principal and interest pursuant to the GNMA I Program or the GNMA II Program and/or (ii) certificates backed by GNMA Certificates as to which GNMA has guaranteed the timely payment of principal and interest pursuant to the GNMA Platinum Program (each, a "GNMA Platinum Certificate") (GNMA Certificates and GNMA Platinum Certificates being collectively referred to herein as "Ginnie Mae Certificates"), and such Trust may in the future include previously-issued GNMA REMIC securities. Each Series of GNMA REMIC Securities is issued in one or more Classes. Each Class of Securities of a Series evidences an interest in future principal payments and/or an interest in future interest payments on the Ginnie Mae Certificates in the related Trust or a group of Ginnie Mae Certificates in the related Trust.

      GNMA guarantees the timely payment of principal and interest on each Class of GNMA REMIC Securities (the "GNMA
Guaranty"). The GNMA Guaranty is backed by the full faith and credit of the United States of America.

      Federal Home Loan Mortgage Corporation

      FHLMC is a publicly-held government-sponsored enterprise created pursuant to Title III of the Emergency Home Finance Act of 1970, as amended (the "FHLMC Act"). FHLMC was established primarily for the purpose of increasing the availability of mortgage credit for the financing of urgently needed housing. It seeks to provide an enhanced degree of liquidity for residential mortgage investments primarily by assisting in the development of secondary markets for conventional mortgages. The principal activity of FHLMC currently consists of the purchase of first lien conventional mortgage loans or participation interests in such mortgage loans and the sale of the mortgage loans or participations so purchased in the form of mortgage securities, primarily FHLMC Certificates. FHLMC is confined to purchasing, so


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far as practicable, mortgage loans that it deems to be of such quality, type and class as to meet generally the purchase standards imposed by private institutional mortgage investors.

      FHLMC Certificates

      Each FHLMC Certificate represents an undivided interest in a pool of mortgage loans that may consist of first lien conventional loans, FHA Loans or VA Loans (a "FHLMC Certificate group"). FHLMC Certificates are sold under the terms of a Mortgage Participation Certificate Agreement. A FHLMC Certificate may be issued under either FHLMC's Cash Program or Guarantor Program.

      Mortgage loans underlying the FHLMC Certificates will consist of mortgage loans with original terms to maturity of between approximately 10 and 30 years. Each such mortgage loan must meet the applicable standards set forth in the FHLMC Act. A FHLMC Certificate group may include whole loans, participation interests in whole loans and undivided interests in whole loans and/or participations comprising another FHLMC Certificate group. Under the Guarantor Program, any such FHLMC Certificate group may include only whole loans or participation interests in whole loans.

      FHLMC Certificates may be held of record only by the entities eligible to maintain book-entry accounts with a Federal Reserve Bank. The holder of a FHLMC Certificate is not necessarily the beneficial owner thereof. Beneficial owners ordinarily hold FHLMC Certificates through financial intermediaries that, in turn, hold the FHLMC Certificates through an entity eligible to maintain accounts with a Federal Reserve Bank.

      FHLMC guarantees to each registered holder of a FHLMC Certificate the timely payment of interest on the underlying mortgage loans to the extent of the applicable Certificate rate on the registered holder's pro rata share of the unpaid principal balance outstanding on the underlying mortgage loans in the FHLMC Certificate group represented by such FHLMC Certificate, whether or not received. A holder that is not also the beneficial owner of a FHLMC Certificate, and each other financial intermediary in the chain between the holder and the beneficial owner, will be responsible for establishing and maintaining accounts for and making the relevant payments to their respective customers.

      FHLMC also guarantees to each registered holder of a FHLMC Certificate collection by such holder of all principal on the underlying mortgage loans, without any offset or deduction, to the extent of such holder's pro rata share thereof, but does not, except in limited cases, guarantee the timely payment of scheduled principal. Pursuant to its guarantees, FHLMC indemnifies holders of FHLMC Certificates against any diminution in principal by reason of charges for property repairs, maintenance and foreclosure. FHLMC may remit the amount due on account of its guaranty of collection of principal at any time after default on an underlying mortgage loan, but not later than
(i) 30 days following foreclosure sale, (ii) 30 days following payment of the claim by any mortgage insurer or (iii) 30 days following the expiration of any right of redemption, whichever occurs later, but in any event no later than one year after demand has been made upon the mortgagor for accelerated payment of principal. In taking actions regarding the collection of principal after default on the mortgage loans underlying FHLMC Certificates, including the timing of demand for acceleration, FHLMC reserves the right to exercise its judgment with respect to the mortgage loans in the same manner as for mortgage loans that it has purchased but not sold. The length of time necessary for FHLMC to determine that a mortgage loan should be accelerated varies with the particular circumstances of each mortgagor, and FHLMC has not adopted standards which require that the demand be made within any specified period.

      FHLMC Certificates are not guaranteed by the United States or by any Federal Home Loan Bank and do not constitute debts or obligations of the United States or any Federal Home Loan Bank. The obligations of FHLMC under its guarantee are obligations solely of FHLMC and are not backed by, or entitled to, the full faith and credit of the United States. If FHLMC were unable to satisfy such obligations, distributions to holders of FHLMC Certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, monthly distributions to holders of FHLMC Certificates would be affected by delinquent payments and defaults on such mortgage loans.


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      Registered holders of FHLMC Certificates are entitled to
receive their monthly pro rata share of all principal payments on the underlying mortgage loans received by FHLMC, including any scheduled principal payments, full and partial prepayments of principal and principal received by FHLMC by virtue of condemnation, insurance, liquidation or foreclosure, and repurchases of the mortgage loans by FHLMC or the seller thereof. FHLMC is required to remit each registered FHLMC Certificateholder's pro rata share of principal payments on the underlying mortgage loans, interest at the FHLMC pass-through rate and any other sums such as prepayment fees, within 60 days of the date on which such payments are deemed to have been received by FHLMC.

      Under FHLMC's Cash Program, with respect to pools formed prior to June 1, 1987, there is no limitation on the amount by which interest rates on the mortgage loans underlying a FHLMC Certificate may exceed the pass-through rate on the FHLMC Certificate. With respect to FHLMC Certificates issued on or after June 1, 1987, the maximum interest rate on the mortgage loans underlying such FHLMC Certificates may exceed the pass-through rate by 50 to 100 basis points. Under such program, FHLMC purchases groups of whole mortgage loans from sellers at specified percentages of their unpaid principal balances, adjusted for accrued or prepaid interest, which when applied to the interest rate of the mortgage loans and participations purchased results in the yield (expressed as a percentage) required by FHLMC. The required yield, which includes a minimum servicing fee retained by the servicer, is calculated using the outstanding principal balance. The rate of interest rates on the mortgage loans and participations in a FHLMC Certificate group under the Cash Program will vary since mortgage loans and participations are purchased and assigned to a FHLMC Certificate group based upon their yield to FHLMC rather than on the interest rate on the underlying mortgage loans. Under FHLMC's guarantor program, interest rates on the mortgage loans underlying a FHLMC Certificate may range from the pass-through rate plus a minimum servicing fee) to 250 basis points higher than such rate. FHLMC Certificates may also be backed by adjustable rate mortgages.

      FHLMC Certificates duly presented for registration of ownership on or before the last business day of a month are registered effective as of the first day of the month. The first remittance to a registered holder of a FHLMC Certificate will be distributed so as to be received normally by the 15th day of the second month following the month in which the purchaser became a registered holder of the FHLMC Certificates. Thereafter, such remittance will be distributed monthly to the registered holder so as to be received normally by the 15th day of each month. The Federal Reserve Bank of New York maintains book-entry accounts with respect to FHLMC Certificates sold by FHLMC on or after January 2, 1985, and makes payments of principal and interest each month to the registered holders thereof in accordance with such holders' instructions.

      FHLMC REMIC Securities

      The FHLMC REMIC Securities consist of REMIC securities issued or guaranteed by FHLMC ("FHLMC REMIC Certificates") which represent beneficial ownership interests in (i) pools of Freddie Mac Gold Mortgage Participation Certificates (the "Gold PCs") and Freddie Mac Gold Giant Mortgage Participation Certificates (the "Gold Giant PCs"); (ii) other pools of Freddie Mac Mortgage Participation Certificates ("Freddie Mac PCs"); (iii) one or more Freddie Mac Stripped Mortgage Participation Certificates ("Stripped Giant PCs"), which represent undivided interests in the distributions on a "Standard Giant PC", which in turn represent beneficial ownership interests in one or more pools of Gold PCs, Gold Giant PCs or FHLMC REMIC Certificates; (iv) one or more previously-issued FHLMC REMIC Certificates; or (v) one or more Ginnie Mae Certificates. FHLMC REMIC Securities may also include other REMIC securities issued or guaranteed by FHLMC which are secured directly or indirectly by mortgages. The Freddie Mac PCs, Gold PCs and Gold Giant PCs issued by FHLMC represent either an undivided interest in a group of residential mortgages purchased by FHLMC or participations therein. Each FHLMC REMIC Certificate is a regular interest in a REMIC trust established by FHLMC and is a part of a series of multiclass mortgage participation certificates issued by FHLMC. Distributions on the FHLMC REMIC Securities are made on the 15th day of each month, of if such day is not a business day, on the next succeeding business day.

      FHLMC guarantees to each holder of a FHLMC REMIC Certificate the timely payment of interest and the payment of principal as principal payments are required to be made on the underlying Gold PCs and Gold Giant PCs in accordance with their terms. FHLMC guarantees to each holder of the Gold PC or Gold Giant PC the timely payment of interest and the timely payment of principal due to be paid on the underlying mortgage loans as


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calculated by FHLMC, to the extent of such holder's pro rata share of the unpaid principal balance of such mortgage loans. With respect to Stripped Giant PCs, FHLMC guarantees to each holder thereof the timely payment of interest, if any, at the applicable Stripped Giant PC interest rate and payment of principal, if any, as principal payments are required to be made on the underlying Gold PCs, Gold Giant PCs or FHLMC REMIC Certificates. A series of FHLMC REMIC Certificates may be redeemed in whole, but not in part, at the option of FHLMC on any distribution date on or after the date on which, after giving effect to principal payments to be made on such series on such date, the aggregate outstanding principal amount of such series is less than 1% of the aggregate original principal amount of such series. Stripped Giant PCs are not redeemable, but a Stripped Giant PC backed by a FHLMC Multiclass PC will be retired if such Multiclass PC is redeemed.

      The guarantee of FHLMC is solely the obligation of FHLMC and is not backed by the full faith and credit of the United
States.

      Federal National Mortgage Association

      FNMA is a federally-chartered and privately-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, as amended. FNMA was originally established in 1938 as a United States government agency to provide supplemental liquidity to the mortgage market and was transformed into a stockholder-owned and privately-managed corporation by legislation enacted in 1968.

      FNMA provides funds to the mortgage market primarily by purchasing mortgage loans from lenders, thereby replenishing their funds for additional lending. FNMA acquires funds to purchase mortgage loans from many capital market investors that may not ordinarily invest in mortgages, thereby expanding the total amount of funds available for housing.

      FNMA Certificates

      FNMA Certificates are Guaranteed Mortgage Pass-Through Certificates representing fractional undivided interests in a pool of mortgage loans formed by FNMA. Each mortgage loan must meet the applicable standards of the FNMA purchase program. Mortgage loans comprising a pool are either provided by FNMA from its own portfolio or purchased pursuant to the criteria of the FNMA purchase program.

      Mortgage loans underlying FNMA Certificates held by the Company may include conventional mortgage loans, FHA Loans or VA Loans. Original maturities of substantially all of the conventional, level payment mortgage loans underlying a FNMA Certificate are expected to be between either 8 to 15 years or 20 to 30 years. The original maturities of substantially all of the fixed rate level payment FHA Loans or VA Loans are expected to be 30 years.

      Mortgage loans underlying a FNMA Certificate may have annual interest rates that vary by as much as two percentage points from each other. The rate of interest payable on a FNMA Certificate is equal to the lowest interest rate of any mortgage loan in the related pool, less a specified minimum annual percentage representing servicing compensation and FNMA's guaranty fee. Thus, the annual interest rates on the mortgage loans underlying a FNMA Certificate will generally be between 50 basis points and 250 basis points greater than the annual FNMA Certificate pass-through rate. FNMA Certificates may also be backed by adjustable rate mortgages.

      FNMA guarantees to each registered holder of a FNMA Certificate that it will distribute amounts representing such holder's proportionate share of scheduled principal and interest payments at the applicable pass-through rate provided for by such FNMA Certificate on the underlying mortgage loans, whether or not received, and such holder's proportionate share of the full principal amount of any foreclosed or other finally liquidated mortgage loan, whether or not such principal amount is actually recovered. The obligations of FNMA under its guarantees are obligations solely of FNMA and are not backed by, nor entitled to, the full faith and credit of the United States. If FNMA were unable to satisfy its obligations, distributions to holders of FNMA Certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, monthly distributions to holders of FNMA Certificates would be affected by delinquent payments and defaults on such mortgage loans.

FNMA REMIC Securities

      The FNMA REMIC Securities consist of REMIC securities issued or guaranteed by FNMA ("FNMA REMIC Certificates"), which represent beneficial ownership interests in one or more (i) FNMA REMIC Trusts, the assets of which consist of primarily FNMA Guaranteed Mortgage Pass-Through Certificates ("FNMA MBS Certificates"); (ii) FNMA Stripped Mortgage-Backed Securities ("FNMA SMBS Certificates") which represent beneficial ownership interests in the principal distributions on certain FNMA MBS Certificates held in the form of one or more Guaranteed MBS Pass-Through Securities ("Mega Certificates") representing interests in a pool of FNMA MBS Certificates; (iii) Ginnie Mae Certificates; or (iv) previously-issued FNMA REMIC Certificates. FNMA REMIC Securities may also include other REMIC securities issued or guaranteed by FNMA which are secured directly or indirectly by mortgages. FNMA MBS Certificates represent beneficial ownership interests in pools of residential mortgage loans.

      Each of the FNMA REMIC Certificates is a REMIC regular interest in a REMIC trust established by FNMA and is part of a multiclass issuance of REMIC pass-through certificates issued by each REMIC trust. Distributions on the FNMA Securities are made on the 25th day of each month or, if such day is not a business day, on the next succeeding business day.

      FNMA guarantees to each holder of a FNMA REMIC Certificate the timely distribution of required installments of principal and interest and the distribution of the principal balance of each FNMA REMIC Certificate in full no later than the final distribution date specified for such FNMA REMIC Certificate whether or not sufficient funds are available therefor in the related trust. FNMA guarantees to each holder of a FNMA MBS Certificate the timely distribution of scheduled installments of principal of an interest on the underlying mortgage loans, whether or not received, and the distribution of the full principal balance of any foreclosed mortgage loan. With respect to FNMA SMBS Certificates, FNMA acknowledges that its obligations to make distributions to holders of FNMA SMBS Certificates are primary obligations of FNMA ranking on a parity with its obligations under its guaranty of the related Mega Certificates. FNMA further acknowledges that FNMA is directly obligated to the holders of FNMA SMBS Certificates in respect of such guaranty obligations to the same extent as if such holders were holders of such Mega Certificates. FNMA may repurchase the underlying mortgage loans, thus indirectly effecting an early termination of the related REMIC trust or FNMA SMBS Certificates, if only one mortgage loan remains in the pool of underlying mortgage loans or the aggregate principal balance of all underlying mortgage loans is less than one percent of the aggregate original principal balance of such mortgage loans.

      The guarantee of FNMA is solely the obligation of FNMA and is not backed by the full faith and credit of the United States.

      Agency Collateralized Securities

      Agency Collateralized Securities are issued by trusts established by private companies not related to GNMA, FNMA or FHLMC ("Sponsors") and are rated AAA by Standard & Poor's as to creditworthiness. The assets of such trusts are, directly or indirectly, Agency Securities, REMIC Agency Securities or other previously issued Agency Collateralized Securities. The Sponsors do not guarantee the timely payment of principal and interest on the Agency Collateralized Securities.

      The risks generally associated with Agency Collateralized Securities are the same risks as those associated with Agency Securities in terms of economic risks such as yield and prepayment. Such Securities carry an additional risk relating to the creditworthiness of the private company (the "Sponsor") that establishes a separate entity (usually a trust). Such entity is typically interposed to insulate the holders of the Securities from the risk of bankruptcy of the Sponsor. This structure is reflected in the AAA rating accorded to Agency Collateralized Securities by Rating Agencies. It is nonetheless possible that the bankruptcy of the Sponsor could adversely affect the assets of the trust and the holders of the Securities.

      Agency Collateralized Securities accounted for 0.96% (by unpaid principal balance) of the Company's portfolio as of December 31, 1997 and for 0.82% as of March 31, 1998. The two Agency Collateralized Securities in the Portfolio as of such date are Collateralized Mortgage Obligation Trust 66, Class F bonds (issued by a Salomon Brothers Inc affiliate) (the "Class F Bonds") and Morgan Stanley Mortgage Trust 41, Class 1 bonds (the "Class 1 Bonds"). Each of these Agency Collateralized Securities is backed by GNMA certificates which represent interests in separate pools of mortgages originated at separate times and that bear different interest rates. The GNMA certificates backing the Class 1 Bonds have a pass-through rate of 10% and the GNMA certificates backing the Class F Bonds have a pass-through rate of 9.5%. Each of these Agency Collateralized Securities has different rights to principal prepayments. The interest rate per annum on the Class 1 Bonds is equal to one-month U.S. LIBOR plus 65 basis points and the interest rate per annum on the Class F Bonds is equal to one-month U.S. LIBOR plus 60 basis points.

DESCRIPTION OF THE PORTFOLIO

      Purchase

      The Company acquired the Initial Portfolio on the Closing Date pursuant to the terms of a securities purchase agreement with the Branch (the "Portfolio Securities Purchase Agreement"). The Branch represented to the Company that the aggregate characteristics of the securities purchased from it and included in the Initial Portfolio were substantially the same as those described in the Offering Memorandum relating to the Series A Preferred Securities dated December 1, 1997, and that such securities were free and clear of any liens, charges and encumbrances. The Branch is obligated to repurchase any securities sold by it to the Company as to which there is a material breach of any such representation or warranty, unless the Branch elects to substitute a qualified security for such security or pay damages to the Company compensating the Company for such breach. The repurchase price for any such security is the higher of (i) the outstanding unpaid principal amount of such security as of the most recent date as of which the issuer of such security (or an authorized person acting on behalf of the issuer) has announced the outstanding unpaid principal amount of such security or released information permitting holders of such security to calculate its outstanding unpaid principal amount plus accrued and unpaid interest, and (ii) the market value of such security, as if such security was not impaired due to such breach, in each case as of the date of repurchase. The damage payment with respect to any such securities will be equal to the excess of (i) the higher of the unpaid principal balance plus accrued and unpaid interest and the market value of such security, as if such security was not impaired due to such breach, over (ii) the market value of the Company's interest in such security given the occurrence of such breach, in each case as of the date the damage payment is made.

   General

      Set forth below is a description, as of December 31, 1997 and as of March 31, 1998, of the Portfolio.

      As of December 31, 1997, the Eligible Securities included in the Portfolio had an aggregate unpaid principal balance of $973,176,760 and an estimated market value of $997,748,181. As of such date, 26.85% (by aggregate unpaid principal balance) of the securities in the Portfolio were floating rate REMIC securities ("Floating-rate REMICs"), 4.81% were fixed rate REMIC securities ("Fixed-rate REMICs"), 36.19% were Agency ARMs, 17.76% were Agency Hybrid ARMs and 14.39% were Treasuries.

      As of March 31, 1998, the Eligible Securities included in the Portfolio had an aggregate unpaid principal balance of $998,595,586 and an estimated market value of $1,021,541,711. As of such date, 27.06% (by aggregate unpaid principal balance) of the securities in the Portfolio were Floating-rate REMICs, 4.69% were Fixed-rate REMICs, 31.35% were Agency ARMs, 22.87% were Agency Hybrid ARMs and 14.02% were Treasuries. See "General Description of Eligible Securities -- Types of Eligible Securities" for a brief description of the types of underlying mortgages.

      The following table sets forth certain information with respect to each type of security included in the Portfolio:

                                                                 Portfolio

                                                          As of December 31, 1997


                                                 Aggregate Unpaid     Percentage of Portfolio              Weighted Average
                                                Principal Balance      by Aggregate Unpaid     Number of      Life Range
  Type of Security                                     ($000)            Principal Balance     Securities     (years)(1)
---------------------                           ------------------  -------------------------- ----------  -----------------
Floating-rate REMICs ........................          $261,330              26.853%               18        0.46 - 4.41
Fixed-rate REMIC ............................            46,839               4.813                 1               10.7
Agency ARMs .................................           352,204              36.191                22        5.57 - 6.80
Agency Hybrid ARMs ..........................           172,804              17.757                 6        5.49 - 5.68
Treasuries ..................................           140,000              14.386                 2            8.8-9.4
                                                        -------              -----                 --        -----------
TOTAL .......................................          $973,177             100.00%                49        0.46 - 10.7
                                                       ========             ======                 ==        ===========


----------------
(1)   Determined as described under "--Prepayment Analysis"
      herein (except for Treasuries where it equals the number of years to the maturity date), and subject to the assumptions and qualifications in that section. Prepayments will not
      occur at the rate assumed and the actual weighted average
      lives of the securities may differ significantly from those shown.

                                                          As of March 31,1998


                                                 Aggregate Unpaid     Percentage of Portfolio              Weighted Average
                                                Principal Balance      by Aggregate Unpaid     Number of      Life Range
  Type of Security                                     ($000)            Principal Balance     Securities     (years)(1)
---------------------                           ------------------  -------------------------- ----------  -----------------
Floating-rate REMICs ........................          $270,266              27.07%                19        0.33 - 4.05
Fixed-rate REMIC ............................            46,839               4.69                  1              10.31
Agency ARMs .................................           313,084              31.35                 26        5.58 - 6.69
Agency Hybrid ARMs ..........................           228,406              22.87                 12        5.14 - 5.69
Treasuries ..................................           140,000              14.02                  2            8.5-9.1
                                                        -------              ------                 -         ----------
TOTAL .......................................          $998,596             100.00%                60        0.33 -10.31
                                                       ========             ======                 ==        ===========

--------------
(1) Determined as described under "--Prepayment Analysis" herein (except for Treasuries where it equals the number of years to the maturity date), and subject to the assumptions and qualifications in that section. Prepayments will not occur at the rate assumed and the actual weighted average lives of the securities may differ significantly from those shown.

      DESCRIPTION OF TYPES OF SECURITIES

      Floating-rate REMICs

      Floating-rate REMICs are backed by Agency Securities where a particular portion of the cash flows are directed to the Floating-rate REMICs. FNMA, FHLMC, and GNMA all guarantee the full and timely payment of principal and interest on the pools of mortgages, which flow through to the REMICs. These REMICs are floating-rate securities that reset monthly at the then-current rate of one month LIBOR plus a margin (except one Floating-rate REMIC, see note (2) to the table below). They are subject to a lifetime cap and floor. The cap, floor, and margin all vary by security. The Floating-rate REMICs have final remaining periods to their stated maturities ranging from 8.67 to 29.55 years (as of December 31, 1997) and from 8.8 to 29.4 years (as of March 31,
1998). The latest stated maturity date of any Floating-rate REMIC in the Portfolio is July 2027.


                                                        FLOATING-RATE REMICS

                                                       As of December 31, 1997

                                              Current
                                               Unpaid                                     Margin        Weighted       Prepayment
                                              Principal         Current                  over LIBOR    Average Life      Speed
       Series                               Balance($000)       Coupon     Life Cap    (basis points)   (years)(1)     Assumption
----------------------------------------   -------------      -----------  ---------   --------------  ----------      ----------
FANNIE MAE 1993-210 FB .................     $ 45,170              6.525%        9%          40           2.84          150% PSA
FHLMC-GNMA 38 F ........................        8,111              6.625        10           50           3.48           200 PSA
FANNIE MAE 1997-28 FA ..................       26,187              6.02354      10           (2)          1.50            50 CPR
FANNIE MAE 1996-51 FA ..................       16,007              6.625         9           50           2.31           335 PSA
FREDDIE MAC 1933 FR ....................        8,010              6.625         8.5         50           1.01           340 PSA
FANNIE MAE 1990-121 F ..................       21,845              6.925        11.5         80           3.98           335 PSA
Collateralized Mortgage
   Obligation Trust 66 F(3) ............        1,467              6.725        11           60           0.46           290 PSA
FREDDIE MAC 1382 LC ....................        4,221              6.525        10           40           1.15           250 PSA
FANNIE MAE 1992-141 FA .................        8,017              6.625        10.5         50           2.81           275 PSA
FREDDIE MAC 1256 CA ....................        6,202              6.825        10.5         70           1.84           345 PSA
Morgan Stanley Mortgage
   Trust 41 Class 1(4) .................        7,855              6.775        10           65           4.40           300 PSA
FANNIE MAE 1993-155 FG .................        5,159              6.625         9.5         50           1.25           172 PSA
FREDDIE MAC 1040 H .....................       22,586              7.075        11           95           4.02           330 PSA
FANNIE MAE 1997-37 F ...................       31,163              6.525        10           40           2.50           335 PSA
FANNIE MAE 1997-52 F ...................        9,515              6.625         9.5         50           2.69           245 PSA
FANNIE MAE 1997-42 F ...................        9,300              6.625         9           50           3.89           215 PSA
FANNIE MAE 1997-44 F ...................        9,724              6.525        10           40           4.41           225 PSA
FANNIE MAE 1997-67 FB ..................       20,791              6.525         9           40           1.23           320 PSA
Total ..................................     $261,330
                                            =========

---------------
(1) Determined as described under "--Prepayment Analysis" herein, and subject to the assumptions and qualifications in that section. Prepayments will not occur at the rate assumed and average lives of the securities may differ significantly from those shown.
(2) The FANNIE MAE 1997-28 FA security bears interest at a rate per annum equal to the weighted average coupon of the underlying ARM pools minus 1.45%. The coupon of each such ARM pool adjusts annually, reflecting the weighted averages of the net margins for the underlying mortgages in such pool and the then-current rate of the One-Year Constant
      Maturity Treasury Index, in each case as of the applicable date.
(3) Collateralized Mortgage Obligation Trust 66 was established as of June 24, 1991 by Salomon Brothers Mortgage Securities III, Inc.
(4) Morgan Stanley Mortgage Trust 41 was established as of December 1, 1991 by Morgan Stanley Capital I Inc.

                                                       FLOATING-RATE REMICS

                                                        As of March 31, 1998

                                              Current                                               Margin
                                               Unpaid     Prepayments                                over    Weighted
                                              Principal     since                                   LIBOR    Average    Prepayment
                                               Balance    January 1,       Current                  (basis    Life        Speed
       Series                                  ($000)       1998(1)         Coupon     Life Cap     points) (years)(2)  Assumption
----------------------------------------      ---------   ----------      ---------    --------    -------- ----------  ----------
FANNIE MAE 1993-210 FB .................     $ 42,052     $  3,118           6.15%         9%         40      2.83        163 PSA
FHLMC-GNMA 38 F ........................        7,482          628           6.25         10          50      3.19        215 PSA
FANNIE MAE 1997-28 FA ..................       22,147        4,040           6.048        10          (3)      1.5         50 CPR
FANNIE MAE 1996-51 FA ..................       15,599          408           6.25          9          50       1.82       430 PSA
FREDDIE MAC 1933 FR ....................            0        8,010(4)
FANNIE MAE 1990-121 F ..................       20,302        1,543           6.55         11.5        80       3.87       350 PSA
Collateralized Mortgage
   Obligation Trust 66 F ...............          987          479           6.35         11          60       0.33       316 PSA
FREDDIE MAC 1382 LC ....................        3,496          724           6.15         10          40       0.97       285 PSA
FANNIE MAE 1992-141 FA .................        7,406          611           6.25         10.5        50       2.71       295 PSA
FREDDIE MAC 1256 CA ....................        5,662          540           6.45         10.5        70       1.75       350 PSA
Morgan Stanley Mortgage
   Trust 41 Class 1 ....................        7,238          604           6.338        10          65       4.05       320 PSA
FANNIE MAE 1993-155 FG .................        4,221          938           6.25          9.5        50       1.28       202 PSA
FREDDIE MAC 1040 H .....................       21,284        1,302           6.7          11          95       3.98       334 PSA
FANNIE MAE 1997-37 F ...................       25,816        5,347           6.15         10          40        1.5       335 PSA
FANNIE MAE 1997-52 F ...................        8,612          903           6.25          9.5        50        2.5       325 PSA
FANNIE MAE 1997-42 F ...................        8,587          713           6.25          9          50        3.52      250 PSA
FANNIE MAE 1997-44 F ...................        9,533          191           6.15         10          40        2.42      275 PSA
FANNIE MAE 1997-67 FB ..................       17,785        3,006           6.15          9          40        0.82      400 PSA
FHR 2020 FB(5) .........................       18,043          427           6.172         9          50        3.3       205 PSA
FHR 1935 FA(5) .........................       24,014        1,185           6.35          9          60        2.64      400 PSA
Total ..................................     $270,266     $ 34,717
                                             ========     ========

--------------
(1) Or from the purchase date if the relevant security was purchased later.
(2) Determined as described under "--Prepayment Analysis" herein, and subject to the assumptions and qualifications in that section. Prepayments will not occur at the rate assumed and average lives of the securities may differ significantly from those shown.
(3) The FANNIE MAE 1997-28 FA security bears interest at a rate per annum equal to the weighted average coupon of the underlying ARM pools minus 1.45%. The coupon of each such ARM pool adjusts annually, reflecting the weighted averages of the net margins for the underlying mortgages in such pool and the then-current rate of the One-Year Constant Maturity Treasury Index, in each case as of the applicable date.
(4)   This Security was prepaid in full on February 15, 1998.
(5)   Security purchased on February 27, 1998.

      Fixed-rate REMICs

      Fixed-rate REMICs are backed by Agency Securities where a particular portion of the cash flows is directed to the Fixed-rate REMICs. FNMA, GNMA and FHLMC all guarantee the full and timely payment of principal and interest on the pools of mortgages, which flow through to the Fixed-rate REMIC. The only Fixed-rate REMIC included in the Portfolio has a coupon of 6.50%. Its stated maturity date is June 2026.

                       FIXED-RATE REMIC

                 As of December 31, 1997

                                 Current                             Prepayment
                                 Unpaid                   Weighted      Speed
                                Principal                 Average    Assumption
   Series                     Balance ($000)   Coupon   Life (years)     PSA
---------------------        ---------------  -------  ------------- ----------
FANNIE MAE 1997-56 PE ......    $ 46,839        6.50%      10.7         175%


                       FIXED-RATE REMIC

                    As of March 31, 1998

                                 Current                             Prepayment
                                 Unpaid                   Weighted      Speed
                                Principal                 Average    Assumption
   Series                     Balance ($000)   Coupon   Life (years)     PSA
---------------------        ---------------  -------  ------------- ----------
FANNIE MAE 1997-56 PE ......    $ 46,839        6.50%      10.31         175%

Agency ARMs

      The Agency ARMs in the ARM pools consist of securities having the timely payment of principal and interest generally guaranteed by GNMA, FNMA and FHLMC. The pools consist of adjustable rate mortgages, which reset annually at a rate equal to the then-current rate of the One-Year Constant Maturity Treasury Index (as defined below) plus a net margin. Each ARM pool is subject to a periodic cap and a lifetime cap, which vary by agency and pool. The latest stated maturity date of any Agency ARM in the Portfolio is February 2028.

      The One-Year Constant Maturity Treasury Index ("CMT") is the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H. 15(519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency. The Three-Year Constant Maturity Treasury Index is the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of three years as published in a similar manner as The One-Year Constant Maturity Treasury Index.

                                                                 AGENCY ARMs

                                                            As of December 31, 1997


                            Current Unpaid                                        Margin       Average     Weighted    Prepayment
                              Principal                                          over CMT     Number of    Average       Speed
                               Balance       Current    Periodic                  (basis      Months to      Life      Assumption
Pool No.(1)                     ($000)       Coupon       Caps      Life Cap      points)     Rate Reset   (years)(2)     (CPR)
--------------             ---------------   -------    --------    -------      --------     ----------   ----------  ----------
FN 394850 ............       $ 36,147         6.064%        2%       12.06%         233          5.5        5.63            20%
FN 397901 ............         44,511         5.887         2        11.89          233          6.6        5.63            20
FH 846384 ............         15,097         7.340         2        11.73          236          8.5        5.65            30
FN 374711 ............          8,702         5.716         2        11.68          212          3.6        5.60            20
FN 374773 ............         12,791         5.836         2        11.82          232          4.9        5.62            20
FH 410544 ............          6,440         5.914         2        11.91          238          7.6        5.68            20
FH 610727 ............         12,405         5.742         2        11.74          239          4.6        5.68            18
G2 080094 ............         49,508         6.000         1        11.00          150          9.0        6.80             8
FN 313242 ............          7,349         7.716         2        11.86          232          8.1        5.59            30
FN 367349 ............         12,089         5.929         2        11.93          235         11.0        5.61            30
FN 313311 ............          7,381         7.408         2        11.77          238          6.8        5.67            30
FN 363057 ............         10,630         5.449         2        11.39          221         11.9        5.60            30
FN 313190 ............          7,827         7.911         2        12.08          233          6.3        5.57            30
FN 363070 ............          6,195         5.494         2        11.50          220          7.3        5.61            18
FN 313377 ............         23,174         6.106         2        11.56          227         10.2        5.60            30
FN 370479 ............          9,288         5.328         2        11.33          234          6.8        5.60            30
FN 378243 ............          3,640         6.221         2        12.22          235          5.6        5.64            18
FN 313432 ............         32,645         5.954         2        11.81          235          0.5        5.62            30
FN 370478 ............          9,999         5.353         2        11.35          234          0.9        5.60            30
FN 396355 ............          8,366         5.600         2        11.80          233          5.5        5.62            18
FN 374774 ............          8,262         5.427         2        11.39          233          6.5        5.61            18
FN 391247 ............         19,758         6.561         2        11.38          224          7.9        5.68            30
   Total .............       $352,204
                             ========



(1)   "FN"= FNMA; "G"= GNMA; and "FH"= FHLMC.
(2) Determined as described under "--Prepayment Analysis" herein, and subject to the assumptions and qualifications in that section. Prepayments will not occur at the rate assumed and average lives of the securities may differ significantly from those shown.


                                                                AGENCY ARMs

                                                           As of March 31, 1998

                   Current
                   Unpaid      Prepayments                                         Margin       Average                Prepayment
                   Principal     since                                            over CMT     Number of   Weighted       Speed
                   Balance    January 1,     Current      Periodic      Life       (basis      Months to  Average Life   Assumption
Pool No. (1)       ($000)       1998(2)       Coupon       Caps          Cap       points)    Rate Reset   (years)(3)     (CPR)
-----------------  ------     ----------     --------     --------     ------     --------    ----------  ------------   ----------
FN 394850 ....... $ 29,188    $  6,958        6.066         2%         12.06%        233         3           5.64         20 CPR
FN 397901 .......   38,541       5,970        5.889         2          11.89         233         4           5.64         20 CPR
FH 846384 .......   12,266       2,831        7.658         2          11.73         236         5           5.66        166 PSA
FN 374711 .......    7,706         996        5.712         2          11.68         212         3           5.61         20 CPR
FN 374773 .......    7,682       5,109        6.306         2          11.82         232        12           5.63         20 CPR
FH 410544 .......    6,136         304        5.917         2          11.91         238         5           5.7         169 PSA
FH 610727 .......   11,696         709        5.746         2          11.74         239         2           5.69        171 PSA
G2 080094 .......   48,299       1,209        6.000         1          11.00         150         7           6.71        119 PSA
FN 313242 .......    4,922       2,427        7.672         2          11.86         232         5           5.6          30 CPR
FN 367349 .......    6,391       5,699        7.801         2          11.93         235         8           5.62         30 CPR
FN 313311 .......    5,413       1,968        7.713         2          11.77         238         5           5.57         30 CPR
FN 363057 .......    6,419       4,211        7.317         2          11.39         221         9           5.6          30 CPR
FN 313190 .......    6,375       1,452        7.877         2          12.08         233         4           5.58         30 CPR
FN 363070 .......    4,130       2,066        6.451         2          11.50         220        10           5.62         18 CPR
FN 313377 .......   16,043       7,130        7.446         2          11.56         227         7           5.6          30 CPR
FN 370479 .......    7,247       2,041        6.148         2          11.33         234        10           5.61         30 CPR
FN 378243 .......    3,154         487        6.193         2          12.22         235         3           5.65         18 CPR
FN 313432 .......   18,678      13,984        7.707         2          11.81         235         9           5.62         30 CPR
FN 370478 .......    5,145       4,853        7.313         2          11.35         234        10           5.61         30 CPR
FN 396355 .......    7,701         665        5.8           2          11.80         233         3           5.64         18 CPR
FN 374774 .......    3,767       4,494        6.189         2          11.39         233        11           5.63          1 CPR
FN 391247 .......   16,257       3,501        6.983         2          11.38         224         8           5.58         30 CPR
FN 419444 (4) ...    5,045           0        8.409         2          11.58         210         7           5.64         20 CPR
FN 422265 (4) ...   12,000           0        7.74          2          13.26         211        18           5.41         15 CPR
G 28506 (5) .....   15,951         533        7             1          12.5          150         7           6.49        198 PSA
G 280001 (5) ....    6,931         414        7             1          12.5          150        10           6.49        111 PSA
   Total ........ $313,084    $ 80,011
                  ========    ========

--------------
(1)   "FN"= FNMA; "G"= GNMA; and "FH"= FHLMC.
(2) Or from the purchase date if the relevant security was purchased later.
(3) Determined as described under "--Prepayment Analysis" herein, and subject to the assumptions and qualifications in that section. Prepayments will not occur at the rate assumed and average lives of the securities may differ significantly from those shown.
(4)   Security purchased on March 31, 1998.
(5)   Securities purchased on January 30, 1998.

      Agency Hybrid ARMs

      The Agency Hybrid ARMs in the ARM pools consist of securities having the timely payment of principal and interest guaranteed by FNMA and FHLMC. The pools consist of mortgages that have a fixed coupon for a specified period of time, after which they reset annually at a rate equal to the then-current rate of the One-Year Constant Maturity Treasury Index (as defined above) plus the security net margin, except that pools underlying the Fannie Mae 422268 have a coupon that resets every three years at a rate equal to the then-current rate of the Three-Year Constant Maturity Treasury Index (as defined above) plus the security net margin. Each ARM pool is subject to a periodic cap and a lifetime cap which vary by pool. The length of the fixed period ranges from 42 to 105 months in the Portfolio, as of December 31, 1997 and from 17 to 103 as of March 31, 1998. The latest stated maturity date of any Agency Hybrid ARM in the Portfolio is August 2036.

                                            AGENCY HYBRID ARMs

                                          As of December 31, 1997

                                             Periodic Caps
                                           ------------------                               Average                      Prepayment
             Current Unpaid                              Sub-                 Margin       Number of     Weighted           Speed
            Principal Balance  Current     First      sequent      Life      over CMT       Months to   Average Life     Assumption
Pool No.(1)     ($ 000)        Coupon      Reset       Resets       Cap   (basis points)   Rate Reset    (years)(2)         (CPR)
----------- ----------------- --------    ------      -------      -----  --------------  -----------   ------------     ----------
FN 345856     $ 16,772         6.865%        2%          2%        11.86%       220           42.7         5.68              15%
FN 374138       17,753         6.349         2           2         11.35        221           48.7         5.57              15
FN 361370       48,016         7.559         5           2         13.56        227           53.5         5.50              15
FN 397136       13,014         7.750         2           2         13.75        214          105.6         5.56              15
FN 361372       68,308         7.881         5           2         12.88        226           85.5         5.49              15
FN 312824        8,941         7.375         5           2         12.38        225           84.5         5.49              15
Total         $172,804
              ========

---------------
(1)    "FN"=  FNMA.
(2) Determined as described under "--Prepayment Analysis" herein, and subject to the assumptions and qualifications in that section. Prepayments will not occur at the rate assumed and average lives of the securities may differ significantly from those shown.

                                             As of March 31, 1998

                Current                              Periodic Caps             Margin
                Unpaid    Prepayments               ----------------            over       Average        Weighted      Prepayment
               Principal     since                            Sub-               CMT       Number of      Average          Speed
                Balance     January 1,  Current     Firsts   equent     Life   (basis      Months to      Life          Assumption
Pool No.(1)     ($000)        1998       Coupon     Reset     Resets     Cap    points)    Rate Reset     (years)(2)       (CPR)
-----------   ----------  ------------  -------     ------   -------   -----   --------    ----------     ----------    ----------
FN 345856       $16,216       $556        6.865       2%       2%       11.86%    220          43          5.69             15%
FN 374138        17,091        663        6.351       2        2        11.35     221          47          5.58             15
FN 361370        43,562      4,455        7.546       5        2        13.56     227          52          5.5              15
FN 397136        12,182        832        7.748       2        2        13.75     214         104          5.58             15
FN 361372        60,093      8,214        7.879       5        2        12.88     226          84          5.49             15
FN 312824         7,884      1,057        7.375       5        2        12.38     225          83          5.49             15
FN 362968(3)      5,966        436        7.75        6        2        12.27     223          85          5.52             15
FN 374917(3)      8,933        661        6.75        5        2        11.74     138          72          5.58             15
FN 403006(3)      9,961         20        6.502       5        2        11.5      147          80          5.6              15
FN 404484(3)      9,958         24        6.501       5        2        11.5      148          80          5.6              15
FN 422276(4)     31,500          0        8.409       2        2        13.23     227          44          5.45             15
FN 422268(4)(5)   5,061          0        8.409       3        3        12.94     238(5)       24          5.14             15
Total          $228,406    $16,918
               ========    =======

--------------------
(1)  "FN"= FNMA.

(2) Determined as described under "--Prepayment Analysis" herein, and subject to the assumptions and qualifications in that section. Prepayments will not occur at the rate assumed and average lives of the securities may differ significantly from those shown.

(3)  Securities purchased on January 30, 1998.

(4)  Securities purchased on March 31, 1998.

(5) The interest rate on this security is reset every three years on the basis of The Three-Year Constant Maturity
     Index.

                            TREASURIES

                      As of December 31, 1997

                          Current Unpaid                          Number of
                          Principal Balance                        Years to
   Security Description       ($000)         Coupon     Maturity   Maturity
------------------------  ----------------- -------    ---------   --------
Tnote 6.625 05/15/07 ....    $ 70,000        6.625%    05/15/2007     9.4
Tnote 6.5 10/15/06 ......      70,000        6.500     10/15/2006     8.8
                             --------
      Total .............    $140,000
                             ========

-------------------

                       As of March 31, 1998


                          Current Unpaid                          Number of
                          Principal Balance                        Years to
   Security Description       ($000)         Coupon     Maturity   Maturity
------------------------  ----------------- -------    ---------   --------
Tnote 6.625 05/15/07 ....    $ 70,000        6.625%    05/15/2007     9.2
Tnote 6.5 10/15/06 ......      70,000        6.500     10/15/2006     8.6
                             --------
      Total .............    $140,000
                             ========

-------------------

PREPAYMENT ANALYSIS

   Mortgage Prepayments

      The rates of principal payments on the Mortgage-Backed Securities depend indirectly on the rates of principal payments on the related underlying mortgages. Mortgage principal payments may be in the form of scheduled amortization or partial or full prepayments. "Prepayments" include prepayments by the borrower, liquidations resulting from default, casualty or condemnation and payments made by the related Agency pursuant to its guarantee of principal (other than scheduled amortization) on such securities. The underlying mortgages are subject to prepayment at any time without penalty.

      Mortgage prepayment rates are likely to fluctuate significantly. In general, when prevailing mortgage interest rates decline significantly below the interest rates on the underlying mortgages, the prepayment rate on the underlying mortgages is likely to increase, although a number of other factors also may influence the prepayment rate. See Item 2 for a discussion of the prepayment history of the securities in the Portfolio.

   Prepayment Models

      Prepayments on pools of mortgages are commonly measured relative to a variety of prepayment models. The models used herein are the standard prepayment model of The Bond Market Association, an industry trade association, or "Standard Prepayment Model", and the constant prepayment rate ("CPR"). The Standard Prepayment Model was used to determine the weighted average lives of the securities in the Portfolio that are backed by pools of fixed-rate mortgage loans (all but one of the Floating-Rate REMICs and the Fixed-Rate REMIC). Such model was designed for fixed rate collateral and is generally considered inappropriate for analyzing the prepayment speeds of adjustable rate mortgage loans. The CPR model was used to determine the weighted average lives of the securities in the Portfolio that are backed by pools of adjustable rate mortgage loans (one of the Floating-Rate REMICs and all of the Agency ARMs and Agency Hybrid
ARMs). Such model is the market standard for analyzing securities backed by adjustable rate mortgage loans.

      The Standard Prepayment Model assumes that mortgages will prepay at an annual rate of 0.2% in the first month after origination, that the prepayment rate increases at an annual rate of 0.2% per month up to the 30th month after origination and that the prepayment rate is constant at 6% per annum in the 30th and later months (this assumption is called "100% Prepayment Speed Assumption" or "100% PSA"). The Standard Prepayment Model assumes that mortgages of the same age since origination will have the same prepayment behavior. The percentage of PSA that is assumed reflects other characteristics of the mortgages. For example, at 100% PSA, mortgages with a loan age of three months (i.e., mortgages in their fourth month after origination) are assumed to prepay at an annual rate of 0.8%. "0% PSA" assumes no prepayments; "50% PSA" assumes prepayment rates equal to 0.50 times 100% PSA; "200% PSA" assumes prepayment rates equal to 2.00 times 100% PSA; and so forth.

      The CPR model assumes a constant rate of prepayments on an annualized basis. For example, at 10% CPR, mortgage loans are assumed to prepay at a rate of 10% per annum. The CPR assumptions used assume a stable interest rate environment (i.e., that the interest rate in effect on the date the calculations were performed will remain in effect for the life of the security). The choice of the specific CPR applicable to each of the securities in the Portfolio that is backed by a pool of adjustable rate mortgage loans was based on the weighted average maturity of such pool, as follows:

Weighted Average
Maturity/Other Pool
Characteristics     CPR Assumed           Description
------------------- -----------  ------------------------------------------
  > 350 months         18%       New loans that do not provide the borrower
non-convertible                  with the right to convert to a fixed mortgage
                                 rate on an expedited basis
  > 350 months         20        New loans that provide the borrower with
  convertible                    the right to convert to a fixed mortgage rate
                                 on an expedited basis and typically
                                 experience faster prepayments
  < 350 months         30        Seasoned adjustable rate mortgages, which
                                 typically experience extremely fast
                                 prepayment speeds
   GNMA loans           8        Borrowers qualify for FHA mortgages, are
                                 low income borrowers, have lower balances
                                 and higher loan to value ratios than FNMA
                                 or FHLMC borrowers, which factors
                                 typically lead to slower prepayment speeds
  Hybrid ARMs          15        Relatively new loans with limited historical
                                 data available


      PSA and CPR are not descriptions of historical prepayment experience or a prediction of the rate of prepayment of the underlying mortgages.

   Weighted Average Life

      The weighted average life of a security refers to the average amount of time that will elapse from the date of its purchase by the Company until each dollar of principal has been repaid to the investor. The weighted average life of an issue of mortgage-backed securities depends primarily on the rate at which principal is paid on the related mortgages. In each case, the Company has calculated the weighted average life by (i) multiplying the assumed net reduction, if any, in the principal amount on each payment date for such mortgage-backed securities by the number of years from the date of purchase by the Company for such mortgage-backed securities to such payment date, (ii) summing the results and (iii) dividing the sum by the aggregate amount of the assumed net reductions in principal amount.

   Modeling Assumptions

      The weighted average lives set forth herein have been prepared on the basis of characteristics of the mortgage-backed securities and the related underlying mortgages included in the Portfolio. The weighted average lives are based on the following assumptions (the "Modeling Assumptions"), among others:

      1. as of December 31, 1997 and March 31, 1998, the mortgage-backed securities have the principal balances set forth in the tables above;

      2. each mortgage loan underlying a mortgage-backed security has characteristics equal to the weighted average of the characteristics of the mortgage loans in the applicable pool as reported on Bloomberg Financial Markets ("Bloomberg") on December 31, 1997 and on March 31, 1998;

      3. scheduled monthly payments of principal and interest on the underlying mortgages are received on a timely basis and no defaults occur;

      4. principal prepayments on the underlying mortgage loans for the Floating-rate REMICs and the Fixed-rate REMICs will be received at the respective percentages of the applicable prepayment assumption as reported on the Median Dealer Pre-Payment Forecasts page of Bloomberg on December 31, 1997 and on March 31, 1998 and set forth in the above tables. For the Agency ARMs, the Agency Hybrid ARMs and the FANNIE MAE 1997-28 FA, prepayments are assumed to be received at the CPR set forth in the above tables;

      5. the applicable issuer and underlying servicer do not repurchase any underlying mortgage loan and do not make an optional redemption;

      6. with respect to the Agency ARMs and Agency Hybrid ARMs, the level of the One-Year Treasury Index remains constant at 5.20% per annum (as of December 31, 1997) and at 5.41% per annum (as of March 31, 1998);

      7. with respect to the Agency ARMs and Agency Hybrid ARMs, the scheduled monthly payment for each underlying mortgage loan is adjusted on its next payment date, based upon a security coupon rate equal to the sum of (a) the assumed rate of the One-Year Treasury Index set forth in item 6 above, and
   (b) the applicable security net margin, so that such scheduled monthly payment would amortize the remaining balance by the end of the weighted average remaining term to stated maturity for the mortgage loans in the applicable pool as reported on Bloomberg on December 31, 1997 and on March 31, 1998.

MANAGEMENT POLICIES AND PROGRAMS

      Pursuant to the Services Agreement between the Company and the Branch, the Branch maintains the Portfolio in accordance with the Base Investment Policy Guidelines (as described below and as set forth in Section 6.2(b) of the Charter) and, at any time when the Series A Preferred Securities are not registered under
Section 12(g) of the Exchange Act, the Additional Investment Policy Guidelines (as described below and as set forth in Section 6.2(c) of the Charter). In addition, the Company's Charter specifies certain policies with respect to the acquisition and disposition of securities, use of capital and leverage. The amendment of certain policies requires the approval of the member, or a majority of the members, of the Company's Board of Directors who are not a current officer or employee of the Company, the Bank or any affiliate of the Bank or of any person or persons that, in the aggregate, owns or own more than 50% of the outstanding Common Securities (an "Independent Director"). See Item 11, "Description of Series A Preferred Securities -- Independent Director Approval".

   Asset Acquisition and Disposition Policies

      Subsequent to the acquisition of the Initial Portfolio, the Company will purchase from time to time and in accordance with the Base Investment Policy Guidelines and, at any time when the Series A Preferred Securities are not registered under Section 12(g) of the Exchange Act, the Additional Investment Policy Guidelines, additional securities from third parties unaffiliated with the Bank out of proceeds received in connection with (i) the issuance of additional Common Securities and additional Preferred Securities or (ii) the repayment of securities upon maturity or the prepayment of securities.

      Under the Base Investment Policy Guidelines, (i) the Company may not acquire any assets other than Eligible Securities; (ii) subject to limited exceptions, the Company may not dispose of securities owned by it prior to their maturity without the consent of a majority of the Independent Directors (which consent the Company does not expect to be generally available); and (iii) the Company may not dispose of securities owned by it primarily for the purpose of realizing gain or decreasing loss.

      Under the Additional Investment Policy Guidelines, the Company (i) may not acquire assets other than Agency Securities, Treasuries or Short-Term Instruments and (ii) must comply with rules concerning (a) the accumulation of amounts of proceeds from the prepayment or repayment of securities before reinvestment thereof in Eligible Securities, (b) the procedure to be followed for such reinvestment and (c) the criteria (as to issuer, type of securities, weighted average life, maturity and yield) to be applied in selecting new securities. The Company's Charter further provides that the Base and the Additional Investment Policy Guidelines may not be amended without the consent of a majority of the Independent Directors. On December 19, 1997, the Board of Directors of the Company adopted resolutions establishing the Company's policy concerning the short-term investment of interest payments and payments of principal amounts with respect to securities pending either reinvestment in additional Eligible Securities or payment of dividends on the Company's Securities. Such policy provides that interest amounts will be invested in the highest yielding fixed-rate certificates of deposit offered by the Trustee maturing on Dividend Payment Dates and that principal amounts will be invested in a specified offshore deposit account offered by the Trustee.

   Capital and Leverage Policies

      The Company's principal liquidity needs are and will be to pay dividends on the Series A Preferred Securities and to fund the acquisition of additional Eligible Securities as securities held by the Company are repaid. The acquisition of such additional securities is and will be funded with the proceeds of principal distributions on the securities included in the Portfolio or the issuance of additional Common Securities and additional Preferred Securities. The Company has not had and does not anticipate that it will have any other material capital expenditures. The Company believes that the amounts generated from the payment of interest on securities in the Portfolio will provide sufficient funds to meet both operating requirements and payment of dividends by the Company for the foreseeable future.

      The Company is prohibited by its Charter from incurring any indebtedness for borrowed money.

      To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings or retention of cash flow or a combination of these methods. The Company may issue additional series of Preferred Securities. However, the Company may not issue additional Preferred Securities senior to the Series A Preferred Securities without the consent of holders of at least 66 2/3% (by liquidation preference) of the outstanding Series A Preferred Securities at that time, and the Company may not issue additional Preferred Securities on a parity with the Series A Preferred Securities without the approval of a majority of the Company's Independent Directors. The Company may issue additional Preferred Securities if such issuance would appear to provide the Bank with cost-effective means of raising capital for bank regulatory purposes at the time.

   Conflict of Interest Policies

      Because of the nature of the Company's relationship with the Bank and its affiliates, conflicts of interest will arise with respect to certain transactions. The officers of the Company are (and the Company anticipates that all future officers will be) officers or employees of the Branch, the Bank or one of its affiliates. Pursuant to the Services Agreement between the Company and the Branch, the Branch will maintain the Company's portfolio of securities as described herein and provide certain accounting, legal, tax and other support services to the Company. Conflicts of interest will arise between the discharge by such individuals of their duties as officers or employees of the Company on the one hand and the Branch, the Bank or one of its affiliates on the other hand. It is, however, the Company's policy that the terms of any financial dealings with the Branch, the Bank or one of its affiliates will be consistent with those available from third parties in the securities markets.

      It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank or its affiliates, on the other hand, including without limitation the Portfolio Securities Purchase Agreement, are fair to all parties and are consistent with market terms for such types of transactions. The requirement in the Company's Charter that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and the Bank and its affiliates. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.

   Other Policies

      The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940 (the "1940 Act"). The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in investments, (iv) offer securities in exchange for property, or (v) make loans to third parties, including, without limitation, officers, directors or other affiliates of the Company. The Company may, under certain circumstances, purchase the Series A Preferred Securities and other of its capital securities in the open market or otherwise, provided, however, that, other than during a Shift Period (as defined in Item 11), the Company will not redeem or repurchase any of its Common Securities for so long as any Series A Preferred Securities are outstanding without the approval of a majority of the Independent Directors, unless the Company concurrently redeems an equal proportion of the aggregate liquidation preference (based on the aggregate redemption price) of Series A Preferred Securities unless (i) the General Secretariat of the French Banking Commission (Secretariat general de la Commission bancaire) shall have approved such redemption or repurchase and (ii) each of Moody's Investors Service Inc. and Standard and Poor's (each, a "Rating Agency") then rating the Series A Preferred Securities shall have informed the Company that the redemption or repurchase of such Common Securities would not adversely affect its initial rating of the Series A Preferred Securities.

COMPETITION

      The Company will purchase Eligible Securities in addition to those in the Portfolio as needed to maintain the Company's operations and such additional Eligible Securities will be purchased from third parties that are unaffiliated with the Bank. The Company competes with investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers and insurance companies in acquiring its additional Eligible Securities. Such competition may result in the Company purchasing Eligible Securities with lower spreads than those earned on the securities in the Portfolio. The Company does not expect any decrease in spreads resulting from increased competition to have a material adverse effect on its results of operations. Because of the coverage that the size of the Portfolio provides for the payment of dividends on the Series A Preferred Securities, a change in spreads would not significantly impact the global yield of the Portfolio or the ability of the Company to pay such dividends, unless both prevailing interest rates and spreads on Eligible Securities were to decline dramatically and durably. In such case, the effect of lower interest rates would significantly outweigh the effect of lower spreads.

PLAN OF OPERATION FOR THE REMAINDER OF THE 1998 FISCAL YEAR

      The Company intends to continue to manage the securities in the Portfolio in a manner consistent and complying with the Base and Additional Investment Policy Guidelines in order to generate revenues commensurate with the payment of dividends on the Series A Preferred Securities and the Common Securities.

Item 2.  Financial Information

SELECTED FINANCIAL DATA

The following table sets forth selected financial data as of March 31, 1998 and December 31, 1997 and for the three-month period ended March 31, 1998 and the period from December 5, 1997
(inception) through December 31, 1997.

(in thousands, except per share and yield data)
                                                               Period from
                                                             December 5, 1997
                                     Three-month period       (inception) to
                                     ended March 31, 1998   December 31, 1997
                                     --------------------   -----------------
Statement of Income:
--------------------

Interest income                             $12,898            $ 4,188

Net income                                  $12,846            $ 4,142

Average number of redeemable
Common Securities outstanding                53,011             53,011

Net income per redeemable
Common Security                             $242.32            $ 78.14

Balance Sheet:
--------------

Investment Securities at fair value      $1,021,541           $997,748

Total Assets: 1                          $1,912,912         $2,032,914

Series A Preferred Securities
outstanding                                $500,000           $500,000

Total Redeemable
Common Securities,
Preferred Securities and
Securityholders' Equity                  $1,046,933         $1,034,258

Other Data:
-----------

Comprehensive income 2                      $12,675            $ 4,142

Dividends paid on Series A
Preferred Securities                             --                --

Dividends paid on redeemable
Common Securities                                --                --

Number of Series A
Preferred Securities outstanding             50,000             50,000

Number of redeemable Common
Securities outstanding                       53,011             53,011

Average yield on investment securities        5.08%              5.92%


-------------------------
1 Includes a receivable of $864,204 and $996,260 at March 31, 1998 and December 31, 1997, respectively, arising from the application of Statement of Financial Accounting Standards No. 125 ("SFAS 125") to the purchase by the Company of the Initial Portfolio from the Branch. See Note 3 to the Financial Statements of the Company included in Item 13 hereof. Neither the Bank nor the Branch, however, has any obligation to repay any part of the purchase price for the Initial Portfolio or to repurchase or redeem any of the securities included therein.

2 Comprehensive income, established in accordance with Statement of Financial Accounting Standards No. 130, includes net income, as reported, as well as the change in unrealized gains and losses on available-for-sale securities and in the obligation arising from the receipt of securities, pursuant to the application of SFAS 125.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The Company was formed on October 14, 1997 and commenced operations on December 5, 1997. The following discussion pertains to the period from December 5, 1997 through December 31, 1997 and to the three-month period ended March 31, 1998.

   Results of Operations

      Period from December 5, 1997 through December 31, 1997
      ------------------------------------------------------

      During the period from December 5, 1997 through December 31, 1997, the Company had revenues of $4,188,125. This amount consisted entirely of interest income. Interest on the securities in the Portfolio amounted to $4,162,524, representing an aggregate average yield of 5.92%. Interest earned and average yield with respect to each category of security in the Portfolio was as follows: Floating-rate REMICs ($1,175,000, 6.34%); Fixed-rate REMICs ($225,000, 6.92%); Agency ARMs ($1,443,000,
5.62%); Agency Hybrid ARMs ($708,000, 5.66%); and Treasuries ($612,000, 5.86%). The average book value of the Portfolio during the period was $1,010,016,312, reflecting the following prepayments: Agency ARMs ($18,597,468), Floating rate REMICs ($6,986,866) and Agency Hybrid ARMs ($3,389,795). The Company also recorded $25,601 of interest income from the short-term investment of (i) interest payments on securities in the Portfolio and (ii) such prepayments of principal.

      The aggregate market value of the securities in the Portfolio at December 31, 1997 was higher than the book value by approximately 0.24%, due to a net decrease in interest rates.
Because management intends to hold such securities until maturity, the unrealized net gain of approximately $2,350,000 was not recognized in reporting income.

      Operating expenses for the period totaled $45,877. Operating expenses consisted of audit fees, an accrued portion of the fees of Citibank as Trustee and of the Branch under the Services Agreement, a fee of $8,000 payable to French American Banking Corporation ("FABC") as dividend paying agent, registrar and transfer agent, and the independent director's fee of $6,000.

      The Company's net income during the period from December 5 to December 31, 1997 was $4,142,248. No dividends were declared during this period with respect to either the Series A Preferred
Securities or the Common Securities.

      Three-Month Period Ended March 31, 1998
      ---------------------------------------

      During the three-month period ended March 31, 1998, the Company had revenues of $12,897,366. This amount consisted entirely of interest income. Interest on the securities in the Portfolio amounted to $12,518,075, representing an aggregate average yield of 5.08%. Interest earned and average yield with respect to each category of security in the Portfolio was as follows: Floating-rate REMICs ($3,797,043, 5.79%); Fixed-rate REMIC ($756,103, 6.45%); Agency ARMs ($2,826,433, 3.37%); Agency
Hybrid ARMs ($3,046,386, 6.28%); and Treasuries ($2,094,109,
5.79%). The average book value of the Portfolio during the period was $984,811,170, reflecting the following prepayments and reinvestments: prepayments of Floating-rate REMICs ($34,717,384), Agency ARMs ($80,011,697) and Agency Hybrid ARMs ($16,918,979); reinvestments in Floating-rate REMICs ($43,837,172), Agency ARMs ($29,467,210) and Agency Hybrid ARMs ($86,206,271). The Company also recorded $379,290 of interest income from the short-term investment of (i) interest payments on securities in the Portfolio and (ii) such prepayments of principal pending their reinvestment.

      The decrease in the aggregate yield on the securities in the Portfolio to 5.08% for the three-month period ended March 31, 1998 from 5.92% for the period from December 5, 1997 to December 31, 1997 was due primarily to prevailing market conditions resulting in a lower interest rate environment in the United States. At December 31, 1997, 85% of the Portfolio consisted of collateralized mortgage obligations (Floating-rate REMICs and Fixed-rate REMIC) and mortgage backed securities (Agency ARMs and Agency Hybrid ARMs) and 15% consisted of Treasuries. Floating rate securities accounted for 94.6% of the portfolio of collateralized mortgage obligations and mortgage backed securities. The decline in market interest rates caused an acceleration of prepayments of principal of collateralized mortgage obligations and mortgage backed securities as mortgage holders refinanced to lower rate obligations. The Company reinvested the proceeds from such prepayments in lower yielding securities. Furthermore, as a result of such prepayments, the average portfolio size decreased from $1,010,016,312 in December 1997 to $984,811,170 for the three-month period ended March 31, 1998.

      The aggregate market value of the securities in the Portfolio as of March 31, 1998 was higher than the book value by approximately 0.15%, due to a net decrease in interest rates.
Because management intends to hold such securities until maturity, the unrealized net gain of approximately $1,580,000 was not recognized in reporting income.

      Operating expenses for the period totaled $51,548.
Operating expenses consisted of accrued audit fees and an accrued portion of the fees of Citibank as Trustee and of the Branch under the Services Agreement.

      The Company's net income during the three-month period ended March 31, 1998 was $12,845,817. No dividends were declared during this period with respect to either the Series A Preferred
Securities or the Common Securities.

      General
      -------

      The Company's sole source of income is interest generated by the securities in the Portfolio. As seen in the first quarter of 1998, any decline in prevailing interest rates in the United States would result in lower revenues for the Company, both due to lower interest income from the floating-rate securities in the Portfolio, which constitute approximately 80% thereof, and from increased prepayments and reinvestment of the proceeds therefrom in lower-yielding securities. Any rise in prevailing interest rates in the United States would generate additional revenues for the Company, both due to an increase in revenues from the securities currently in the Portfolio ("original securities") and a higher yield on securities purchased upon the reinvestment of the proceeds of repaid and prepaid securities ("reinvestment securities"). Rising interest rates would affect the Company's revenues variably depending upon the amount of the increase, but in all cases the result would be increased revenues and the Company would expect to continue to generate sufficient revenues to pay dividends on the Series A Preferred Securities. If interest rates were to rise by an amount less than the periodic caps of the adjustable rate securities in the Portfolio (generally 2%), original securities would produce higher revenues beginning at their next rate reset date, and reinvestment securities would yield higher revenues and also have a higher effective periodic cap. If interest rates were to rise above the periodic caps of the adjustable rate securities but remain below their lifetime caps, revenues from the original securities would initially increase, then stabilize at the level of the periodic cap and then further increase at the next reset date. Yields on reinvestment securities, which would yield then-current market rates, would bring the overall yield of the Portfolio closer to current market yields. If interest rates were to rise above the lifetime caps of the adjustable rate securities, revenues from the original securities would stabilize at the lifetime cap level; however, reinvestment securities would yield then-current market rates and also have higher lifetime caps, thereby gradually increasing the yields on the Portfolio to approach then-current market rates. The increase would be more gradual in such an environment because securities would tend to be prepaid more slowly and less often due to the high prevailing interest rates.

      Under SFAS 125, transfers of financial assets that do not meet certain sale accounting requirements must be accounted for as a secured borrowing transaction with a pledge of collateral. Due to the potential consequences of a Shift Event, the Company's purchase of the Initial Portfolio from the Branch did not meet certain SFAS 125 sale accounting requirements. Accordingly, the Company recorded at December 5, 1997 a receivable for the consideration paid to the Branch for the Initial Portfolio treated as collateral. Since the Company has the right to sell and pledge the securities in the Initial Portfolio treated as collateral, in application of SFAS 125 the Company recognized the securities in the Initial Portfolio as assets and recorded at December 5, 1997 a related obligation to return them to the Branch. As a legal and economic matter, however, there is no such receivable or obligation since (a) neither the Bank nor the Branch has any obligation to repay any part of the purchase price for the Initial Portfolio or to repurchase or redeem any of the securities included therein, and (b) the Company has no obligation to return any of such securities to the Bank or the Branch (except in the limited circumstances and to the extent that the occurrence of a Shift Event under the Charter would require the transfer of any assets held by the Company at the time). As the securities in the Initial Portfolio are paid, the receivable will be deemed to be realized and the obligation will be reduced, each by an amount corresponding to the amount of the payments. See Note 3 to the financial statements of the Company included in Item 13 hereof. At March 31, 1998 and December 31, 1997, respectively, the receivable arising from payment for securities amounted to $864,203,751 and $996,259,635, and the obligation arising from the receipt of securities amounted to $865,955,947 and $998,609,635. (The slight difference between the amounts of the receivable and the obligation result from a requirement to mark the obligation to market in parallel with the related securities.) The decrease in the amount of such receivable and such obligation between the two dates reflects the prepayment of securities in the Initial Portfolio and the purchase by the Company of securities from third parties with the proceeds therefrom. The Company recognized the cash proceeds of such prepayments as a reduction in the receivable and concurrently reduced the associated obligation. Such decreases in the receivable and the obligation did not affect the Company's results of operations or cash flow. Since the purchase of the Initial Portfolio, the Company has purchased securities only from unrelated third parties. Such transactions are accounted for as a purchase under SFAS 125.

      Liquidity and Capital Resources
      -------------------------------

      The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all of the Company's financial commitments. The Company's sole liquidity needs are to acquire reinvestment securities as original securities repay or prepay and to pay dividends on the Series A Preferred Securities. The acquisition of reinvestment securities is funded with the proceeds of principal repayments or prepayments on original securities, and the payments of dividends on the Series A Preferred Securities will be funded by revenues from the securities in the Portfolio. Given the limited scope of its purpose (acquiring and holding Eligible Securities to fund the payment of dividends on the Series A Preferred Securities and the Common Securities), the Company does not anticipate that it will have any other material expenditures requiring liquidity. Furthermore, the Company is prohibited from incurring indebtedness. Accordingly, the Company believes that its liquidity and capital resources will be sufficient to meet its liquidity requirements in the short and long term.

Item 3.  Properties

      The Company does not own or lease any property. It uses the facilities of the Branch located at 499 Park Avenue, New York, NY
10022.

Item 4.  Security Ownership of Certain Beneficial Owners And Management

      As shown in the following table, all of the outstanding
Common Securities are owned by the Branch.


---------------------------------------------------------------------------
                   Name And Address Of   Amount And Nature Of     Percent
  Title Of Class     Beneficial Owner     Beneficial Ownership   Of Class
---------------------------------------------------------------------------
Common Securities  Banque Nationale de         53,011              100%
                   Paris, New York Branch
                    499 Park Avenue
                   New York, NY 10022
---------------------------------------------------------------------------

      None of the members of the Company's Board of Directors owns any Common Securities or Series A Preferred Securities.

Item 5.  Directors and Executive Officers

      The following table sets forth information concerning the directors and executive officers of the Company. The directors serve 3-year terms (5 years in the case of the Independent Director), subject to earlier resignation or removal. The current term of office of each director commenced on the Closing Date.

      Name and Age                                  Position and Offices Held
      ------------                                  -------------------------
Jean-Francois Lepetit (55) .........................Chairman and Director
Martine Billeaud (52) ..............................Director
Jean-Pierre Beck (54) ..............................Director
Donald J. Puglisi (52) .............................Independent Director
Eric Deudon (34) ...................................President and Director
Bruno Di Nardo (58) ................................Secretary and Director
Lisa Hermann (37) ..................................Treasurer

      The following is a summary of the experience of each of the executive officers and directors of the Company:

      Jean-Francois Lepetit is Advisor to the Chairman of the Bank and a Member of the General Management Committee. He is Chairman of the Bank's Market Risk Committee and Co-Chairman of BNP Prime East. Mr. Lepetit is also in charge of the Bank's Asset and Liability Management. He was previously Vice Chairman of the Board and Chief Executive Officer of Banque Indosuez. Mr. Lepetit was born in 1942.

      Martine Billeaud is in charge of the Bank's treasury activities related to Asset and Liability Management. She was previously responsible for worldwide foreign exchange and interest rate products distribution and French franc trading. Ms.
Billeaud was born in 1945 in Choisy le Roi, France.

      Jean-Pierre Beck is Executive Vice President in charge of Asset and Liability Management and Capital Markets activities of the Bank's U.S. branches. Prior to this position, he was the Global Market Risk Manager of the Bank. He has worked for the Bank since 1964. Mr. Beck was born in 1943 in Mulhouse, France.

      Donald J. Puglisi, the Independent Director, is the MBNA America Business Professor and Professor of Finance at the University of Delaware where he has been on the faculty since 1971. In addition, he is the Managing Director of Puglisi & Associates, a company which provides investment management, accounting and other administrative services to a variety of different companies. Mr. Puglisi holds a Directorship or Trusteeship in the following companies that are registered under either the Exchange Act or the 1940 Act: AJL PEPS Trust, Automatic Common Exchange Security Trust II, DECS Trust, DECS Trust II, Dole Food Automatic Common Exchange Security Trust, Great Lakes Fund, Inc., Huron Investment Fund, Inc., Mandatory Common Exchange Trust, Nextel STRYPES Trust; Select Asset Fund, Series 1, Inc., Select Asset Fund, Series 2, Inc., Snyder STRYPES Trust, and, WBK STRYPES Trust.

      Eric Deudon is Senior Vice President in charge of Capital
Markets activities of the Branch. Since joining the Bank in 1990 in Tokyo, he has run or supervised securities trading and investment portfolios and foreign exchange activities. Mr. Deudon was born in 1963 in Saint Cloud, France.

      Bruno Di Nardo is an attorney in New York and has acted as General Counsel of the Bank and its subsidiary French American
Banking Corporation in New York for the past 24 years. He was born in 1939.

      Lisa Hermann is Assistant Vice President responsible for securities trading and investment portfolios at the Branch. She joined the Information Systems Department of the Bank in New York in 1990 and in 1993 was appointed to the trading room as a securities trader. Ms. Hermann was born in 1960 in Philadelphia, Pennsylvania.

Item 6.  Executive Compensation

      The Independent Director, Donald J. Puglisi, receives director's fees of $6,000 per year. All of the other members of the Company's Board of Directors and officers are officers or employees of the Branch or the Bank and none receives any compensation from the Company or additional compensation from the Branch or the Bank for services rendered to the Company.

Item 7.  Certain Relationships and Related Transactions

      On the Closing Date, the Branch acquired the Common Securities from the Company for an aggregate purchase price of $530,110,000, and pursuant to the terms of the Portfolio Securities Purchase Agreement with the Branch, the Company purchased the Initial Portfolio for an aggregate purchase price of $1,030,115,000. See Item 1, "Description of the Portfolio -- Purchase". In addition, the Company entered into the Services Agreement with the Branch pursuant to which the Branch agreed to provide certain portfolio management, legal, tax, accounting and other support services to the Company, and the Company agreed to pay the Branch an annual fee of $50,000 for such services. This fee is somewhat less than the fee which would be received in an arms' length transaction with a third party. Management does not believe that the difference is material.

      The purchase price of the Initial Portfolio was based on the estimated market value of the securities included therein as of November 28, 1997. The estimated market value was determined by representatives of the Branch and the Company, under the direction of Eric Deudon, Senior Vice President of the Branch and President of the Company, based on the trading levels of similar bonds in the market at the time of the pricing noted by the

Branch securities arbitrage desk. The use of "proxy bonds" trading levels is systematically used by the desk to price its trading portfolio, and therefore the same methodology was applied to price the securities in the Initial Portfolio.

      The following tables set forth the purchase price and date of purchase of the securities included in the Initial Portfolio that were purchased by the Branch in the two years prior to their sale to the Company on December 5, 1997.

                                   FLOATING-RATE REMICS

                                      Price Paid by
            Series                     the Branch       Purchase Date
   -------------------------------------------------------------------
    FANNIE MAE 1993-210 FB......    $ 49,951,986.53        09/12/97
    FHLMC-GNMA 38 F.............    $  9,322,381.60        05/07/97
    FANNIE MAE 1997-28 FA.......    $ 49,953,125.00        04/30/97
    FANNIE MAE 1996-51 FA.......    $ 17,197,611.81        07/23/97
    FREDDIE MAC 1933 FR.........    $  6,811,115.05        02/28/97
    FANNIE MAE 1990-121 F.......    $ 27,665,447.29        12/14/96
      Collateralized Mortgage
      Obligation Trust 66 F.....    $  4,765,718.60        06/19/96
    FREDDIE MAC 1382 LC.........    $  7,215,145.09        06/12/96
    FANNIE MAE 1992-141 FA......    $    970,971.93        02/28/97
    FREDDIE MAC 1256 CA.........    $  8,950,943.70        11/05/96
      Morgan Stanley Mortgage
      Trust 41 Class 1..........    $  9,833,214.64        01/24/97
    FANNIE MAE 1993-155 FG......    $  6,825,933.67        05/16/97
    FREDDIE MAC 1040 H..........    $ 24,899,334.03        08/20/97
    FANNIE MAE 1997-37 F........    $239,710,218.21        10/09/97
    FANNIE MAE 1997-52 F........    $  9,579,790.00        07/30/97
    FANNIE MAE 1997-42 F........    $  9,735,842.17        10/09/97
    FANNIE MAE 1997-44 F........    $  9,911,047.24        10/09/97
    FANNIE MAE 1997-67 FB.......    $ 22,623,401.67        10/16/97



                                 FIXED-RATE REMIC

                                     Price Paid by
           Series                     the Branch         Purchase Date
--------------------------------------------------------------------
 FANNIE MAE 1997-56 PE..........     $46,121,777.81         10/08/97

                            AGENCY ARMs

                     Price Paid by
      Series          the Branch             Purchase Date
------------------------------------------------------------
FN 394850......        $40,518,280.54         08/25/97
FN 397901......        $47,984,906.37         08/25/97
FH 846384......        $26,352,260.48         02/24/97
FN 374711......        $10,170,301.97         07/24/97
FN 374773......        $15,081,841.84         07/24/97
FH 410544......        $ 6,919,540.23         09/24/97
FH 610727......        $12,900,058.29         09/24/97
G2 080094......        $50,428,422.91         10/07/97
FN 313242......        $19,803,564.31         01/23/97
FN 367349......        $24,240,937.50         01/23/97
FN 313311......        $22,744,411.89         01/23/97
FN 363057......        $13,725,081.69         03/24/97
FN 313190......        $21,610,810.09         02/25/97
FN 363070......        $ 8,347,462.23         03/24/97
FN 313377......        $44,102,402.00         03/24/97
FN 370479......        $12,538,776.18         04/23/97
FN 378243......        $ 5,117,282.86         07/24/97
FN 313432......        $51,431,093.75         02/28/97
FN 370478......        $11,225,485.24         09/24/97
FN 396355......        $10,066,560.16         09/24/97
FN 374774......        $ 8,701,904.94         09/24/97
FN 391247......        $25,697,362.98         09/25/97



                        AGENCY HYBRID ARMs

                     Price Paid by
      Series          the Branch             Purchase Date
------------------------------------------------------------
FN 345856.......       $17,372,126.92         04/23/97
FN 374138.......       $17,816,400.02         04/23/97
FN 361370.......       $51,233,613.40         08/24/97
FN 397136.......       $14,128,503.65         09/24/97
FN 361372.......       $30,165,653.78         10/23/97
FN 312824.......       $ 9,521,125.64         11/24/97



                            TREASURIES

                     Price Paid by
      Series          the Branch             Purchase Date
------------------------------------------------------------
Tnote 6.625
05/15/07........      $71,465,625.00          12/05/97
Tnote 6.5
10/15/06........      $72,850,155.00          10/24/97

Item 8.  Legal Proceedings

      The Company is not the subject of any litigation.

Item 9.  Market Price of and Dividends on the Registrant's Common
         Equity and Related Stockholder Matters

      MARKET INFORMATION

      There is no established public trading market for the Common Securities, all of which are held by the Branch. The Bank has agreed with the Company that, for so long as any Series A Preferred Securities are outstanding, the Bank will maintain direct or indirect ownership of 100% of the outstanding Common Securities.

      DIVIDENDS

      As of the date of this Form 10, the Company has not declared any dividends on the Common Securities.

      Holders of Common Securities are entitled to receive dividends if declared by the Company's Board of Directors out of net gains from the disposition of Securities in the Portfolio and net income not required to be applied to fund dividends with respect to the Series A Preferred Securities. (Series A Preferred Securityholders are entitled to receive dividends if declared by the Company's Board of Directors as described in Item 11, "Description of Series A Preferred Securities -- Dividends".)

      There are a number of restrictions on the Company's ability to pay dividends on the Common Securities. First, under the Delaware Limited Liability Company Act, the Company may not pay dividends or make other distributions on the Common Securities or Series A Preferred Securities if, after giving effect to the distributions, the Company's liabilities would exceed the fair value of its assets. Second, the Company's Charter provides that so long as any Series A Preferred Securities are outstanding (i) other than during a Shift Period (as defined in Item 11) after a shift in dividend preference, the amount of dividends on the Common Securities in any fiscal year may not exceed the amount by which the net income of the Company (determined in accordance with generally accepted accounting principles) for such fiscal year exceeds the stated dividends on the Series A Preferred Securities scheduled to be paid during such fiscal year irrespective of whether dividends on the Series A Preferred Securities are in fact declared and paid, and (ii) other than during a Shift Period, the Company may not redeem or repurchase Common Securities without the concurrent redemption of an equal proportion of the aggregate liquidation preference (based upon the aggregate redemption price) of outstanding Series A Preferred Securities unless (x) the General Secretariat of the French Banking Commission (Secretariat general de la Commission bancaire) shall have approved such redemption or repurchase and
(y) each Rating Agency then rating the Series A Preferred Securities shall have informed the Company that the redemption or repurchase of such Common Securities would not adversely affect its initial rating of the Series A Preferred Securities. These provisions regarding the limitations on payment of dividends in respect of Common Securities and redemption or repurchase of Common Securities may not be modified without the approval of a majority of the Independent Directors. Third, other than during a Shift Period after a shift in dividend preference, no dividends may be declared, paid or set apart for payment on the Common Securities (a) with respect to any period of time included in any Dividend Period (as defined in Item 11) unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Securities for the then-current Dividend Period and (b) the Company may not declare, pay or set apart funds for any dividends or other distributions with respect to any Common Securities or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Securities through a sinking fund or otherwise, unless and until (x) full dividends on the Series A Preferred Securities for the two most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which Series A Preferred Securities have been outstanding) are declared and paid, or declared and a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends and (y) the Company has declared a cash dividend on the Series A Preferred Securities at the annual dividend rate for the then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the payment of such cash dividend for such then-current Dividend Period; provided, however, that notwithstanding the foregoing restrictions the Company may repurchase or redeem Common Securities as set forth in (ii) above. Notwithstanding the foregoing limitations, if a Shift Event (as defined in Item 11) were to occur, the Company would automatically redeem substantially all of its Common Securities for an amount equal to the investment of the Branch attributable to such Securities (initially $530,110,000).

Item 10.  Recent Sales of Unregistered Securities

      On December 5, 1997, the Company sold 50,000 Series A Preferred Securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Brothers Inc (the "Initial Purchasers") for an aggregate price of $500 million and the Bank paid the Initial Purchasers an aggregate commission of $5 million. The Initial Purchasers resold the 50,000 Series A Preferred Securities to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

      On October 14, 1997, the Company sold one Common Security to the Branch for $10,000 and on December 5, 1997, the Company sold 53,010 Common Securities to the Branch for $530,100,000. Each sale was made in reliance on Section 4(2) of the Securities Act.

      The Company used the proceeds of the sale of Series A
Preferred Securities and Common Securities to purchase the Initial Portfolio.

Item 11.  Description of Registrant's Securities to be Registered

      The following summary of the terms of the Series A
Preferred Securities does not purport to be complete and is qualified in its entirety by reference to the Company's Charter.

GENERAL

      The Series A Preferred Securities form a series of the Preferred Securities of the Company, the terms of which are set forth in the Company's Charter. Additional Preferred Securities may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors or, if then constituted, a duly authorized committee thereof, subject to the limitations described below. The Company has been authorized to issue the Series A Preferred Securities.

      The Series A Preferred Securities are validly issued, fully paid and nonassessable. The Series A Preferred Securityholders have no preemptive rights with respect to any capital securities of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such securities. The Series A Preferred Securities are not convertible into Common Securities or any other class or series of capital securities of the Company and are not subject to any sinking fund or other obligation of the Company for their repurchase or retirement.

      Interests in the Series A Preferred Securities may not be sold or otherwise transferred, except to institutional investors that are qualified institutional buyers as defined in Rule 144A under the Securities Act, and certificates evidencing Series A Preferred Securities bear a legend to this effect. Each purchaser will be deemed to have read, and to have made the representations contained in, "-- Transfer Restrictions; Notice to Investors".

      The Series A Preferred Securities rank prior to the Common Securities and to all other classes and series of equity securities of the Company now or hereafter issued (collectively, "Junior Securities"), other than any class or series of equity securities of the Company expressly designated as being on a parity with ("Parity Securities") or senior to ("Senior Securities") the Series A Preferred Securities as to dividend rights and rights upon dissolution, liquidation or winding up (subject to the consequences of a Shift Event (as defined below) occurring). The Company has the power to create and issue additional Preferred Securities or other classes of securities that rank on a parity with the Series A Preferred Securities, or that constitute Junior Securities. So long as any Series A Preferred Securities remain outstanding, additional shares of Senior Securities may not be issued without the approval of the holders of at least two-thirds (by liquidation preference) of the Series A Preferred Securities. So long as any Series A Preferred Securities remain outstanding, additional shares of Parity Securities may not be issued without the approval of a majority of the Independent Directors.

DIVIDENDS

      Series A Preferred Securityholders are entitled to receive dividends when, as and if declared by the Company's Board of Directors, out of the Company's net income, determined without regard to capital gains or losses, and out of amounts contributed by the Bank to the Company. (The Contingent Support Agreement requires the contribution of certain amounts by the Bank under certain circumstances following a Shift Event. See "--The Contingent Support Agreement". The Bank will have no obligation to make any contributions to the Company under any other circumstances.) Dividends on the Series A Preferred Securities are payable from December 5, 1997 on a non-cumulative basis as follows: (i) through December 5, 2007, semi-annually in arrears on the fifth day of June and December of each year, commencing June 5, 1998, and (ii) thereafter, quarterly in arrears on the third Wednesday of March, June, September and December of each year (subject to adjustment of such date under certain circumstances, as provided below). "Dividend Payment Date" refers to each date on which dividends are payable in accordance with the preceding sentence. Dividends payable on each Dividend Payment Date will be calculated as provided below and will accrue from and including the immediately preceding Dividend Payment Date (or from and including December 5, 1997 with respect to the dividend payable June 5, 1998) to but excluding the relevant Dividend Payment Date or date fixed for redemption ("Redemption Date"), as the case may be (each such period, a "Dividend Period").

      On December 19, 1997, the Board of Directors of the Company adopted resolutions stating that it is the intention of the Board of Directors to declare and to cause the Company to pay dividends on the Series A Preferred Securities on each Dividend Payment Date in the amount payable in accordance with Section 7.3(b)(ii) of the Charter (and described in the next two paragraphs) out of the Company's net income for the six calendar months ended immediately prior to such Dividend Payment Date, determined without regard to capital gains or losses, and out of any contributions by the Bank to the capital of the Company specifically designated as being for such purpose; provided, however, that such policy will not apply during a Shift Period if an annual meeting of shareholders of the Bank fails to declare dividends on the Bank's common stock with respect to the then-most recent fiscal year or the Board of Directors of the Bank announces that it does not intend to propose to the shareholders' meeting the declaration of a dividend on the Bank's common stock with respect to the then-most recent fiscal year or the then-current fiscal year, in which case all of the Company's net income shall be paid on the Common Securities in accordance with Section 7.3(c)(i)(A) of the Charter (subject to the condition set forth therein and described in the fourth succeeding paragraph herein).

      With respect to each Dividend Period from December 5, 1997 to December 5, 2007, dividends will be payable on the liquidation preference of the Series A Preferred Securities at a fixed rate of 7.738% per annum, calculated on the basis of a 360-day year of twelve 30-day months. If any Dividend Payment Date or Redemption Date during such period falls on a day that is not a Business Day, the relevant dividend will be payable on the next succeeding Business Day without adjustment, interest or further payment as a result of the delay. "Business Day" means a day other than Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or required by law or order to remain closed.

      With respect to each Dividend Period following December 5, 2007, dividends will be calculated and accrue on the liquidation preference of the Series A Preferred Securities, on a weekly basis for each week in such Dividend Period, from and including the LIBOR Reset Date (as defined below) falling in such week to but excluding the LIBOR Reset Date falling in the next succeeding week (each such period, a "Weekly Dividend Period"), at a rate per annum equal to 2.8% plus One-Week LIBOR (as defined herein) determined on the related LIBOR Determination Date (as defined herein) for such Weekly Dividend Period. The dividend in respect of each Weekly Dividend Period will be calculated on the basis of a 360-day year and the actual number of days in such Weekly Dividend Period. "LIBOR Reset Date" means the Wednesday of each week falling in a Dividend Period commencing December 5, 2007. Each Dividend Payment Date commencing December 5, 2007 will also be a LIBOR Reset Date. If any LIBOR Reset Date, Dividend Payment Date or Redemption Date on or after December 5, 2007 falls on a day that is not both a Business Day and a London Business Day such LIBOR Reset Date, Dividend Payment Date or Redemption Date will be postponed to the next succeeding day which is both a Business Day and a

London Business Day. "London Business Day" means a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.

      Each dividend will be payable to holders of record as they appear on the securities register of the Company on the corresponding record date. The record dates for the Series A Preferred Securities will be, for so long as the Series A Preferred Securities remain in book-entry form, one business day prior to the relevant Dividend Payment Date and, in the event that any of the Series A Preferred Securities are not in book-entry form, the fifteenth day (whether or not a business day) prior to the relevant Dividend Payment Date.

      The Charter provides that during a Shift Period if an annual meeting of shareholders of the Bank fails to declare dividends on the Bank's common stock with respect to the then-most recent fiscal year or the Board of Directors of the Bank announces that it does not intend to propose to the shareholder's meeting the declaration of a dividend on the Bank's common stock with respect to the then-most recent fiscal year or the then-current fiscal year, the dividend preference will shift to the Common Securities such that all net income of the Company will be distributed to the Bank as the holder of the Common Securities and no dividends will be paid with respect to the Series A Preferred Securities, unless the Bank, in its capacity as holder of the Common Securities, determines (subject to the prior approval of the General Secretariat of the French Banking Commission (Secretariat general de la Commission bancaire)) to cause the Company to pay all or part of a dividend on the Series A Preferred Securities.

      The Charter also provides that if the Bank determines to pay any dividends on its Tier 1 capital stock during or after termination of a Shift Period, the Company will be required to pay full dividends on the Series A Preferred Securities on the Dividend Payment Date immediately following the payment of such dividends and on the next two Dividend Payment Dates thereafter without any requirement that such dividends first be declared by the Board of Directors of the Company. The Bank agreed in the Contingent Support Agreement to (i) contribute additional funds to the Company as necessary to ensure that the Company will have cash in an amount sufficient to pay full dividends on the Series A Preferred Securities in accordance with the preceding sentence (provided that the Bank will not be required to contribute funds with respect to any Dividend Period in an amount greater than (x) the amount available for distribution to holders of the Bank's Tier 1 capital stock (determined as of the date on which the decision to pay the relevant dividend on the Bank's Tier 1 capital stock is made and without giving effect to the declaration of such dividend) or (y) if the Special Dividend has been paid, the amount thereof) and (ii) procure payment by the Company to the Series A Preferred Securityholders of dividends in the amounts, for the Dividend Periods and in the circumstances described in this paragraph.

      The Charter further provides that if the Bank's Tier 1 risk-based capital ratio declines below the minimum percentage required by French banking regulations (currently 4%), the Company will pay the Special Dividend (as defined in "-- Shift Events") on the Common Securities in an amount equal to the Company's net assets (other than assets having a total market value of approximately $40 million).

      The Paying Agent will calculate One-Week LIBOR ("One-Week LIBOR") for each Weekly Dividend Period on the second London Business Day before the applicable LIBOR Reset Date at the beginning of such Weekly Dividend Period (a "LIBOR Determination Date") and will make such rate calculation available upon request to investors. For this purpose, "London Business Day" means a day on which dealings in U.S. dollar deposits are transacted in the London inter-bank market. On each LIBOR Determination Date, the Paying Agent will determine One-Week LIBOR as follows:

      (i) One-Week LIBOR will be determined on the basis of the offered rates for one-week deposits in U.S. dollars of not less than U.S.$1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no rate appears on Telerate Page 3750, One-Week LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

      (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, the Paying Agent shall on such LIBOR Determination Date request the principal London offices of each of four major reference banks in the London interbank market selected by the Paying Agent to provide the Paying Agent with a quotation of the rate at which one-week deposits in U.S. dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, One-Week LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Paying Agent. If fewer than two quotations are provided, One-Week LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Paying Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks, having a one-week maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Paying Agent are not quoting as mentioned in this sentence, One-Week LIBOR for such LIBOR Determination Date will be One-Week LIBOR determined with respect to the immediately preceding LIBOR Determination Date.

      All percentages resulting from any calculation regarding dividends on the Series A Preferred Securities will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% or
(.0987655)), and all amounts used in or resulting from such calculation will be rounded, in the case of United States dollars, to the nearest cent.

      The right of Series A Preferred Securityholders to receive dividends is noncumulative. Accordingly, if, for any reason, the Board of Directors does not declare a dividend payable in respect of any Dividend Period, Series A Preferred Securityholders will have no right to receive a dividend in respect of such Dividend Period, and the Company will have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any future Dividend Period.

      If any Series A Preferred Securities are outstanding, no dividends or other distributions shall be declared or paid or set apart on any Parity Securities or Junior Securities (other than on Common Securities during a Shift Period after a shift in dividend preference) for any Dividend Period unless full dividends have been or contemporaneously are paid, or declared and a sum sufficient for the payment thereof is set apart for such payments on the Series A Preferred Securities for (i) the immediately preceding Dividend Period, in the case of Parity Securities, and (ii) the then-current Dividend Period, in the case of Junior Securities. When sufficient funds are not available to pay dividends in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period upon the Series A Preferred Securities and any Parity Securities, all dividends declared on the Series A Preferred Securities and such Parity Securities shall only be declared pro rata based upon the respective amounts that would have been paid on the Series A Preferred Securities and any Parity Securities, if any, had dividends been declared in full.

      In addition to the foregoing restriction, except during a Shift Period, the Company shall not declare, pay or set apart funds for any dividends or other distributions with respect to any Common Securities or other Junior Securities or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Common Securities or other Junior Securities through a sinking fund or otherwise, unless and until (i) full dividends on the Series A Preferred Securities for the two most recent preceding Dividend Periods (or such lesser number of Dividend Periods during which shares of Series A Preferred Securities have been outstanding) are declared and paid or a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends, and
(ii) the Company has declared a dividend on the Series A Preferred Securities at the annual dividend rate for the then-current Dividend Period or sufficient funds have been paid over to the dividend disbursing agent for the payment of such dividend for the then-current Dividend Period.

      No dividend shall be declared, paid or set aside for Series A Preferred Securityholders for a Dividend Period unless full dividends have been declared, paid or set aside for the holders of each class or series of equity securities, if any, ranking prior to the Series A Preferred Securities as to dividends for such Dividend Period.

SHIFT EVENTS

      A "Shift Event" would be deemed to have occurred if (i) the Bank's total risk-based capital ratio or Tier 1 risk-based capital ratio were to decline below the minimum percentages required by French banking regulations, (ii) the Bank were to be declared insolvent (en redressement ou liquidation judiciaire) or a receiver (administrateur provisoire or a liquidator in accordance with articles 44 and 46 of the French Banking Law No.
84.46 of January 24, 1984, respectively), were appointed in relation to the Bank (each, "Receivership Proceedings"), or (iii) the French Banking Commission (Commission bancaire), in its sole discretion, were to notify the Bank and the Company that it has determined that the Bank's financial condition was deteriorating such that either of the foregoing clauses (i) or (ii) would apply in the near term. A "Shift Period" refers herein to any period during which a Shift Event has occurred and is continuing. French banking regulations currently require French banks to maintain a minimum total risk-based capital ratio of at least 8.0% and a minimum Tier 1 risk-based capital ratio of at least 4.0%. As of June 30, 1997, the Bank's total risk-based capital ratio was 9.6% and its Tier 1 risk-based capital ratio was 5.6%. For further information with respect to the Bank and such ratios, see "-- Certain Information Regarding BNP".

      A Shift Event occurring pursuant to clause (ii) or (iii) of the preceding paragraph shall be deemed to have occurred (x) on the date such Receivership Proceedings were commenced (in the case of clause (ii)) or (y) on the date the Bank and the Company receive the French Banking Commission's notice (in the case of clause (iii)). For purposes of determining when a Shift Event has occurred as a result of the Bank's total risk-based capital ratio or Tier 1 risk-based capital ratio falling below the minimum percentages required by French banking regulations, the Company's Charter will provide that (i) no later than the tenth Business Day after each date on which the Bank first publishes its audited annual financial statements or its semi-annual financial statements (whether audited or unaudited), the Bank shall deliver to the Company a certificate (a "Capital Adequacy Certificate") setting forth the Bank's total risk-based capital ratio and Tier 1 risk-based capital ratio as of the date of the balance sheet included in such financial statements, (ii) the Bank's calculations of such ratios shall be deemed to be correct absent manifest error, and (iii) if a Capital Adequacy Certificate shows that the Bank's total-risk based capital ratio or Tier 1 risk-based capital ratio is less than the minimum then required by French banking regulations, the related Shift Event shall be deemed to occur at the opening of business on the Business Day immediately succeeding the date of delivery of such Capital Adequacy Certificate to the Company. The Company shall mail a written notice of the occurrence of a Shift Event, and of termination of any Shift Period, to each holder of record of Series A Preferred Securities at the address for such holder as shown on the Company's register of holders promptly and in any event within five Business Days after such occurrence or termination.

      Once a Shift Event has occurred, a Shift Period will continue until none of the elements of a Shift Event is present. In the case of a decline in the total risk-based capital ratio or Tier 1 risk-based capital ratio below the applicable requirements, that element of a Shift Event will cease to exist at any time the Bank certifies to the Company that both capital ratios equal or surpass the applicable requirement. In the case of a Receivership Proceeding, that element of a Shift Event will cease to exist at any time such Proceeding is terminated. In the case of a determination by the French Banking Commission (Commission bancaire), that element will cease to exist if the French Banking Commission provides a further notice to the Bank and to the Company that the relevant Shift Event will not apply in the near term.

      The Charter contains the following provisions with respect to Shift Events:

      (i) upon the occurrence of a Shift Event, the Company will redeem (no later than the tenth Business Day after such occurrence) substantially all of the Common Securities held by the Branch for an amount equal to the investment of the Branch attributable to such securities (initially $530,110,000) (with a minimal amount of Common Securities possessing the full voting, distribution and liquidation rights of the Common Securities being retained by the Branch);

       (ii) during a Shift Period if the Bank decides not to pay dividends on its common stock, the dividend preference of the Series A Preferred Securities will shift to the Common Securities such that all net income of the Company will be distributed to the Bank as the holder of the Common Securities unless the Bank, in its capacity as the holder of the Common Securities (subject to the prior approval of the General Secretariat of the French Banking Commission (Secretariat general de la Commission bancaire)), causes the Company to pay all or part of a dividend for such Dividend Period on the Series A Preferred Securities; and

      (iii) if the Bank's Tier 1 risk-based capital ratio as shown on the latest audited financial statements or semi-annual financial statements (whether audited or unaudited) of the Bank declines below the minimum percentage required by French banking regulations (currently 4%), all of the Company's remaining net assets (other than assets having a market value of approximately $40 million) will be distributed to the Bank as holder of the Common Securities (the "Special Dividend").

      The Charter also provides that, if during or after termination of a Shift Period, the Bank were to determine to pay any dividends on its Tier 1 capital stock, the Company will be required to pay dividends on the Series A Preferred Securities for the then-current and the two subsequent Dividend Periods without any requirement that such dividends first be declared by the Board of Directors of the Company. The Bank agreed in the Contingent Support Agreement to (i) contribute additional funds to the Company as necessary to ensure that the Company will have cash in an amount sufficient to pay full dividends on the Series A Preferred Securities in accordance with the preceding sentence (provided that the Bank will not be required to contribute funds with respect to any Dividend Period in an amount greater than (x) the amount available for distribution to holders of the Bank's Tier 1 capital stock (determined as of the date on which the decision to pay the relevant dividend on the Bank's Tier 1 capital stock is made and without giving effect to the declaration of such dividend) or (y) if the Special Dividend has been paid, the amount thereof) and (ii) procure payment by the Company to the Series A Preferred Securityholders of dividends in the amounts, for the Dividend Periods and under the circumstances described in this paragraph.

      The Charter also contains provisions regarding a liquidation of the Company and the Bank during a Shift Period and of the Bank following the occurrence of a Shift Event. See "--
Rights upon Liquidation".

CONTINGENT SUPPORT AGREEMENT

      The Bank and the Company entered into a Contingent Support Agreement on December 5, 1997 (the "Contingent Support Agreement"). Pursuant to the Contingent Support Agreement, the Bank agreed to (a) acquire additional Common Securities in an amount necessary to ensure that the Company will have sufficient available cash to pay dividends on the Series A Preferred Securities for the then-current and the two subsequent Dividend Periods in the event that a Shift Event occurs (whether or not a Shift Event is then continuing) and the Bank thereafter determines to pay dividends on its Tier 1 capital stock (provided that the Bank will not be required to contribute funds with respect to any Dividend Period in an amount greater than (i) the amount available for distribution to holders of the Bank's Tier 1 capital stock (determined as of the date on which the decision to pay the relevant dividend on the Bank's Tier 1 capital stock is made and without giving effect to the declaration of such dividend), or (ii) if a Special Dividend has previously been paid by the Company, the amount thereof) and (b) procure payment of such amounts by the Company to the Series A Preferred Securityholders in the circumstances described above. The Charter provides that any proceeds received from the Bank's purchase of additional Common Securities will be used to pay such dividends to the Series A Preferred Securityholders.

      In addition, the Bank agreed in the Contingent Support Agreement that, in the case of liquidation of the Bank following the occurrence of a Shift Event (whether or not a Shift Period is then continuing), following a determination by the liquidator of the Bank, in consultation with the French Banking Commission (Commission bancaire), that all of the Bank's liabilities (including any debt instruments, such as titres participatifs and prets participatifs, constituting Tier 2 capital) have been or will be paid in full and before making any distribution to holders of its capital stock, the Bank will acquire additional Common Securities from the Company in an amount equal to the lowest of: (i) the amount remaining to the Bank after payment of all such liabilities, (ii) the difference, if any, between the aggregate liquidation preference of the outstanding Series A Preferred Securities and the net assets of the Company immediately prior to the acquisition of such additional Common Securities, and (iii) the aggregate amount previously received by the Bank upon (x) the redemption of Common Securities, (y) payment of a Special Dividend, if any, and (z) a liquidation of the Company. The Company will waive any potential claim (remise de dette) against the Bank under the Contingent Support Agreement to the extent that the Bank's liabilities as described above are not paid in full. Any amounts received by the Company pursuant to the Contingent Support Agreement would then be available for distribution to holders of Series A Preferred Securities as part of the liquidation of the Company.

      The Bank also agreed with the Company in the Contingent
Support Agreement to own directly or indirectly 100% of the outstanding Common Securities for so long as any shares of Series
A Preferred Securities are outstanding.

      Although the Company and the Bank consider it unlikely, it is nonetheless possible that shareholders of the Bank, creditors or other persons might try to challenge under French law (i) the Bank's obligation to make payments to the Company in respect of dividends on the Series A Preferred Securities, as described above, on the ground that this obligation impermissibly burdens the statutory right of the Bank's shareholders to determine the Bank's dividends, or (ii) the Bank's obligations upon liquidation, as described above, on the ground that the subordination of this contract claim to certain subordinated debt instruments of the Bank contravenes the statutorily mandated junior ranking of such debt instruments by subordinating such contract claim to such instruments. Although there is no legal precedent on these issues, based on the advice of legal counsel, the Company and the Bank believe that any such challenge, if made, is unlikely to be successful.

      For so long as any Series A Preferred Securities are outstanding, the Contingent Support Agreement may not be amended without the consent of two-thirds of the holders (by liquidation preference and excluding any such securities owned by the Bank or any of its affiliates) of the Series A Preferred Securities voting as a class. The Contingent Support Agreement is governed by the laws of the State of New York.

      The Company has the sole right and obligation to enforce the Contingent Support Agreement. The Independent Director(s) has the power to cause the Company to enforce the Contingent Support Agreement. The Series A Preferred Securityholders will not be third-party beneficiaries of the Contingent Support Agreement and will not have any direct right against the Bank to perform its obligations thereunder. They will, however, have the ability to cause the Company to enforce the Contingent Support Agreement if the Company does not otherwise do so.

RIGHTS UPON LIQUIDATION

      In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company other than during a Shift Period, the Series A Preferred Securityholders will be entitled to receive out of assets of the Company available for distribution to securityholders, before any distribution of assets is made to holders of Common Securities or any other class of stock ranking junior to the Series A Preferred Securities upon liquidation, liquidating distributions in the amount of the liquidation preference per security, plus unpaid dividends thereon with respect to the then-current Series A Dividend Period to the date of liquidation and any declared and unpaid dividends in respect of prior Series A Dividend Periods (without interest) but without accumulation of any undeclared and unpaid dividends for any Series A Dividend Period.

      The Charter provides that the Company will be liquidated if the Bank is liquidated. In the case of a liquidation of the Company in connection with the liquidation of the Bank during a Shift Period, the Common Securities will have a preference upon liquidation of the Company (and the liquidation preference of the Series A Preferred Securities will be subordinated) to the extent, if any, that all liabilities of the Bank (including any debt instruments, such as titres participatifs and prets participatifs, constituting Tier 2 capital), have not been paid in full. Following payment of all such Bank liabilities, the Series A Preferred Securities will have a preference with respect to any remaining assets of the Company. In the case of a liquidation of the Bank occurring outside a Shift Period, the Series A Preferred Securities will be entitled to their normal liquidation preference upon liquidation of the Company.

      After payment of the full amount of the liquidating distributions to which they are entitled, the Series A Preferred Securityholders will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary dissolution, liquidation or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Securities and the corresponding amounts payable on all shares of other classes or series of capital securities of the Company ranking on a parity with the Series A Preferred Securities as to the distribution of assets upon any dissolution, liquidation or winding up of the affairs of the Company, then the holders of the Series A Preferred Securities and such other classes or series of capital securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      For such purposes, the consolidation or merger of the Company with or into any other entity, the consolidation or merger of any other entity with or into the Company or the sale of all or substantially all of the property or business of the Company, shall not be deemed to constitute a dissolution, liquidation or winding up of the Company.

      For a discussion of certain rights of the Company in the event of a liquidation of the Bank under certain circumstances, see "-- Contingent Support Agreement".

VOTING RIGHTS

      Except as expressly required by applicable law, or except as indicated below, the Series A Preferred Securityholders are not entitled to vote. In the event the Series A Preferred Securityholders are entitled to vote as indicated below, each Series A Preferred Security will be entitled to one vote on matters on which Series A Preferred Securityholders are entitled to vote.

      Pursuant to its Charter, the Company has one initial Independent Director who will serve a five year term from December 5, 1997. The Series A Preferred Securityholders (along with the holders of any Parity Securities) will have the right to remove the initial Independent Director at any time with or without cause. Removal of, and election of a replacement, initial Independent Director requires the vote of Series A Preferred Securityholders (voting together as a class with holders of any Parity Securities) holding a majority by liquidation preference of the outstanding Series A Preferred Securities (and any Parity Securities). A meeting of the Series A Preferred Securityholders (and holders of any outstanding Parity Securities) may be called by the holders of at least 25% (by liquidation preference) of the outstanding Series A Preferred Securities (voting together as a class with holders of any Parity Securities). The Series A Preferred Securityholders (along with holders of any Parity Securities) also have the right to replace the initial Independent Director at the end of the initial and subsequent five year term.

      If full dividends on Series A Preferred Securities shall not have been paid for two consecutive Dividend Periods or if a Shift Period is in effect, the maximum authorized number of directors of the Company shall be increased by one. Subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the Series A Preferred Securityholders, voting together as a class with the holders of any Parity Securities, shall have the exclusive right to elect the additional director at the Company's next meeting of securityholders and at each subsequent meeting at which such director's term expires until (x) full dividends have been paid or declared and a sum sufficient for payment thereof is set apart for payment on the Series A Preferred Securities for four consecutive Dividend Periods and (y) if a Shift Event has occurred, the related Shift Period shall have been terminated. The term of such director elected thereby shall terminate, and the total number of directors shall be decreased by one, upon the first meeting of securityholders after the payment or the declaration and setting aside for payment of full dividends on the Series A Preferred Securities for four consecutive Dividend Periods and if a Shift Period is not then in effect. Any such director may be removed with or without cause by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding Series A Preferred Securities and Parity Securities entitled to vote, voting together as a single class without regard to series, at a meeting of the Company's securityholders, or of the holders of Series A Preferred Securities and Parity Securities so entitled to vote thereon, called for that purpose by holders of at least 25% of the outstanding Series A Preferred Securities and such Parity Securities. During any Shift Period or so long as full dividends on the Series A Preferred Securities shall not have been paid for two consecutive Dividend Periods, (i) any vacancy in the office of any such director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by any such remaining director and filed with the Company, and (ii) in the case of the removal of any such director, the vacancy may be filled by vote of the holders of the outstanding Series A Preferred Securities and Parity Securities entitled to vote, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted.

      So long as any Series A Preferred Securities are outstanding, the Company shall not, without the consent or vote of at least two-thirds (by liquidation preference) of the outstanding Series A Preferred Securities, voting separately as a class, (a) amend, alter or repeal or otherwise change any provision of the Company's Charter (including the terms of the Series A Preferred Securities) if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Securities, (b) authorize, create or increase the authorized amount of or issue any class or series of any equity securities of the Company, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of the Company, ranking prior to the Series A Preferred Securities, either as to dividend rights or rights on dissolution, liquidation or winding up of the Company, or (c) merge, consolidate, reorganize or effect any other business combination involving the Company, unless the resulting entity will thereafter have no class or series of equity securities either authorized or outstanding ranking prior to the Series A Preferred Securities as to dividends or as to the distribution of assets upon dissolution, liquidation or winding up, except the same number of shares of such equity securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions or redemption as the shares of equity securities of the Company that are authorized and outstanding immediately prior to such transaction, and each Series A Preferred Securityholder immediately prior to such transaction shall receive securities with the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions or redemption of the resulting entity as the Series A Preferred Securities held by such Series A Preferred Securityholders immediately prior thereto.

      The creation or issuance of Parity Securities or Junior Securities, or an amendment that increases the number of authorized Preferred Securities, or Series A Preferred Securities or any Junior Securities or Parity Securities, shall not be deemed to be a material and adverse change requiring a vote of the Preferred Securityholders.

REGISTRATION UNDER THE EXCHANGE ACT

      As a result of certain considerations under ERISA and the regulations thereunder, the Company entered into a registration agreement with the Initial Purchasers (the "Registration Agreement") for the benefit of the Series A Preferred Securityholders, wherein it agreed to use its best efforts (i) to file a registration statement under Section 12(g) of the Exchange Act with respect to the Series A Preferred Securities (the "Registration Statement") with the Commission (ii) to cause the Registration Statement to become effective by May 31, 1998, and
(iii) thereafter, to keep the Registration Statement effective for so long as any Series A Preferred Securities remain outstanding.

      During any period following May 31, 1998 in which a Registration Statement is not effective, the Company will pay as liquidated damages an additional dividend on the liquidation preference of the Series A Preferred at a rate of 0.25% per annum from and including the date on which the Registration Statement ceases to be effective (or May 31, 1998, if it is not effective on such date) to but excluding the date on which a Registration Statement again becomes effective. Any additional dividend that accrues in a Dividend Period shall be payable on the Dividend Payment Date that ends such Dividend Period, in the same manner and subject to the same limitations and conditions as the regular dividends on the Series A Preferred Securities for such Dividend Period.

      Registration of the Series A Preferred Stock under the Exchange Act will have no effect on the resale restrictions applicable to the Series A Preferred Stock as described in "-- Transfer Restrictions; Notice to Investors", which resale restrictions will remain applicable to the Series A Preferred Stock for so long as it remains outstanding.

      The Registration Agreement is governed by the laws of the State of New York. The foregoing description of the Registration Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Agreement.

REDEMPTION

      The Series A Preferred Securities will not be redeemable prior to December 5, 2007 (except upon the occurrence of a Regulatory Event). On or after December 5, 2007, the Series A Preferred Securities will be redeemable at the option of the Company, in whole or in part, at any time or from time to time (except during a Shift Period following the payment by the Company of a Special Dividend), on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $10,000 per security, plus unpaid dividends thereon for the current Dividend Period to the Redemption Date and any declared and unpaid dividends in respect of prior Dividend Periods, without interest, but without accumulation of any undeclared and unpaid dividends for any prior Dividend Period. Any such redemption is subject to applicable regulatory and other requirements including receipt of the prior approval of the General Secretariat of the French Banking Commission (Secretariat general de la Commission bancaire) (unless at such time such approval is not required). If the Company has sufficient funds to pay dividends on any Series A Preferred Securities but dividends are unpaid, no Series A Preferred Securities shall be redeemed unless all outstanding Series A Preferred Securities are redeemed and the Company shall not purchase or otherwise acquire any Series A Preferred Securities; provided, however, that the Company may purchase or acquire Series A Preferred Securities pursuant to a purchase or exchange offer made on the same terms to all Preferred Securityholders.

      In the event that fewer than all of the outstanding Series A Preferred Securities are to be redeemed, the number of Series A Preferred Securities to be redeemed shall be determined by the Board of Directors, and the securities to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Series A Preferred Securities may then be listed and, if the Series A Preferred Securities are then held by The Depository Trust Company ("DTC") or its nominee in the form of a global security, any applicable requirements of DTC. The Company shall promptly notify the registrar and transfer agent for the Series A Preferred Securities in writing of the Series A Preferred Securities selected for redemption and, in the case of any Series A Preferred Securities selected for partial redemption, the liquidation preference thereof to be redeemed.

      Except during a Shift Period following the payment by the Company of a Special Dividend to the Bank as holder of the Common Securities, the Company will also have the right at any time prior to December 5, 2007, upon the occurrence of a Regulatory Event, to redeem the Series A Preferred Securities in whole (but not in part) at a redemption price equal to the higher of $10,000 per security or the Make-Whole Amount (as defined below) per security, plus unpaid dividends thereon for the current Dividend Period and any declared and unpaid dividends in respect of prior Dividend Periods, without interest, but without accumulation of any undeclared and unpaid dividends for any prior Dividend Period.

      "Regulatory Event" means a Change of Capital Event or a Tax
Event.

      "Change of Capital Event" means a notification to the Bank by the French Banking Commission (Commission bancaire) of its determination that the Series A Preferred Securities do not constitute Tier 1 capital of BNP on a consolidated basis for purposes of the application of French banking regulations.

      "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States and France or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action"), or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Securities, there is more than an insubstantial risk that (i) the Company is, or will be subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil claims, or (ii) the payments on the Series A Preferred Securities will not be respected as payments to Series A Preferred Securityholders for tax purposes, and, as a result, the Bank is or will be subject to more than a de minimis amount of additional taxes, duties, governmental charges or civil claims.

      The "Make-Whole Amount" will be equal to the amount as determined by the Calculation Agent (as defined below), equal to the sum of the present value of the liquidation preference of the Series A Preferred Securities at December 5, 2007, together with the present values of scheduled non-cumulative dividend payments from the Regulatory Event Redemption Date to December 5, 2007 (the "Remaining Life"), in each case discounted to the Regulatory Event Redemption Date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate.

      "Adjusted Treasury Rate" means, with respect to any Regulatory Event Redemption Date, (a) the Treasury Rate plus (b)
 .25%.

      "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H. 15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month), or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Regulatory Event Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Regulatory Event Redemption Date.

      "Business Day", for purposes of determining the Make-Whole Amount means a day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

      "Calculation Agent" means FABC, an affiliate of the Company, and its successors.

      "Comparable Treasury Issue" means, with respect to any Regulatory Event Redemption Date, the United States Treasury security selected by the Company as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues or corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after December 5, 2007, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

      "Comparable Treasury Price" means (a) the average of five Reference Treasury Dealer Quotations of such Regulatory Event Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

      "Primary Treasury Dealer" means a primary U.S. Government securities dealer in New York City.

      "Reference Treasury Dealer" means any Primary Treasury
Dealer selected by the Calculation Agent after consultation with the Company.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Regulatory Event Redemption Date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 5:00 p.m. New York City time, on the third Business Day preceding such Regulatory Event Redemption Date.

REGISTRATION AND TRANSFER OF SERIES A PREFERRED SECURITIES

      The Series A Preferred Securities are represented by three global certificates registered in the name of DTC or its nominee. Beneficial interests in the Series A Preferred Securities are shown on, and transfers thereof may be effected only through, records maintained by participants in DTC ("Participants"). Except as described below, Series A Preferred Securities in certificated form will not be issued in exchange for the global certificates.

      A global security shall be exchangeable for Series A Preferred Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act at a time when DTC is required to be so registered to act as such depositary, or (ii) the Company in its sole discretion determines that such global security shall be so exchangeable. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Series A Preferred Securities are issued in definitive form, such Series A Preferred Securities will be in denominations of $10,000 and integral multiples thereof and may be transferred or exchanged at the offices described below.

      Purchases and transfers of Series A Preferred Securities represented by one or more global securities held by DTC or its nominee may be made as described under "-- Book-Entry Issuance". None of the Bank, any Paying Agent, or the registrar for the Series A Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. In the event Series A Preferred Securities are issued in certificated form, the liquidation preference and dividends will be payable, the transfer of the Series A Preferred Securities will be registrable, and Series A Preferred Securities will be exchangeable for Series A Preferred Securities of other denominations of a like aggregate liquidation preference, at the office of the Company in New York City, or at the offices of any paying agent or transfer agent appointed by the Company provided that payment of any dividend may be made at the option of the Company by check mailed to the address of the persons entitled thereto, by wire transfer or by direct deposit. In addition, if the Series A Preferred Securities are issued in certificated form, the record dates for payment of dividends will be fifteen days prior to the relevant Dividend Payment Date. For a description of DTC and the terms of the depositary arrangement relating to payment, transfers, voting rights, redemptions and other notices and other matters, see "-- Book-Entry Issuance".

PAYMENTS AND PAYING AGENTS

      Payments in respect of the Series A Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Dividend Payment Dates or, if the Series A Preferred Securities are not held by DTC, such payments shall be made by wire transfer, direct deposit or check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be FABC and any co-paying agent chosen by FABC and acceptable to the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Company. In the event that the Branch shall no longer be the Paying Agent, the Company shall appoint a successor (which shall be a bank or trust company acceptable to the Company) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

      FABC will act as registrar and transfer agent for the Series A Preferred Securities.

      Registration of transfers of Series A Preferred Securities will be effected without charge by or on behalf of the Company, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Company will not be required to register or cause to be registered the transfer of Series A Preferred Securities after such Series A Preferred Securities have been called for redemption.

INDEPENDENT DIRECTOR APPROVAL

      The Charter provides that, so long as any Series A Preferred Securities are outstanding, certain actions by the Company must be approved by a majority of the Independent Directors. For so long as there is only one Independent Director, any action that requires the approval of a majority of Independent Directors must be approved by such Independent Director. In order to be considered "independent," a director must not be a current officer or employee of the Company, the Bank or any affiliate of the Bank or of any person or persons that, in the aggregate, own more than 50% of the Common Securities of the Company. In addition, any members of the Board of Directors elected by holders of the Company's Preferred Securities, including the Series A Preferred Securities, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.

      So long as any Preferred Securities are outstanding, the following actions require the approval of a majority of the Independent Directors: (i) the issuance of additional Preferred Securities ranking on a parity with the Series A Preferred Securities, (ii) any material amendment to or modification of the Trust Agreement pursuant to which the securities are held, (iii) other than during a Shift Period after a shift in dividend preference, the payment of dividends on the Common Securities in any fiscal year in an amount exceeding the amount by which the net income of the Company (determined in accordance with generally accepted accounting principles) for such fiscal year exceeds the stated dividends on the Series A Preferred Securities that would be paid during such fiscal year irrespective of whether dividends on the Series A Preferred Securities are in fact declared and paid, (iv) other than during a Shift Period, redemption or repurchase of Common Securities without the concurrent redemption of a like proportion (based upon the aggregate redemption price) of outstanding Series A Preferred Securities, unless (x) the General Secretariat of the French Banking Commission (Secretariat general de la Commission bancaire ) shall have approved such redemption or repurchase and (y) each Rating Agency then rating the Series A Preferred Securities shall have informed the Company that the redemption or repurchase of such Common Securities would not adversely affect its initial rating of the Series A Preferred Securities, (v) any modification of the Base or the Additional Investment Policy Guidelines, (vi) payment of dividends on the Series A Preferred Securities other than out of net income of the Company, determined without regard to gains and losses resulting from any disposition of securities owned by the Company, or out of contributions by the Bank to the capital of the Company, and (vii) other than during a Shift Period, disposition of any security owned by the Company prior to its maturity. Additionally, a majority of the Independent Directors, acting alone and without the vote or consent of the other members of the Board of Directors, has the power to cause the Company to enforce the Contingent Support Agreement. Except with respect to enforcement of the Contingent Support Agreement, the Company's Charter provides that the Independent Directors will consider the interests of holders of both the Common Securities and the Preferred Securities, including the Series A Preferred Securities, in determining whether any proposed action requiring their approval is in the best interests of the Company.

TRANSFER RESTRICTIONS; NOTICE TO INVESTORS

      Because of the following restrictions, purchasers are advised to consult legal counsel prior to making any offer, resale, pledge or other transfer of Series A Preferred
Securities.

      Each purchaser of the Series A Preferred Securities (including the registered holders of, and any persons who have a beneficial interest in (the "Beneficial Owners"), the Series A Preferred Securities as they exist from time to time, in each case as of the time of purchase and with respect to paragraph 4, on each day from the date of acquisition of the Series A Preferred Securities through and including the date of disposition of such securities) will be deemed to have acknowledged, represented to and agreed with the Company, the Bank and the Initial Purchasers as follows (terms used in this paragraph that are defined in Rule 144A under the Securities Act are used herein as defined therein):

      (1) The purchaser (i) is a qualified institutional buyer, (ii) is aware that the sale of the Series A Preferred Securities to it is being made in reliance on Rule 144A, and (iii) is acquiring such Series A Preferred Securities for its own account or the account of a qualified institutional buyer.

      (2) The purchaser understands and acknowledges that (i) the Company has not been registered under the 1940 Act in reliance on Rule 3a-7(a)(2)(ii) thereunder and that the Series A Preferred Securities have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred by such purchaser except to a person who is a qualified institutional buyer acquiring for its own account or the account of a person who is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) the Company has the right, at any time, to request that any purchaser of Series A Preferred Securities certify that, as of the time it acquired the Series A Preferred Securities or an interest therein, such purchaser was a qualified institutional buyer, and (iii) if the purchaser was not a qualified institutional buyer at the time it acquired Series A Preferred Securities or an interest therein, the purchaser shall, upon demand of the Company and in any event within ten business days after receiving such demand, sell all of its Series A Preferred Securities or interest therein to a transferee whom such purchaser reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A.

      (3) Certificates evidencing Series A Preferred Securities will bear a legend to the following effect unless the Company and the Bank determine otherwise in compliance with applicable law:

      "THE ISSUER OF THE SERIES A PREFERRED SECURITIES EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 AND SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND, IN EACH CASE, IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS."

      (4) The purchaser (A) is not itself, and is not acquiring Series A Preferred Securities with "plan assets" of, an employee benefit or other plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or an entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (each, a "Plan"), or (B) (1) is itself, or is acquiring Series A Preferred Securities with the assets of, an "investment fund" (within the meaning of Part V(b) of prohibited transaction class exemption ("PTCE") 84-14) managed by a "qualified professional asset manager" (within the meaning of Part V(a) of PTCE 84-14) which has made or properly authorized the decision of such fund to purchase Series A Preferred Securities, under circumstances such that PTCE 84-14 is applicable to the purchase, holding and disposition of such Series A Preferred Securities, (2) is itself, or is acquiring Series A Preferred Securities with the assets of, a Plan managed by an "in-house asset manager" (within the meaning of Part IV(a) of PTCE 96-23) which has made or properly authorized the decision for such Plan to purchase Series A Preferred Securities, under circumstances such that PTCE 96-23 is applicable to the purchase, holding and disposition of such Series A Preferred Securities, (3) is an insurance company pooled separate account purchasing Series A Preferred Securities pursuant to Part I of PTCE 90-1 or a bank collective investment fund purchasing Series A Preferred Securities pursuant to Part I of PTCE 91-38, and in either case, no Plan owns more than 10% of the assets of such account or collective fund (when aggregated with other Plans of the same employer (or its affiliates) or employee organization) and, in either case, such exemption is applicable to the purchase, holding and disposition of such Series A Preferred Securities or (4) is an insurance company using the assets of its general account to purchase the Series A Preferred Securities pursuant to Part I of PTCE 95-60, in which case the reserves and liabilities for the general account contracts held by or on behalf of any Plan, together with any other Plans maintained by the same employer (or its affiliates) or employee organization, do not exceed 10% of the total reserves and liabilities of the insurance company general account (exclusive of separate account liabilities), plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the insurer and such exemption is applicable to the purchase, holding and disposition of such Series A Preferred Securities.

      THE FOREGOING RESTRICTIONS WILL APPLY NOTWITHSTANDING ANY
FUTURE REGISTRATION OF THE SERIES A PREFERRED SECURITIES UNDER
THE EXCHANGE ACT. THE SERIES A PREFERRED SECURITIES WILL AT ALL
TIMES REMAIN RESTRICTED AS PROVIDED ABOVE.

BOOK-ENTRY ISSUANCE

      DTC acts as securities depositary for all of the Series A Preferred Securities. The Series A Preferred Securities were issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). Three fully-registered global certificates were issued for the Series A Preferred Securities representing in the aggregate the total number of Series A Preferred Securities and were deposited with DTC.

      DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchase of Series A Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Series A Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Preferred Securities. Transfers of ownership interests in the Series A Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Preferred Securities, except in the event that use of the book-entry system for the Series A Preferred Securities is discontinued.

      DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. as the registered holder of the Series A Preferred Securities. If less than all of the Series A Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

      Although voting with respect to the Series A Preferred Securities is limited to the holders of record of the Series A Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series A Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy to the registrar as soon as possible after the record date. Such omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Preferred Securities are credited on the record date (identified in a listing attached to such omnibus proxy).

      Dividend payments on the Series A Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Paying Agent, the Bank or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Dividends to DTC is the responsibility of the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Securities or at any time by giving reasonable notice to the registrar and the Company. In the event that a successor securities depositary is not obtained, definitive certificates representing the Series A Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In any such event, definitive certificates for the Series A Preferred Securities will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be accurate, but the Company assumes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

CERTAIN INFORMATION REGARDING BNP

      BNP is not an issuer or a guarantor of the Series A Preferred Securities or a registrant under this Registration Statement, nor does it provide any credit enhancement with respect to the Series A Preferred Securities. Holders of the Series A Preferred Securities will have no recourse against BNP in the event of non-payment of dividends or the liquidation preference of the Series A Preferred Securities. If the Bank's financial condition were to deteriorate with the consequence that a Shift Event were to occur, the Company and the Series A Preferred Securityholders would suffer direct and materially adverse consequences. Substantially all of the Common Securities would be redeemed automatically without prior redemption of any Series A Preferred Securities, dividends payable on each share of Series A Preferred Securities could be substantially reduced or completely eliminated and in certain circumstances, all of the Company's remaining net assets (other than assets having a total market value of approximately $40 million) would be distributed as a special dividend to the Bank as holder of the Common Securities. Accordingly, certain information about BNP has been provided under this heading for additional analysis by prospective investors. Such information is not a required part of this Registration Statement and is not intended to, and does not, contain all of the information that would be required by U.S. federal securities laws if the Bank were an issuer or guarantor of the Series A Preferred Securities.


                           THE BNP GROUP

      BNP is a French corporation that conducts retail banking activities in France and corporate and private banking and other financial activities both in France and throughout the world. BNP also has numerous subsidiaries and affiliates inside and outside of France that engage in banking and other financial activities. At December 31, 1997, BNP and its subsidiaries and affiliates (the "BNP Group") had 2,645 offices (i.e., subsidiaries, branches, agencies, affiliates and representative offices) in France, French overseas departments and territories and 79 foreign countries. At December 31, 1997, the BNP Group had consolidated assets of FF 2,034.9 billion, consolidated gross customer loans of FF 929.5 billion, consolidated customer deposits (including retail and negotiable certificates of deposit) of FF 904.6 billion and stockholders' equity (BNP Group's share) of FF 59 billion.

      The BNP Group is engaged in a broad range of banking and financial services activities both in France and abroad, functionally organized in two divisions: Domestic Banking and International Banking and Finance. In France, the retail bank provides a full range of banking services through a network of 2,098 branches and an extensive home banking network. BNP offers its domestic customers a comprehensive range of financial products and services designed to cover a wide variety of needs, including conventional lending, specialized finance, leasing, leveraged buyouts, factoring, credit insurance, investment banking, mortgage and customer lending, life/endowment insurance, property/casualty insurance (as a broker), savings products and asset management.

      BNP conducts its international corporate and private banking and finance activities (organized within the functional division International Banking and Finance) directly and through an international network of foreign subsidiaries, branches, agencies, affiliates and representative offices. BNP's international operations service four main categories of customers: multinational companies, to which it offers general financing and advisory services; companies, either French or local, to which it offers primarily international trade financing services; individual customers, to whom it offers retail and private banking services; and banks and institutional investors, to which it provides capital market and correspondent banking services.

      BNP was formed in 1966 through the merger of Comptoir National d'Escompte de Paris and Banque Nationale pour le Commerce et l'Industrie, each of which had been nationalized along with other major French commercial banks in 1945. In October 1993, the ownership of BNP was returned to the private sector through an offering of shares in France and abroad.

     CAPITAL ADEQUACY AND FINANCIAL CONDITION OF THE BNP GROUP

      Prior to the occurrence of a Shift Event, the payment of dividends on the Series A Preferred Securities will depend solely on the earnings of the Company, which in turn depend on the funds generated by the portfolio of securities held by the Company. The occurrence of a Shift Event would have direct and materially adverse consequences for the Company and the Series A Preferred Securityholders. In such circumstances, substantially all of the Common Securities would be redeemed automatically without prior redemption of any Series A Preferred Securities, dividends payable on each share of Series A Preferred Securities could be substantially reduced or completely eliminated and in certain circumstances, all of the Company's remaining net assets (other than assets having a total market value of approximately $40 million) would be distributed as a special dividend to the Bank as holder of the Common Securities. A "Shift Event" will occur if, among other things, BNP's Solvency Ratio or Tier 1 Capital Ratio (each as defined below and as amended and in effect at any given time) declines below the minimum ratio then required. The minimum required Solvency Ratio and Tier 1 Capital Ratio is currently 8% and 4%, respectively. See "Description of the Series A Preferred Securities -- Shift Events." Payment of dividends and the liquidation preference with respect to the Series A Preferred Securities could accordingly depend substantially on events involving the capital adequacy of BNP.

      Under French banking regulations, in addition to compliance with the Solvency Ratio, BNP must maintain a minimum level of capital known as the CAD Ratio (as defined below). The following discussion focuses on the Solvency Ratio and the Tier 1 Capital Ratio since they are the reference ratios under the Shift Events. The CAD Ratio is also discussed briefly below for informational purposes.

Overview of Capital Adequacy Regulations

      Like other financial institutions, the assets and liabilities of which are principally monetary in nature, the BNP Group is exposed to special risks as a result of its worldwide financing and trading activities. These risks include credit risk, market risk, interest rate risk and foreign exchange risk. Changes or volatility in economic conditions that affect the relative levels of these risks can have rapid and substantial adverse effects on the value of the assets of a bank, which in turn can adversely affect its ability to satisfy its debts and other liabilities and, accordingly, its viability as a going concern. The primary function of capital is to provide a cushion to absorb unanticipated losses and declines in asset values so as to protect against the risk of the insolvency of banking institutions and to protect depositors and other creditors of the banking institution in the event of liquidation. Capital also provides a cushion against unexpected variations in the quality of a bank's earnings or developing trends in the level of a bank's deposits and other funding sources.

      Bank regulatory authorities in most countries accordingly impose minimum required levels of capital that must be maintained by banks within their jurisdiction. Required levels of capital are determined by reference to the relative risk associated with specified categories of assets owned by the institutions. These requirements are generally referred to as "risk-based" capital requirements, and are regarded by bank regulatory authorities as an important supervisory tool in measuring the safety and soundness of banking institutions.

      In 1988, the Basle Committee on Banking Regulations and Supervisory Practices (the "Basle Committee"), a committee consisting of representatives of the central banks and supervisory authorities from the "Group of Ten" countries (Belgium, Canada, France, Germany, Italy, Japan, the Netherlands, Sweden, the United Kingdom and the United States) and Luxembourg that meet at the Bank for International Settlements ("BIS") issued a capital accord setting out standards for risk-weighting and minimum levels of regulatory capital. The BIS standards contained in the accord have been widely adopted by bank regulatory authorities throughout the world, including regulatory authorities in France. Under the BIS standards, a credit institution's capital (or "own funds") is divided into two principal categories, or "tiers." Tier 1 capital consists of "core" capital items such as common and qualifying perpetual preferred equity, while Tier 2 capital includes "quasi-capital" items such as certain perpetual and long-term preferred equity and subordinated debt. The composition of each tier of capital is described in more detail under "--The Solvency Ratio and the Tier 1 Capital Ratio -- Determination of the Level of Capital." The aggregate amount of the credit institution's capital is compared to the value of the credit institution's assets, weighted to take into account the counterparty risk inherent in those assets. Under the BIS standards, credit institutions are required to maintain a total solvency ratio (total capital to risk-weighted assets) of at least 8% (the "Solvency Ratio"). Because Tier 2 capital is included in the calculation only to the extent that it does not exceed the amount of Tier 1 capital, a credit institution must effectively maintain a risk-based capital ratio with respect to Tier 1 capital of at least 4% (the "Tier 1 Capital Ratio"). The BIS standards focus principally on credit risks.

      In 1989, the European Community adopted two directives that set the framework, based on the BIS standards, of capital adequacy within the European Union with respect to credit risks. In France, these two directives were implemented through two regulations adopted by the Banking Regulatory Committee, Regulation 90-02 dated February 23, 1990 relating to own funds and Regulation 91-05 dated February 15, 1991 relating to the solvency ratio.

      In 1993, the Council of the European Communities adopted a Capital Adequacy Directive for credit institutions and investment enterprises under which member States were required to adopt regulations to supplement the solvency rules so as to take into account market risks associated with such institutions' trading activities and the exposure of both on- and off-balance sheet items to fluctuations in currency exchange rates in addition to credit risk. In 1995, the Banking Regulatory Committee adopted Regulation 95-02 (the "CAD Regulation") to implement the Capital Adequacy Directive. Effective as of January 1, 1996, the CAD Regulation subjects French credit institutions to capital adequacy requirements to cover risks arising from their trading activities and foreign exchange risks that are supplemental to the capital adequacy requirements applicable to their credit extension activities. Under the CAD Regulation, a credit institution's total capital (including capital classified in Tier 1 and Tier 2, and certain types of interim income and subordinated debt items (commonly referred to as a "Tier 3" capital)) is divided by the total amount of capital that the credit institution is required to maintain according to French banking regulations. The resulting quotient (expressed as a percentage) is the credit institution's CAD Ratio, which must be at least 100%. In essence, the CAD Ratio takes into account market risks in addition to credit risks already covered by the Solvency Ratio and the Tier 1 Capital Ratio.

      In 1996, the Basle Committee adopted a significant amendment to the BIS standards called the "amendment to the capital accord to incorporate market risks". This amendment aims to provide a specific capital cushion for market risks in addition to a bank's credit risks. Such amendment defines market risks as: (i) the risks pertaining to interest rate-related instruments and equities in a bank's trading book and (ii) foreign exchange risks and commodities risks held generally on the bank's books. As amended in 1996 and refined in September 1997 by the Basle Committee, the BIS standards (the "New BIS standards") continue to require a capital solvency ratio with respect to a bank's credit risks and, in addition, require a bank to quantify its market risks in figures equivalent to credit risks and to maintain an overall capital ratio of 8% with respect to its credit and market risks (the "New Solvency Ratio") and a risk-based capital ratio of at least 4% with respect to Tier 1 capital (the "New Tier 1 Capital Ratio"). See "The New BIS standards". As adopted by the Banking Commission, the New BIS standards apply to French banks as of January 1, 1998.

      Pursuant to the French Banking Law, should a French credit institution fail to comply with the applicable capital adequacy regulations, the Banking Commission has the authority to impose sanctions, including the authority to suspend the banking license of the credit institution and to prohibit the credit institution from engaging in certain activities.

The Solvency Ratio and the Tier 1 Capital Ratio

      The Solvency Ratio is calculated in a process that includes four principal steps. First, the overall level of the credit institution's capital is determined, with capital subdivided into two tiers, Tier 1 and Tier 2 (and, within Tier 2, two sub-tiers). Second, the level of the credit institution's assets is adjusted by multiplying the value of each asset by a percentage designed to reflect the level of associated credit risk, a process known as "risk-weighting." Third, the credit institution's off-balance sheet items are converted to balance sheet equivalents, and most of those equivalents are then risk-weighted as if they were balance sheet items. Fourth, the level of the credit institution's Tier 1 and Tier 2 capital (subject to certain limitations described herein) is divided by the aggregate amount of the credit institution's risk-weighted assets and off-balance sheet items. The resulting quotient (expressed as a percentage) is the credit institution's Solvency Ratio, which must be equal to at least 8%. While no specific level of Tier 1 capital is technically required under French banking regulations, a credit institution is effectively required to maintain a Tier 1 Capital Ratio in an amount equal to at least 4% of its risk-weighted assets in order to comply with the BIS standards, because Tier 2 capital may only be included in this calculation in an amount not in excess of Tier 1 capital.

Determination of the Level of Capital

      For purposes of the BIS standards, a credit institution's capital is divided into Tier 1 and Tier 2 capital.

      Tier 1 capital includes share capital, reserves (other than revaluation reserves, as described below), share premiums, retained earnings, unallocated profit from the most recent year (less the amount of any related dividend proposed for approval to the shareholders) or interim period and the fund for general banking risks. Share capital and the related share premium (the equivalent of additional paid-in capital) include common equity and qualifying non-cumulative perpetual preferred stock. The fund for general banking risks is a reserve established to cover risks that are not accounted for by specific or country risk provisions. See "Asset Quality, Loan Loss Allowances and Reserves -- Fund for General Banking Risks." Because unallocated profit for the most recent year (less the amount of any proposed dividend for that year) is included in Tier 1 capital, fluctuations in net income may have a significant impact on the Solvency Ratio and the Tier 1 Capital Ratio of a credit institution. In addition, transfers to or from the fund for general banking risks may also significantly affect the Solvency Ratio and the Tier 1 Capital Ratio of a credit institution. See "--Group Capital Adequacy Compliance." For an institution that prepares financial statements on a consolidated basis with its subsidiaries, such as BNP, Tier 1 capital is adjusted to reflect the result of the consolidation, most notably by the addition of minority interests in the equity accounts of consolidated subsidiaries. Goodwill and certain other non-qualifying intangible and other assets are deducted from the level of Tier 1 capital.

      Tier 2 capital includes, among other items, revaluation and certain other reserves, certain types of perpetual preferred equity not qualifying for Tier 1 capital treatment, certain types of perpetual subordinated debt and certain types of subordinated debt with an original maturity of at least five years. Revaluation reserves are reserves arising from the revaluation of assets in accordance with relevant French banking regulations. Perpetual subordinated debt (including subordinated debt that can be redeemed only at the option of the issuer and with the prior approval of the Banking Commission) as to which the issuer has the right to defer interest payments and to use unpaid principal and interest to offset losses is classified as "Upper Tier 2" capital. Subordinated debt that (i) does not qualify as Upper Tier 2 capital but has an original maturity of at least five years, (ii) is not subject to early redemption (other than in a liquidation of the issuer) and (iii) in a liquidation of the issuer is subordinated as regards repayment of principal to all other debts of the issuer is classified as "Lower Tier 2" capital. In the last five years prior to maturity, the amount of any item of subordinated debt that may be taken into account as Lower Tier 2 capital must be reduced in accordance with a schedule approved by the Banking Commission. Usually, the reduction is made on a straight line basis (regardless of whether such preferred equity or debt is subject to any actual amortization), so that no more than 80% is taken into account as Lower Tier 2 capital in the fourth year prior to maturity, no more than 60% in the third year prior to maturity, no more than 40% in the second year prior to maturity and no more than 20% in the year prior to maturity.

      Under the BIS standards, credit institutions are required to deduct certain amounts from total capital, as described below under "--Calculation of Solvency Ratio and the Tier 1 Capital
Ratio."

Risk-Weighting

      As discussed above, the nature of banking operations involves a variety of risks that depend on credit quality and market conditions. To determine the risk-weighted value of the assets in the banking portfolio under the Solvency Ratio and the Tier 1 Capital Ratio, a specific weighting is assigned to each such asset, based on the credit risk of the relevant obligor, guarantor or other counterparty. The weighting is expressed as a percentage, which is multiplied by the value at which the relevant asset is carried on the credit institution's balance sheet. For risk-weighting purposes, commercial loans are taken as a benchmark with a risk weighting of 100%. Certain other transactions qualify for reduced weightings. The following table sets forth the risk-weightings applicable to various types of assets. If the relevant obligation is fully guaranteed, the risk weighting of the guarantor is applied (except as specified in the table below).

      Type of Asset or Counterparty            Risk Weighting
      -----------------------------            --------------

   Cash and equivalents; government or
   central bank obligations of OECD
   countries and certain other countries
   ("Zone A" countries); government or
   central bank obligations of non-Zone
   A countries ("Zone B" countries) and
   obligations of a borrower of a Zone B
   country guaranteed by the government
   or central bank of such country, in
   each case that are payable and funded
   in local currency; obligations of the
   European Communities and of certain
   local governments of the European
   Economic Area; and assets secured by
   securities of a Zone A government or
   central bank or the European
   Communities, deposits lodged with the
   lending credit institution or
   certificates of deposit issued by,
   and deposited with, the lending
   credit institution ..................            0%

   Obligations of certain multilateral
   development banks; claims on certain
   regional or local governments of Zone
   A countries; obligations of credit
   institutions in Zone A countries
   (unless classified as qualifying
   capital by those institutions);
   obligations of Zone B credit
   institutions with a residual maturity
   of one year or less (unless
   classified as qualifying capital by
   those institutions); and assets
   secured by securities of certain
   multilateral development banks or
   regional or local governments of Zone
   A countries .........................           20%

   Obligations secured by residential
   mortgages on owner-occupied or leased
   properties; real estate leasing
   operations; prepayments and accrued
   income when the counterparty cannot
   be determined .......................           50%

   All other assets ....................          100%


      Off-balance sheet items are converted to balance sheet equivalents by applying specified conversion factors, except in the case of off-balance sheet items relating to interest rates, currency exchange rates, securities, precious metals and commodities, which are discussed separately below. The converted balance sheet equivalent amounts are then multiplied by the applicable risk-weighting percentages described above, and the product is the risk-weighted equivalent value of the relevant item. If the relevant obligations are fully guaranteed, then the risk weighting of the guarantor is applied. For purposes of determining the applicable conversion factors, off-balance sheet items other than those relating to interest rates, currency exchange rates, securities, precious metals and commodities are first classified in four categories, with higher levels of capital required for the categories perceived as representing greater risk. Each off-balance sheet item is classified in the category that are deemed appropriate (according to instructions of the Banking Commission). The following table sets forth a description (which is not limitative) of the items in each category and the corresponding risk weighting.

      Type of Off-Balance Sheet Item          Conversion Factor
      ------------------------------          -----------------

               Limited Risk
               ------------

   Undrawn commitments which are for an
   initial maturity less than or equal
   to one year or that may be canceled
   unconditionally at any time by the
   relevant entity of the credit insti-
   tution member without notice ........            0%

               Moderate Risk
               -------------

   Documentary credits secured by the
   underlying goods and other similar
   transactions ........................           20%

               Average Risk
               ------------

   Unsecured documentary credits,
   guarantees (including performance
   bonds and similar non-payment
   guarantees), standby facilities
   and undrawn credit lines with an
   initial maturity of more than one
   year, note issuance facilities
   and revolving underwriting
   facilities ..........................           50%

                 High Risk
                 ---------

   Loan guarantees, acceptances,
   (including endorsements with the
   character of acceptances),
   transfers with recourse, irrevocable
   credit lines or guarantees that are
   credit substitutes, forward purchase
   agreements, sale and repurchase
   agreements, forward deposits, and
   non-paid up share capital or other
   securities ..........................          100%


      Off-balance sheet items relating to interest rates, exchange rates, securities, precious metals and commodities, such as forward exchange operations, interest rate or exchange rate futures and other similar items, are valued on the basis of marking to market. Under this mark-to-market method, the net exposure of the credit institution to each counterparty is calculated, and is equal to the amount (not less than zero) that the counterparty would have to pay to the credit institution if the relevant agreement or other arrangement were terminated on the date of calculation. An additional amount is then added, determined by multiplying the notional principal amount of the relevant contract by a certain coefficient as follows:

---------------------------------------------------------------------
                  Interest  Exchange   Securi-   Precious   Commodi-
Residual           rate      rate       ties      Metals     ties
maturity           items     items      items     items      items
---------------------------------------------------------------------
One year or less    0.0%      1.0%       6.0%      7.0%      10.0%
One to five years   0.5%      5.0%       8.0%      7.0%      12.0%
More than five
 years              1.5%      7.5%       10.0%     8.0%      15.0%
---------------------------------------------------------------------


      The resulting amounts are multiplied by the risk weighting for the applicable type of counterparty, except that the maximum risk-weighting is 50%. Interest rate and currency options sold (subject to certain exceptions), contracts traded on a regulated market that requires daily margin posting and exchange rate contracts with an initial maturity of 14 days or less are not converted to balance sheet equivalents.

Calculation of Solvency Ratio and Tier 1 Capital Ratio

      The Solvency Ratio of a credit institution is determined by dividing the aggregate amount of the credit institution's Tier 1 and Tier 2 capital (subject to the limitations discussed below) by the aggregate amount of the credit institution's risk-weighted assets and off-balance sheet items. Under the BIS standards, the Solvency Ratio must be at least equal to 8%. The Tier 1 Capital Ratio must be at least 4%.

      For purposes of this calculation, Tier 2 capital is included in the calculation only to the extent that it does not exceed Tier 1 capital, and Lower Tier 2 capital is included in the calculation only to the extent that it does not exceed 50% of Tier 1 capital. In addition, the aggregate amount of Tier 1 and Tier 2 capital is reduced by deductions equal to the amount of equity and subordinated debt held by the BNP Group in non-consolidated credit institutions. See "--Calculation of the Solvency Ratio and Tier 1 Capital Ratio of the BNP Group."

Calculation of the Solvency Ratio and Tier 1 Capital Ratio of the
BNP Group

      The following table sets forth the components used to calculate the Tier 1 Capital Ratio and Solvency Ratio of the BNP
Group as of December 31, 1995, 1996 and 1997.

                         December 31,  December 31,  December 31,
                             1997          1996          1995
                         ------------  ------------  ------------
                           (FF in millions, except percentages)

Total Capital:
Tier 1 Capital..........      68,990       60,813       56,122
                           ---------    ---------    ---------
Upper Tier 2 Capital....      13,519       13,122       11,870
Lower Tier 2 Capital....      34,495       30,406       26,040
Deductions..............      -1,308       -1,446       -1,205
                           ---------    ---------    ---------
Total Tier 2 Capital....      46,706       42,082       36,705

Available Tier 1 and
Tier 2 Capital..........     115,696      102,895       92,827
                           =========    =========    =========

Risk-Weighted Assets....   1,131,504    1,101,655      998,433
Risk-Weighted Off-
Balance Sheet Items.....      33,165       27,651       22,923
                           ---------    ---------    ---------

Risk-Weighted Assets and
Off-Balance Sheet Items.   1,164,669    1,129,306    1,021,356
                           =========    =========    =========

Solvency Ratio..........       9.9%        9.1%        9.1%

Tier 1 Capital Ratio....       5.9%        5.4%        5.5%



The New BIS standards

      Under the New BIS standards applied by the Banking Commission to French banks since January 1, 1998, the New Solvency Ratio is calculated in a process that includes five principal steps. First, the overall level of the credit institution's capital is determined, with capital subdivided into three tiers, Tier 1, Tier 2 and Tier 3. Second, the bank's assets and off balance sheet commitments are divided into a commercial banking portfolio and a trading portfolio. Third, the components of the commercial banking portfolio (including the relevant off balance sheet items converted to balance sheet equivalents) are "risk weighted" in the same way as under the BIS standards. See "The Solvency Ratio and the Tier 1 Capital Ratio--Risk Weighting". Fourth, a credit institution's market risks are measured by using either a standardized method or its internal model and are converted to credit risk equivalents. Fifth, the level of the credit institution's Tier 1, Tier 2 and Tier 3 capital (subject to certain limitations described herein) is divided by the aggregate amount of the credit institution's risk-weighted assets, off-balance sheet items and market risks measures. The resulting quotient (expressed as a percentage) is the credit institution's New Solvency Ratio, which must be equal to at least 8%. The New BIS standards also require credit institutions to have a New Tier 1 Capital Ratio of at least 4%.

Determination of the Level of Capital

      Under the New BIS standards, a bank's total capital includes Tier 1 capital, Tier 2 capital and Tier 3 capital.
Tier 1 capital and Tier 2 capital are defined as in the BIS tandards. See "The Solvency Ratio and the Tier 1 Capital
Ratio--Determination of the Level of Capital".

      Tier 3 capital consists of short-term subordinated debt that needs, if circumstances demand, to be capable of becoming part of a bank's permanent capital and thus be available to absorb losses in the event of insolvency. It must therefore, at a minimum:

       -  be unsecured, subordinated and fully paid-up;
       -  have an original maturity of at least two years;
       - not be repayable before the agreed repayment date unless the supervisory authority agrees; and

       - be subject to a lock-in clause which stipulates that neither interest nor principal may be paid (even upon maturity) if such payment means that the bank falls below or remains below its minimum capital requirements.

      Tier 3 capital will be earmarked exclusively to support market risks. Accordingly, any capital requirement arising in respect of credit and counterparty risk, including counterparty credit risk in respect of derivatives in both trading and banking books, must be met by the existing definition of capital in the BIS standards (i.e., Tiers 1 and 2).

      Tier 3 capital will be limited to 250% of a bank's residual
Tier 1 capital (i.e., Tier 1 capital above that required to cover credit risks).

Determination of the commercial banking portfolio and the trading portfolio

      A bank's commercial banking portfolio includes all of its assets and off-balance sheet items, other than those included in its trading portfolio. The trading portfolio includes trading securities, securities held for sale (subject to certain exceptions) and derivative instruments the purpose of which is either to maintain open positions to benefit from price variations or to manage the bank's trading portfolio. Derivatives include financial futures, forward rate agreements, interest rate, currency, equity and equity index swaps and options for the purchase or sale of securities or other derivative contracts. Items in the commercial banking portfolio are recorded at historical cost in accordance with the manner in which such items are recorded on the bank's consolidated balance sheet. Items in the trading portfolio are marked to market.

Risk Weighting

      Assets in the commercial banking portfolio (including the relevant off balance sheet items converted to balance sheet equivalents) are "risk weighted" in the same manner as under the BIS standards. See "The Solvency Ratio and the Tier 1 Capital Ratio--Risk Weighting".

Determination of market risks

      In measuring its market risks, a bank may apply one of two general methodologies, subject to the approval of the Banking
Commission.

      One method is to measure the risks in a standardized manner, using a "building block approach" with respect to the various risks: interest rate, equity position, foreign exchange, commodities risk and the price risk in options of all kinds. The capital charge under the standardized measurement method will be the measures of risks obtained for the various risks set forth in the table below, summed arithmetically.


-----------------------------------------------------------
    Risk category                Assets concerned
-----------------------------------------------------------
Interest rate risk            Trading portfolio

Specific and general
market risks
-----------------------------------------------------------
Equity position risk          Trading portfolio

Specific and general
market risks
-----------------------------------------------------------
Foreign Exchange risk         All assets
-----------------------------------------------------------
Commodities risk              All assets
-----------------------------------------------------------
Options                       Options related to any of the
                              above risk category
-----------------------------------------------------------

      The alternative method allows banks to use risk measures derived from their own risk management model, subject to a number of conditions, including: certain general criteria concerning the adequacy of the risk management system; qualitative standards for internal oversight of the use of the models; guidelines for specifying an appropriate set of market risk factors, i.e., the market rates and prices that affect the value of the banks' positions; quantitative standards setting out the use of common minimum parameters for measuring risks; guidelines for stress testing; and rules for banks which use a mixture of models and the standardized approach.

      BNP is currently preparing its own risk management model and considering the implications of its implementation.

Certain Financial Information Related to BNP Group's Capital
Adequacy

      The following tables present certain financial information concerning the BNP Group at, and for the years ended, December 31, 1995, 1996 and 1997. Such information has been derived from the consolidated financial statements of the BNP Group for the year ended December 31, 1997 (including income statement items for the years ended December 31, 1995 and 1996) and at December 31, 1997 (including balance sheet items at December 31, 1995 and
1996). Such financial statements were prepared in accordance with generally accepted accounting principles in France ("French GAAP"). French GAAP differ in certain significant respects from generally accepted accounting principles in the United States.


                                    Year ended December 31,
                                    -----------------------
                                   1997      1996        1995
                                 -------   -------     -------
                                        (FF in millions)

Income Statement Items

Net banking income............    44,066     39,502     37,708
Gross operating income........    13,435     10,844      9,500
Net addition to allowance
for credit risks and
country risks.................    (6,785)    (3,793)    (5,533)
Net income attributable
to BNP Group..................     5,962      3,856      1,784


Balance Sheet Items

Assets
Interbank and money
market items..................   752,264    713,067    567,870
Customer items................   888,083    793,986    747,726
Other.........................   248,435    182,761    146,296
                               ---------  ---------  ---------
  Total assets................ 2,034,871  1,861,053  1,593,723
                               =========  =========  =========

Liabilities and Stockholders'
Equity(1)
Interbank and money
market items..................   668,239    623,378    510,797
Customer deposits.............   717,741    638,049    578,062
Bonds and negotiable
debt instruments..............   240,248    255,276    270,737
Other accounts................   285,528    237,216    138,298
Subordinated debt.............    52,473     43,120     36,622
Reserve for general
banking risks.................     6,718      6,580      8,353
Stockholders' equity..........    63,924     57,434     50,854
                               ---------  ---------  ---------
  Total liabilities and
  stockholders' equity........  2,034,871 1,861,053  1,593,723
                                ========= =========  =========

----------
(1)   After appropriation of income.


Financial Condition

Assets

      General. The main components of the BNP Group's assets are customer items, comprising "items due from customers" (i.e., loans and leasing transactions), and interbank and money market items, which together accounted for approximately 81% of total assets at December 31, 1997 and 1996. At December 31, 1997, consolidated assets of the BNP Group amounted to FF 2,035 billion, up 9.3% from FF 1,861 billion at December 31, 1996, which in turn represented an increase of 16.8% from FF 1,594 billion at December 31, 1995. The increase from 1996 to 1997 was due primarily to a 11.4% increase in gross customer loans and a 5.5% increase in interbank and money market items, which more than offset a 6.2% decrease in bonds and equity securities (not including equity securities held for investment). Notwithstanding the significant increases in net banking income in 1997 compared with 1996, consolidated weighted assets increased only by 3.1% due to a selective policy focusing both on strengthening capital ratios and increasing profitability.

      Interbank and Money Market Items. Interbank and money market items increased by only 5.5% to FF 752.3 billion at December 31, 1997 compared with FF 713.1 billion at December 31, 1996, itself a 25.6% increase from FF 567.9 billion at December 31, 1995. The 5.5% increase in the amount of interbank and money market items in 1997 reflected two opposing trends: a 60.6% increase in treasury bills and money market instruments resulting primarily from a substantial increase in BNP's French Treasury Security repo business, and a 9.8% decrease in term loans and time deposits due from credit institutions, resulting from the BNP Group's strategy to strengthen capital ratios by closely monitoring consolidated weighted assets.

      Gross Customer Loans. Gross customer loans outstanding increased by 11.4% to FF 929.5 billion at December 31, 1997 from FF 834.1 billion at December 31, 1996, which in turn represented a 6.1% increase from FF 786.2 billion as at December 31, 1995. In contrast to a 3.9% contraction in 1996, gross customer loans granted in France increased by 1.3% in 1997, reflecting a 1.4% increase in the average loan portfolio of the French domestic network (the average portfolio of loans to corporations and loans to individuals increased by 1.9% and 1.3%, respectively). This increase illustrated the upturn of the demand for credit in France in 1997 following the acceleration of economic growth and the rebound in household consumption. Of the average balances of French franc customer loans granted by BNP France (i.e., the French domestic network excluding French subsidiaries of the BNP Group) for the year 1997, 58.8% related to commercial and industrial loans (including 39.3% for investment loans, 51.6% for treasury loans and 9.1% for export and other loans) and 41.2% related to loans to individuals (including 81.2% for mortgage loans and 18.8% for short-term customer loans). On the international level, the improved economic environment and the extension of the activities of the network led to a 25.3% increase (including the effect of favorable exchange rate fluctuations) in gross customer loans in 1997.

      Securities Portfolio. At December 31, 1997, BNP held securities (bonds and other fixed-income instruments and equity and other non-fixed income instruments, not including treasury bills and money market instruments) having a book value of FF
146.1 billion, a 6.2% decrease from FF 155.8 billion at December 31, 1996, itself representing a 51.6% increase from year-end 1995 (FF 102.7 billion). The market value of such securities was FF
148.4 billion at December 31, 1997. BNP's trading account securities (other than treasury bills and money market instruments) amounted to FF 77.6 billion, a 0.9% increase from
76.9 billion at December 31, 1996, itself representing a 93.4% increase from FF 39.8 billion at year-end 1995.

Liabilities

      General. Total liabilities of the BNP Group reached FF 1,971 billion as at December 31, 1997, up 9.3% from 1,804 billion at December 31, 1996, itself a 16.9% increase from FF 1,543 billion at December 31, 1995. The principal liability categories were interbank and money market items, customer deposits and bonds and negotiable debt instruments, which together accounted for approximately 82.5% of the total at year-end 1997, 84.1% of the total at year-end 1996 and 88.1% of the total at year-end 1995. The increase in total liabilities in 1997 was due mainly to a significant increase (12.5%) in customer deposits and a more limited increase in interbank and money market items (7.2%).

      Interbank and Money Market Items. Interbank and money market items increased 7.2% to FF 668.2 billion at December 31, 1997 from FF 623.4 billion at December 31, 1996, itself an increase of 22.0% from FF 510.8 billion at December 31, 1995. The increase in interbank and money market liabilities in 1997, as on the asset side, was related to the substantial increase in BNP's French Treasury Security repo business.

      Customer Deposits. Customer deposits, retail certificates of deposit and negotiable certificates of deposit together amounted to FF 904.6 billion at December 31, 1997, up 8.7% from FF 832.1 billion at December 31, 1996, itself a 6.8% increase from FF 779.2 billion at December 31, 1995. The increase in 1997 was due mainly to a 12.5% increase in customer deposits to FF 717.7 billion at December 31, 1997 from FF 638.0 billion at December 31, 1996. Total customer deposits, retail certificates of deposit and negotiable certificates of deposit collected by BNP in France (FF 445.0 billion), French subsidiaries (FF 72.1 billion) and outside France (FF 387.5 billion) increased by 2.7%, 54.2% and 10.1%, respectively.

      Other. At December 31, 1997, the BNP Group's bond and negotiable debt instruments amounted to FF 240.2 billion, down 5.9% from FF 255.3 billion at December 31, 1996, itself a 5.7% decline from FF 270.7 billion at December 31, 1995. The BNP Group's subordinated debt amounted to FF 52.5 billion at December 31, 1997, up 21.7% from FF 43.1 billion at December 31, 1996, reflecting the continued development of issuances of subordinated debt designed to increase the BNP Group's Tier 2 capital.

Stockholders' Equity


                                      At December 31,
                                      ----------------  ---------
                                        1997     1996    % change
                                      -------- -------  ---------
                                      (FF in millions)

Consolidated stockholders'
equity, BNP Group's share*           59,040     55,552       6.3
Minority interests*                   4,884      1,882       n/m
                                     ------     ------
Consolidated stockholders' equity,
including minority interests*        63,924     57,434      11.3
                                     ======     ======

----------
*  After appropriation of income.


      The 6.3% increase in stockholders' equity (BNP Group's share) in 1997 resulted, in addition to the increase in appropriations to reserves of undistributed earnings in 1997 (FF
4.5 billion), principally from (i) a FF 761 million capital increase pursuant to the payment of dividends in the form of shares, (ii) a capital increase reserved to employees (FF 178 million), (iii) a FF 291 million capital increase pursuant to the stock-for-stock public tender offer launched by BNP on its subsidiary BNP Intercontinentale, and (iv) the effects of exchange rate fluctuations and other (FF 608 million), which together more than offset a write-down of capital gain on real estate restructuring of FF 2.758 billion (net of deferred tax liabilities posted to deferred tax liabilities) which was posted directly to stockholders' equity, as was the case for the original revaluation transaction effected in 1991-92. The increase in minority interests in BNP's consolidated stockholders' equity resulted from the issuance by BNP U.S. Funding L.L.C., a newly-created subsidiary, of U.S.$500 million of noncumulative preferred securities. See "Capital Adequacy" for a discussion of BNP's capital ratios as at December 31, 1997.

Off-Balance Sheet Items

      Off-balance sheet items (including the notional amount of derivative instruments) totaled FF 15,360.9 billion at December 31, 1997, up 25.3% from FF 12,254.7 billion at December 31, 1996, itself representing an increase of 29.1% from FF 9,493.1 billion at December 31, 1995. The substantial majority of such items consisted of commitments on forward financial instruments and of foreign exchange transactions. Risks on those transactions are minimized by taking matched positions.

The following table sets forth the composition of the BNP Group's off-balance sheet items at December 31, 1997 and 1996.


                                                At December 31,
                                               ----------------
                                                 1997     1996
                                               -------  -------
                                               (FF in billions)

Commitments given:
Financing commitments given................     397.0     324.5
Guaranties and endorsements given..........     189.3     174.6
Commitments given on securities............      63.6      55.5
Commitments incurred on forward
and options contracts......................  14,490.1  11,516.4
Commitments received:
Financing commitments received.............       9.9       9.4
Guaranties and endorsements received.......     158.8     118.3
Commitments received on securities.........      52.2      55.9


      The increase in financing commitments given is consistent with the evolution of the balance sheet as a whole. The increase in guaranties and endorsements given resulted in particular from BNP's role in international financing.

      After weighing by nature of counterparty risk, off-balance sheet credit risks totaled FF 286 billion at December 31, 1997 (compared with FF 234 billion at December 31, 1996), of which FF
33.2 billion concerned commitments relating to forward financial instruments (compared to FF 27.7 billion at December 31, 1996).

Asset Quality, Loan Loss Allowances and Reserves

      The BNP Group seeks to minimize, and to protect itself from, credit risk by applying specific procedures in monitoring credit risk and making and maintaining adequate allowances to cover loans losses.

Procedures for Monitoring Loans

      The procedures discussed below are applied by BNP in France. BNP's branches and subsidiaries in France's overseas territories areas and outside France apply the same principles, while taking into account local practices and host country banking regulations.

      Financial responsibility for commitments is assumed by the profit centers that carry the commitments in their books; they are directly responsible for monitoring their outstanding loans, making provisions as needed and recording gains and losses.

      All credits are reviewed on a yearly basis by the units that originate the loans (except for the highest rated loans, which are reviewed every year and a half). BNP has in place a comprehensive credit risk rating system to analyze both current and potential borrowers. The system classifies loans into six categories of healthy risks--four categories of good risks and two categories which, under specific circumstances, are considered to be of a lower risk quality--and into two categories of doubtful loans (as described more fully below). In addition to this credit rating procedure, BNP has in place specific warning procedures designed to monitor risks and prompt the Bank to react promptly to important events affecting its commitments.

      Based on information obtained from warning indicators, it is the responsibility of the director of the unit concerned, or his hierarchical superior, to decide whether to change a customer's credit risk rating. Customer loans classified as doubtful are specifically monitored according to the significance of the commitments with or without the involvement of the Legal and Tax Affairs Division or the Specialized Commitments and Debt Collection Division. If a customer loan becomes subject to debt collection, its management is transferred to the Specialized Commitments and Debt Collection Division.

      Customer loans are classified as doubtful accounts if they
(i) are unpaid for three months (six months for real estate), irrespective of whether full or partial recovery is in doubt,
(ii) present a probable or certain risk of total or partial nonrecovery that warrants the establishment of a loan loss allowance, or (iii) are in the process of recovery through litigation. Doubtful accounts include substandard risks, which are risks as to which in management's judgment recovery is for any reason in doubt but a provision is not yet considered necessary. In BNP's domestic network, once the relationship with the customer has been severed, the loan is for risk management purposes classified as "debt in recovery", irrespective of whether full or partial recovery is in doubt.

Loan Loss Allowances

      Provisioning/Allowance Policy

      The accounting procedures of the BNP Group regarding problem credits, which are based on French regulations, differ in certain significant respects from those followed by banks in the United States.

      Customer loans are recorded on the BNP Group's consolidated balance sheet net of the allowance for possible loan losses. The establishment of an allowance, or an increase in its amount, is reflected in the Group's consolidated statements of income by a provision. The reversal of an allowance is reflected by a credit to income. The amount of new provisions (less reversals of allowances and recoveries of loans written-off) is recorded under "Net addition to allowance for credit risks and country risks."

      On a monthly basis, management establishes and modifies allowances for possible loan losses relating to particular loans that appear to present a significant risk of loss. Lending offices may establish allowances in amounts up to FF 2.5 million; allowances above such amounts may be established only by the central management of BNP. The amount of the allowance in respect of a particular loan is determined based on the degree of risk of loss, taking all of the circumstances into account and principally the financial condition of the borrower, the nature of the loan and any security or guarantees supporting such loan. Allowances in amounts greater than the previously mentioned threshold are reviewed by central management twice a year to determine (i) whether they should be increased or reduced in light of then existing circumstances and (ii) whether there should be any write-down, write-up or write-off. Certain non-French branches and subsidiaries may, in accordance with local regulations, establish allowances on a statistical or lump-sum basis, and the amount of such allowances that is not attributable to specific loans is reflected in retained earnings in the consolidated financial statements of the Group. In addition to allowances relating to particular problem loans, the BNP Group maintains allowances for country risk.

      A loan is generally written down or off only when the loss has become final and certain. Interest on a doubtful loan normally continues to be recorded as accruing, and is included in net banking income, until such loan is written down or off, but a provision is taken for the full amount of each unpaid interest payment. When a loan is written down or off, any related allowance is eliminated and a net charge to income is made for any portion of the loan not covered by an allowance.

      Allowances:  General

      The following table sets forth the balances of BNP's allowances designated to cover specific risks, banking risks and country risks at the dates indicated.

                                                At December 31,
                                            -----------------------
                                             1997     1996    1995
                                            ------   ------  ------
                                                 (FF in millions)

Allowances reflected under assets:(a)
On interbank items(b)...................     6,717    7,573   7,787
On customer items.......................    41,439   40,082  38,489
On securities(b)........................     2,940    2,784   2,515
                                            ------   ------  ------
  Total allowances reflected
  under assets..........................    51,096   50,439  48,791
Allowances reflected under
liabilities:
On off-balance sheet commitments........     2,553    2,108   2,041
For other credit risks(c)...............     2,545    2,851   3,418
                                            ------   ------  ------
  Total allowances reflected under
  liabilities...........................     5,098    4,959   5,459
                                            ------   ------  ------
  Total allowance for credit risks
  and country risks.....................    56,194   55,398  54,250
                                            ------   ------  ------

Allowances reflected under
assets:(a)
Designated to cover country risks.......    13,393   12,830  12,974
Designated to cover specific risks......    37,703   37,609  35,817
                                            ------   ------  ------
  Total allowances reflected
  under assets..........................    51,096   50,439  48,791
Allowances reflected under
liabilities:
Designated to cover country risks.......     1,146      308     139
Designated to cover specific risks
and banking risks(c)....................     3,952    4,651   5,320
                                            ------   ------  ------
  Total allowances reflected
  under liabilities.....................     5,098    4,959   5,459
                                            ------   ------  ------
  Total allowance for credit risks
  and country risks.....................    56,194   55,398  54,250
                                            ======   ======  ======

----------
(a) As receivables purchased or swapped are carried at their face value, premiums and differences between purchase price and face value are recorded as allowances.
(b) Allowances on loans to credit institutions mainly concern financial credits exposed to country risk. Allowances on securities shown in this table cover the country risk affecting securities held by the BNP Group.
(c) Including the reserve for unforeseen sectorial risks described below.


      The following table sets forth certain information concerning the net addition to BNP's allowance for specific risks and country risks during the periods presented. Additions to such allowance are sometimes referred to herein as "provisions".


                                    Year ended December 31,
                                    -----------------------
                                                           % change % change
                                     1997    1996    1995  in 1997  in 1996
                                     ----    ----    ----  -------- --------
                                       (FF in millions)

Net addition to allowance for
 specific risks:                    3,965(a) 4,599  5,828   (13.8)   (21.1)
Net addition to (deduction from)
 allowance for country risks:       2,820(b)  (806)  (295)   n/a      n/m
Total net addition to allowance
 for specific risks and
 country risks:                     6,785(c) 3,793  5,533    78.9    (31.4)

----------
(a) Including FF 592 million related to South Korea, Indonesia,
    Thailand, Malaysia and the Philippines.
(b) Including FF 2,428 million related to South Korea, Indonesia,
    Thailand, Malaysia and the Philippines.
(c) Including FF 3,020 million related to South Korea, Indonesia,
    Thailand, Malaysia and the Philippines.


      The 78.9% increase in net additions to allowances for credit risks and country risks in 1997 was due to the impact of the crisis in Asia. Excluding the effects of the recent developments in Asia, which are discussed separately below, net addition to allowances for credit risks and country risks decreased by 0.7% in 1997 as compared to 1996, and by 31.4% in 1996 as compared to 1995. The decreases throughout the period related both to generally improving economic conditions and to BNP's implementation since its privatization in 1993 of improved and more strict procedures for granting, monitoring and provisioning loans. With respect to country risks, BNP increased its sovereign debt sales, particularly in the second half of 1996 and in 1997, which led to deductions from country risk allowances throughout the period (offset in 1997 by an allowance following the securitization of certain sovereign debt and additions resulting from the Asian crisis).

      Specific Risks

      The following table and discussion set forth information concerning the coverage with loan loss allowances of the BNP
Group's specific risks.


                                                       At December 31,
                                                   -----------------------
                                                   1997      1996     1995
                                                   ----      ----     ----
                                                   (FF in billions, except
                                                         percentages)

Doubtful specific risks outstanding(1)........     61.8      63.5     63.2
Allowances for specific risks(2)..............     39.5      40.1     38.0
  Total coverage..............................     64%       63%      60%

----------
(1) Doubtful specific risks include essentially customer loans classified as doubtful, but also a small amount of troubled bank borrowings and securities of troubled borrowers.
(2) Does not include the reserve for unforeseen sectorial risks described below.


      At December 31, 1997, the BNP Group's total allowance for specific risks (where it is believed that all or part of the loan may not be collected) in France and abroad amounted to FF 39.5 billion, a decrease of FF 0.6 billion from December 31, 1996. Notwithstanding the slight decrease in the total allowance for specific risks in 1997, total coverage with respect to specific risks increased to 64% of doubtful specific risks at year-end 1997, from 63% a year earlier and 60% at December 31, 1995. At December 31, 1997, BNP's total doubtful specific risks outstanding amounted to FF 61.8 billion (including FF 39.6 billion in France), a 2.7% decrease from FF 63.5 billion at December 31, 1996 (including FF 40.7 billion in France). The overall decrease was due to a 2.7% decrease in doubtful specific domestic risks associated with the improvement in the situation of corporate borrowers, and a 2.7% decrease in doubtful international specific risks notwithstanding the impact of the economic crisis in Asia.

      The following table sets forth certain ratios concerning the BNP Group's doubtful specific risks to its consolidated gross customer loans.

                                                       At December 31,
                                                     ------------------
                                                     1997   1996   1995
                                                     ----   ----   ----
Allowances for specific risks as a
 percentage of gross customer loans(1).......        4.2%   4.8%   4.8%
Doubtful specific risks outstanding
 as a percentage of gross customer loans.....        6.7%   7.6%   8.0%

----------------
(1) Allowances for specific risks include essentially allowances linked to customer loans but also include a minimal amount of allowances relating to troubled bank borrowings and securities of troubled borrowers.

      Additions to Allowance for Specific Risks. In 1997, provisions for specific risks overall decreased by 13.8% to FF
3.965 billion from FF 4.599 billion in 1996. Excluding the effects of the Asian crisis, provisions for specific risks decreased 26.7% in 1997 as compared to 1996, due to an improvement in the situation of corporate borrowers and the rigorous application of lending and risk monitoring procedures. The decrease was especially significant in Domestic Banking, and in particular with respect to real estate risks. In Domestic Banking, provisions for specific risks decreased 29.6% compared with 1996. BNP's provisions with respect to troubled loans to real estate professionals ("REPs") in France decreased from FF 693 million in 1996 to FF 101 million in 1997. Notwithstanding the overall decrease in provisions, coverage of BNP's doubtful cash outstandings to REPs in France at December 31, 1997 was 70% as compared to 69% at December 31, 1996. In International Banking and Finance, provisions with respect to specific risks increased as a result of the FF 592 million provision recorded to cover specific risks in Asia. In 1996, provisions relating to specific risks overall decreased significantly (21.1%) as compared with 1995, with the decrease relating principally to specific risks in France (provisions with respect to troubled loans to REPs in France had been FF 1.621 billion in 1995), while provisions with respect to risks outside of France increased in line with the growth in the international loan portfolio.

      REPs. BNP's real estate operations comprise all forms of financing for operations conducted by REPs, as well as guarantees and endorsements carried as off-balance sheet commitments. REPs include developers engaged in building or renovating buildings for subsequent sale, transfer or rental, brokers, and all other nonfinancial agents engaged in real estate development on a regular basis. Total commitments to the real estate sector amounted to FF 32.0 billion at December 31, 1997, including FF
8.0 billion in off-balance sheet commitments. BNP's analytical definition of its commitments to the real estate sector does not include real estate commitments (amounting to FF 5.6 billion at December 31, 1997) given to major industrial corporations whose main business is not real estate and on which risk is not related to developments in the real estate sector.

      For BNP, risks arising from real estate lending relate principally to loans to REPs in France, where the real estate market (particularly the market for commercial real estate) remained depressed in 1995 and 1996, thus continuing to require substantial provisions in these years. By contrast, in 1997, new provisions with respect to troubled REP loans in France were only FF 101 million, reflecting both the substantial provisioning efforts of previous years and the stabilization of the real estate sector in France.

      At December 31, 1997, cash outstandings to REPs in France amounted to FF 12.5 billion, a 2.5% decrease from December 31, 1996, itself representing a 2.1% decrease from December 31, 1995. The following table breaks down by type BNP's cash outstandings to REPs in France at the dates indicated.


                                           At December 31,
                                  ------------------------------------
                                     1997         1996         1995
                                  ------------ ----------- -----------
                                  (FF in millions, except percentages)

Securities (stocks and bonds)....    3,075        2,294        1,671
Loans granted....................    9,547       10,557       11,451
                                     -----       ------       ------
Total cash outstandings..........   12,532       12,851       13,122
                                    ======       ======
% of gross customer loans........    1.3%         1.5%         1.7%


      At December 31, 1997, doubtful cash outstandings to REPs in France decreased by 8.2% compared with December 31, 1996 to FF
6.2 billion. The following table sets forth information concerning the coverage with specific allowances of BNP's risks to REPs in France at the dates indicated.


                                                        At December 31,
                                                    ----------------------
                                                     1997    1996    1995
                                                    -----   -----   ------
                                                    (FF in billions, except
                                                         percentages)

Cash outstandings...............................     12.5    12.9     13.1
Doubtful cash outstandings......................      6.2     6.7      6.5
Allowances for specific risks attributable
to doubtful cash outstandings...................      4.3     4.6      4.4
Coverage of doubtful cash outstandings..........      70%     69%      67%


      Coverage of doubtful cash outstandings to REPs in France by specific allowances increased to 70% of exposure at December 31, 1997, compared with 69% of exposure at December 31, 1996. Such percentages do not include allowances with respect to risks on off-balance sheet commitments to REPs (which commitments totaled FF 5.404 billion at December 31, 1997 and FF 6.006 billion at December 31, 1996). Considering the coverage of risks to REPs in France, allowances with respect to risks on off-balance sheet commitments to REPs were reduced to zero at December 31, 1997 (compared with FF 307 million at December 31, 1996).

      At December 31, 1997, coverage of doubtful real estate loans of the BNP Group worldwide (which loans totaled FF 9.8 billion at December 31, 1997 and FF 11.0 billion at December 31,
1996) by specific allowances amounted to 60.8% of exposure, compared with 58.7% at year-end 1996. The level of coverage outside France increased to 45.5% at December 31, 1997 from 42.8% at December 31, 1996.

      Asian Exposure

      In 1997, the BNP Group recorded a FF 3.020 billion provision to cover its exposure to five of the countries which were principally affected (to varying degrees) by the recent economic crisis in Asia: South Korea, Indonesia, Thailand, Malaysia and the Philippines. In an attempt to assess its exposure in these five countries conservatively, BNP adopted a comprehensive definition of its commitments to such countries. Specifically, BNP's commitments to these five countries comprise balance sheet and off-balance sheet commitments, credits of all maturities, including short-term and trade financing, equity investments and trading accounts and loans in local and foreign currencies. These commitments include all transactions with governments, financial institutions and corporations (excluding subsidiaries of multinational corporations headquartered outside these countries) and exclude the portion of risks secured by formally pledged cash collateral or guaranteed outside these countries by supranational or national government institutions. Based on such definition, the BNP Group's exposure in these five countries stood at FF 28.4 billion at January 31, 1998 (FF 29.8 billion at December 31, 1997, and such exposure as of January 31, 1998 was broken down as follows:
South Korea (35.6%), Indonesia (21.5%), Thailand (19.7%), Malaysia (13.0%) and the Philippines (10.2%). Based on an analysis of each of its commitments to borrowers in such countries, and applying its general procedures for monitoring credit risks, BNP recorded in 1997 a provision for specific risks of FF 592 million to cover the risk of losses on troubled loans to customers located in these countries. In addition, based on a multicriteria analysis designed to assess the impact of a worsening of the crisis, BNP, as a prudential measure, recorded in 1997 a provision of FF 2.428 billion to cover the more serious consequences that a possible worsening of these countries' economic and financial condition would have on BNP's risks.

      BNP has long been active in Asia, particularly in trade finance, which involves primarily short-term and self-liquidating types of commitments. A further 30% of BNP's outstanding commitments in the five countries are off-balance sheet items. BNP's real estate commitments in the region are immaterial. Furthermore, none of BNP's Asian entities in the five countries incurred any losses on the financial markets in 1997. When the first warning signs appeared, BNP conducted a complete review of its commitments and further tightened its credit review procedures. While BNP considers the coverage policy adopted in response to the crisis in Asia to be conservative, an extension of the crisis to neighboring countries, currently unforeseen, could materially and adversely affect the BNP Group's results of operations.

      Country Risks

      Following a reduction of FF 806 million in 1996, the allowance for country risks was increased in 1997 by FF 2.820 billion, due primarily to the general allowance of FF 2.428 billion recorded in 1997 as a result of the crisis in Asia. See "-- Asian Exposure." The allowance for country risks stood at FF
14.5 billion at December 31, 1997. The BNP Group's sovereign loan portfolio rose in value due to the widespread increase in secondary market prices of sovereign debt throughout the 1995-1997 period. In 1997, BNP took advantage of favorable market conditions to continue to sell selected loans. These sales allowed BNP to make deductions from country risk allowances totaling FF 1.1 billion. These deductions were more than offset by additions, amounting to FF 1.3 billion, resulting from the securitization of Peru's and Russia's debt. The positive differential between the book value of BNP's sovereign loans and their market value continued to increase in 1997. These improved conditions reinforced BNP's protection considering the loans' discount in the secondary market, and BNP considers its coverage of sovereign risks to be particularly conservative compared with such discount.

Allowance for Unforeseen Sectorial Risks

      Starting in 1994, BNP took steps to protect its stockholders' equity and capital ratios from the emergence of unforeseen sectorial risks. In this respect, BNP created a FF 2.6 billion allowance as of December 31, 1994 by reversing an equivalent sum from its reserve for general banking risks (see the description of such reserve below). The allowance for unforeseen sectorial risks is accounted for on the balance sheet of the BNP Group under the line item "Allowances for liabilities and charges." In 1996, BNP transferred FF 1.79 billion (which originally corresponded to country risk allowances included in the reserve for general banking risks) to such allowance. In 1996, the allowance for unforeseen sectorial risks was used in part to offset the impact of Axa's stock-for-stock public tender offer for Union des Assurances de Paris ("UAP") (FF 1.157 billion) and to cover the deterioration of BNP's equity risk on Pechiney and possible risks on Eurotunnel commitments (FF 901 million). An additional amount was also transferred from the allowance for unforeseen sectorial risks to country risk allowances. Following the addition to and the several deductions from the allowance in 1996, the allowance for unforeseen sectorial risks amounted to FF 1.430 billion at December 31, 1996. No addition to or deduction from the allowance for unforeseen sectorial risks was made in 1997. No portion of this allowance is allocated to cover any specific risks.

Reserve for General Banking Risks

      In 1993, BNP established a reserve for general banking risks amounting to FF 10.761 billion, corresponding to the following items: general risk reserves, which were transferred from the line item "Allowance for liabilities and charges" on the BNP Group's balance sheet; the transfer of a significant amount deducted from stockholder's equity, corresponding to the general risk related to the expected imbalance between BNP's active and retired staff members; and country risk allowances. Following the FF 2.6 billion reversal from the reserve in 1994 to create the allowance for unforeseen sectorial risks and the further transfer in 1996 of FF 1.79 billion to such allowance, the reserve for general banking risks covers exclusively the general risk related to the expected imbalance between BNP's active and retired staff members.

      At December 31, 1997, the reserve for general banking risks amounted to FF 6.72 billion, a FF 138 million increase from year-end 1996 reflecting additions made by subsidiaries abroad.

Allowance for Pension and other Post-Employment Benefits

      The BNP Group's staff is entitled to collective or contractual seniority and post-employment benefits, such as retirement and seniority bonuses. In addition, in France, BNP encourages voluntary departures and early retirement among employees who meet certain eligibility criteria. BNP has established an allowance to cover future charges associated with these commitments. Such reserve amounted to FF 4.522 billion at December 31, 1997.

Results of Operations

      The BNP Group's net banking income in 1997 was FF 44.066 billion, an 11.6% increase over 1996. Overall, net commissions increased 12.5%, particularly in the French domestic network, and gains on financial operations increased 90.0%, resulting from the exceptionally favorable stock market environment, while net interest and assimilated income decreased 2.8%, primarily due to severe competition on margins in the domestic market despite the upturn in demand for credit. Operating expenses (including certain depreciation and amortization items) increased 6.9% to FF
30.631 billion in 1997 compared with 1996, reflecting two continuing and offsetting trends: a decrease in operating expenses in the Domestic Banking division and an increase in operating expenses in the International Banking and Finance division due to continued development of the worldwide lines of business and the impact of inflation and exchange rate fluctuations worldwide. Gross operating income rose 23.9% to FF
13.435 billion, reflecting increases of 13.2% from Domestic Banking and 46.0% from International Banking and Finance. Net additions to allowances for specific risks and country risks almost doubled in 1997, due to the provisions discussed above relating to Asian commitments. Excluding the effects of the Asian crisis, net additions to allowances for specific risks and country risks in 1997 were FF 3.765 billion, a 0.7% decrease from 1996. Consolidated net income increased by 50.6% to FF 6.219 billion in 1997, due to the increase in gross operating income and gains on disposals of long-term investments of FF 2.4 billion, which were partially offset by nonrecurring costs of FF
1.4 billion and a two-fold increase in income taxes (to FF 1.997 billion). After deduction of minority interests, net income attributable to the BNP Group was FF 5.962 billion in 1997, a 54.6% increase over 1996.

      The BNP Group generated net banking income of FF 39.502 billion in 1996, an increase of 4.8% over 1995, reflecting increased revenues from both Domestic Banking and, especially, International Banking and Finance. Operating expenses increased by 1.6%, at the same rate as year-on-year inflation in France. The increase in revenues and control over operating expense accounted for a 14.1% increase in gross operating income. Net additions to allowances for credit risks and country risks decreased by 31.4% compared to 1995. Consolidated net income rose to FF 4.129 billion after taking into account in particular a FF
1.572 billion increase in net nonrecurring nonoperating expenses and a FF 501 million increase in the contribution of companies carried under the equity method. After deduction of minority interests, net income attributable to the BNP Group in 1996 rose by 116.1% to FF 3.856 billion.

     GOVERNMENTAL SUPERVISION AND REGULATION OF BNP IN FRANCE

The French Banking System

      The French banking system consists primarily of privately-owned banks and financial institutions, as well as a number of state-owned banks and financial institutions, all of which are subject to the same banking laws and regulations. As a result of nationalizations which occurred in 1945 and 1982, ownership of most French banks and of certain French financial institutions was formerly held by the French State. Since 1986, ten have been privatized, including BNP in 1993.

      All French credit institutions are required to belong to a professional organization or central body affiliated with the French Credit Institutions and Investment Firms Association (Association Francaise des Etablissements de Credit et des Entreprises d'Investissement), which represents the interests of credit institutions with the public authorities, provides consultative advice, disseminates information and studies questions relating to banking activities. All registered banks, including BNP, are members of the French Banking Association (Association Francaise des Banques).

French Supervisory Bodies

      The French banking law (the "Banking Law") sets forth the conditions under which credit institutions (etablissements de credit), including banks, may operate. The Banking Law vests related supervisory and regulatory powers in certain administrative authorities.

      The National Credit and Securities Council (Conseil national du credit et du titre), which is chaired by the Minister of the Economy, Finance and Industry with the Governor of the Bank of France (Banque de France), the French central bank, as its vice chairman, is made up of 53 members, consisting of representatives of the French Government and credit institutions, representatives of regions and overseas territories, representatives of unions and qualified personnel and representatives of various economic sectors. The Council is a consultative organization that studies the operation of the banking and financial service industries and participates in the formulation of national credit and monetary policy.

      The Banking and Finance Regulatory Committee (Comite de la reglementation bancaire et financiere), which is chaired by the Minister of the Economy, Finance and Industry establishes general rules for the conditions under which credit institutions operate, including accounting principles, management standards, financial ratios and credit policy, determination of capital requirements and accounting standards applicable to investment companies.

      The Credit Institutions and Investment Firms Committee
(Comite des etablissements de credit et des entreprises d'investissement) grants banking licenses and makes other specific decisions and grants specific exemptions as provided in applicable banking regulations.

      The Banking Commission (Commission bancaire), which is chaired by the Governor of the Bank of France, is responsible for the supervision of credit institutions. It supervises the enforcement of laws and regulations applicable to banks and other credit institutions. Banks are required to submit periodic (either monthly or quarterly) accounting reports to the Banking Commission concerning the principal areas of their activity. The Banking Commission may also request additional information which it deems necessary and may carry out on-site inspections. The reports permit close monitoring of the condition of each bank and also facilitate computation of the total deposits of all banks and their use. Where regulations have been violated, the Banking Commission may act as an administrative court and impose sanctions which may include deregistration of a bank, resulting in closure. The Banking Commission also has the power to appoint a temporary administrator to manage provisionally a bank which it deems to be mismanaged. In addition, in its administrative capacity the Commission Bancaire may impose disciplinary sanctions, or appoint a liquidator. These decisions of the Banking Commission may be appealed to the French Supreme Administrative Court (Conseil d'Etat).

Banking Regulations

      For a discussion of the minimum capital ratio requirements applicable to the BNP Group, see "--Capital Adequacy of the BNP Group." In addition to the requirements discussed therein, the principal regulations applicable to deposit banks such as BNP concern equity and permanent resources ratios, risk diversification and liquidity, as well as monetary policy, restrictions on equity investments and reporting requirements.

      An equity and permanent resources ratio (coefficient de fonds propres et de ressources permanentes) requires French credit institutions to maintain, as of the end of December of each year, a minimum ratio of 60% between amounts representing equity and related items and amounts representing certain long-term assets denominated in French francs. At December 31, 1997, BNP was in compliance with such requirement.

      French credit institutions must satisfy, on a consolidated basis, certain restrictions relating to concentration of risks (ratio de controle des grands risques). The aggregate of a French credit institution's loans and a portion of certain other exposure (risques) to a single customer may not exceed 40% (25% as of January 1, 1999) of the credit institution's regulatory capital as defined by French capital ratio requirements. If a credit institution has exposure with any customer in amounts exceeding 15% (10% as of January 1, 1999) of the credit institution's regulatory capital, the aggregate amount of exposure with all such customers may not exceed eight times the credit institution's regulatory capital. BNP currently complies with the reduced thresholds.

      Each French credit institution is required to calculate, as of the end of each month, the ratio of the weighted total of certain short-term and liquid assets to the weighted total of short-term liabilities. This liquidity ratio (coefficient de liquidite) is required to exceed 100%. At February 27, 1998, BNP was in compliance with this requirement.

      French credit institutions are required to maintain on deposit in non-interest bearing accounts with the Bank of France (Banque de France) a percentage, fixed by the Bank of France and calculated monthly, of various categories of demand and short-term deposits, currently equal to 1% of deposits with maturities of less than 10 days and pass-book account deposits and 0.5% of various kinds of term deposits with maturities of up to one year.

      French credit institutions are subject to restrictions on equity investments and, subject to certain specified exemptions for short-term investments and investments in financial institutions and insurance companies, "qualifying shareholdings" held by credit institutions must comply with the following requirements: (a) no qualifying shareholding may exceed 15% of regulatory capital of the concerned credit institution and (b) aggregate qualifying shareholdings may not exceed 60% of regulatory capital of the concerned credit institution. An equity investment is a qualifying shareholding for purposes of these provisions if (i) it represents more than 10% of the share capital or votes available to the shareholdings of the company in which the investment is made or (ii) it provides, or is acquired with a view to providing, a "significant influence" in such company.

Examination

      The principal means used by the Banking Commission to ensure compliance by large deposit banks with applicable regulations is the examination of the detailed periodic (monthly or quarterly) financial statements and other documents that such banks are required to submit to the Banking Commission on a regular basis. In the event that any such examination reveals a material adverse change in the financial condition of a bank, an inquiry would be made, which could be followed by an inspection. The Banking Commission may also inspect banks on an unannounced basis.

      In addition, the process of regulation and inspection of French credit institutions is supplemented by the requirement that the financial statements of credit institutions be audited by independent auditors.

Reporting Requirements

      In addition to furnishing to the Banking Commission the detailed monthly report mentioned above, credit institutions must also report monthly (and, with respect to lease financings, quarterly) to the Bank of France the names (and related amounts of certain customers (principally companies and individuals engaged in commercial activities)) having loan utilization exceeding FF 500,000. The Bank of France then returns to each credit institution a list stating, as to that credit institution's customers, total loan utilizations from all reporting credit institutions. In BNP's case the information to and from the Bank of France is supplied at the branch level.

      Credit institutions must make periodic reports, collectively referred to as etats periodiques, to the Banking Commission. The etats periodiques comprise principally (i) a statement of the activity of the concerned institution during the relevant period (situation), to which are attached exhibits that provide a more detailed breakdown of the amounts involved in each category, (ii) a statement of income, together with exhibits, and
(iii) certain additional data relating to operations (indicateurs d'activite) such as the number of employees, client accounts and branches.

Item 12.  Indemnification of Directors and Officers

      The Company's By-Laws, which are filed as Exhibit 3.3 to this Form 10, provide that the Company will indemnify its directors and officers to the full extent permitted under the Delaware Limited Liability Company Act for damages incurred as a result of such director or officer being made or being threatened to be made a party to any action, suit or proceeding, whether civil criminal, administrative or investigative, except as a result of such director's or officer's gross negligence or willful misconduct.

      In addition, the Bank also maintains group insurance coverage for the benefit of directors and officers of its direct and indirect subsidiaries, including the Company, with respect to many types of claims that may be made against them.

Item 13.  Financial Statements


                 Report of Independent Accountants
                 ---------------------------------



To the Board of Directors and Shareholders of BNP U.S. Funding
L.L.C.

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income, changes in redeemable common securities, preferred securities and securityholders' equity and of cash flows present fairly, in all material respects, the financial position of BNP U.S. Funding L.L.C. at March 31, 1998 and December 31, 1997, and the results of its operations and its cash flows for the three-month period ended March 31, 1998 and for the period from December 5, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                  /s/ PRICE WATERHOUSE LLP


New York, New York
May 22, 1998

                      BNP U.S. FUNDING L.L.C.

                           BALANCE SHEET

               (in thousands, except per share data)

                                         March 31, 1998   December 31, 1997
                                         --------------   -----------------

ASSETS:

Cash and cash equivalents .............   $    19,293    $    33,762

Investment securities
(Notes 3 and 4)
   Available-for-sale,
   at fair value ......................     1,021,541        997,748

Receivable arising from payment
for securities, pursuant
to the application of
SFAS 125 (Note 3) .....................       864,204        996,260

Accrued interest receivable ...........         7,874          5,144
                                          -----------    -----------

TOTAL ASSETS ..........................   $ 1,912,912    $ 2,032,914
                                          ===========    ===========


LIABILITIES:

Obligation arising from the
receipt of securities, pursuant
to the application of SFAS 125 (Note 3)   $   865,955    $   998,610

Accrued expenses ......................            24             34

Due to affiliates .....................          --               12
                                          -----------    -----------

TOTAL LIABILITIES .....................       865,979        998,656
                                          -----------    -----------

Redeemable common securities,
par value and redeemable value
 $10,000 per security; 150,000
securities authorized, 53,011
securities issued and
outstanding (Note 5) ..................       530,110        530,110

Preferred securities, liquidation
preference $10,000 per security;
150,000 securities authorized, 50,000
securities issued and outstanding .....       500,000        500,000

Additional paid in capital ............             6              6

Accumulated other comprehensive income           (171)          --

Retained earnings .....................        16,988          4,142
                                          -----------    -----------

TOTAL REDEEMABLE COMMON SECURITIES,
PREFERRED SECURITIES AND
SECURITYHOLDERS' EQUITY ...............     1,046,933      1,034,258
                                          -----------    -----------
TOTAL LIABILITIES AND TOTAL REDEEMABLE
COMMON SECURITIES, PREFERRED
SECURITIES AND SECURITYHOLDERS' EQUITY
                                          $ 1,912,912    $ 2,032,914
                                          ===========    ===========


The accompanying Notes to Financial Statements are an integral part of these Statements.

                     BNP U.S. FUNDING L.L.C.

                        STATEMENT OF INCOME

               (in thousands, except per share data)


                                                                 Period from
                                                               December 5, 1997
                                         Three-month period     (inception) to
                                        ended March 31, 1998  December 31, 1997
                                        --------------------  -----------------

INTEREST INCOME:

Collateralized Mortgage Obligations:
  Floating-rate REMICs                         $  3,797          $  1,175
  Fixed-rate REMIC                                  756               225
Mortgage Backed Securities:
  Agency ARMs                                     2,826             1,443
  Agency Hybrid ARMs                              3,046               708
Treasury Notes                                    2,094               612
Interest on Deposits                                379                25
                                               --------          --------
Total                                            12,898             4,188
                                               --------          --------
NONINTEREST EXPENSE:
Fees and expenses                                    52                46
                                               --------          --------
NET INCOME APPLICABLE TO PREFERRED AND
REDEEMABLE COMMON SECURITIES
                                               $ 12,846          $  4,142
                                               ========          ========
NET INCOME PER REDEEMABLE COMMON SECURITY
                                               $ 242.32          $  78.14
                                               ========          ========

The accompanying Notes to Financial Statements are an integral part of these Statements.

                      BNP U.S. FUNDING L.L.C.

                 STATEMENT OF COMPREHENSIVE INCOME

                          (in thousands)


                                                                Period from
                                                             December 5, 1997
                                      Three-month period      (inception) to
                                       ended March 31, 1998   December 31, 1997
                                       --------------------   -----------------



NET INCOME                                $ 12,846               $  4,142

OTHER COMPREHENSIVE INCOME:
     Net change in unrealized gain
       in fair value of securities
       available-for-sale treated as
       collateral (Note 3)                     599                  2,350
     Net change in unrealized loss
       in fair value of obligation
       arising from the receipt of
       securities pursuant to the
       application of SFAS 125 (Note 3)       (599)                (2,350)
     Net change in unrealized loss in
       fair value of securities
       available-for-sale not treated
       as collateral                          (171)                    --
                                           -------                -------
     OTHER COMPREHENSIVE INCOME               (171)                    --
                                           -------                -------
COMPREHENSIVE INCOME                       $12,675                $ 4,142
                                           =======                =======

    The accompanying Notes to Financial Statements are an integral part of these Statements.

                                              BNP U.S. FUNDING L.L.C.

                       STATEMENT OF CHANGES IN REDEEMABLE COMMON SECURITIES, PREFERRED SECURITIES
                                             AND SECURITYHOLDERS' EQUITY

                                                     (in thousands)

                                                                                                                TOTAL REDEEMABLE
                                                                                                               COMMON SECURITIES,
                                                                                   ACCUMULATED                      PREFERRED
                                            REDEEMABLE              ADDITIONAL        OTHER                      SECURITIES AND
                                              COMMON    PREFERRED     PAID IN     COMPREHENSIVE   RETAINED        SECURITYHOLDERS'
                                            SECURITIES  SECURITIES    CAPITAL        INCOME       EARNINGS             EQUITY
                                            ----------  ----------    -------        ------       --------       -----------------
Beginning balance                         $       10   $     --      $   --       $   --         $   --           $        10
Issuance on December 5, 1997
(inception)                                  530,100         --           6           --             --               530,106
Private placement on
December 5, 1997                                --        500,000        --           --             --               500,000
Net income                                      --           --          --           --            4,142               4,142
Other comprehensive
income                                          --           --          --           --             --                   --
                                           -----------  -----------  -----------   -----------  -----------        -----------
Balance at December 31, 1997                 530,110      500,000         6           --            4,142           1,034,258
                                           -----------  -----------  -----------   -----------  -----------        -----------
Net income                                      --           --          --           --           12,846              12,846
Other comprehensive income                      --           --          --          (171)           --                  (171)
                                          -----------  -----------   -----------  -----------   -----------        -----------
Balance at March 31, 1998                 $  530,110    $ 500,000     $   6        $ (171)       $ 16,988          $ 1,046,933
                                          ===========   ===========   ==========  ===========   ============       ===========



The accompanying Notes to Financial Statements are an integral part of these Statements.

                      BNP U.S. FUNDING L.L.C.

                      STATEMENT OF CASH FLOWS

                          (in thousands)


                                                              Period from
                                      Three-month period     December 5, 1997
                                       ended March 31,        (inception) to
                                            1998            December 31, 1997
                                      ------------------    -----------------

OPERATING ACTIVITIES:

Net income                                  $   12,846     $    4,142

Adjustments to reconcile net income
 to cash provided from operating
 activities:
  Premium amortization                          3,299            262
  Net change in interest receivable            (1,941)           337
  Net change in accrued expenses                  (10)            34
  Net change in due to affiliates                 (12)            12
                                           -----------    -----------

Net cash provided from
operating activities                           14,182          4,787
                                           -----------    -----------
INVESTING ACTIVITIES:
Purchase of investment securities:
  Floating-rate REMICs                        (43,668)          --
  Agency ARMs                                 (40,874)          --
  Agency Hybrid ARMs                          (72,521)          --
  Premium paid                                 (2,447)          --
  Interest receivable                            (789)          --

Payment for securities treated
 as collateral                                   --       (1,030,115)
Decrease in receivable
 arising from payment for securities,
 pursuant to the application of SFAS
 125 (Note 3)                                132,056         33,855
Proceeds from principal payments
 of securities available-for-sale, not
 treated as collateral                         3,702           --
Proceeds from principal
 payments of securities available-
 for-sale, treated as collateral             127,946         28,974
                                           -----------    -----------

Net cash provided (used) by
 investing activities                        103,405       (967,286)
                                           -----------    -----------
FINANCING ACTIVITIES:
Proceeds from preferred securities
  issuance                                      --          500,000
Proceeds from common securities
  issuance                                      --          530,106
Decrease in obligation arising
  from the receipt of securities,
  pursuant to the application of
  SFAS 125 (Note 3)                         (132,056)       (33,855)
                                           -----------    -----------
Net cash provided (used)
 by financing activities                    (132,056)       996,251
                                           -----------    -----------
NET INCREASE (DECREASE)
  IN CASH AND CASH
  EQUIVALENTS                                (14,469)        33,752

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                         33,762             10
                                           -----------    -----------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                           $   19,293     $   33,762
                                           ===========    ===========


The accompanying Notes to Financial Statements are an integral part of these Statements.

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998



NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

BNP U.S. Funding L.L.C. (the "Company") is a Delaware limited liability company formed on October 14, 1997 for the purpose of acquiring and holding Eligible Securities (as defined in Item 1, herein) that will generate net income for distribution to the holders of its Series A Preferred Securities and its redeemable Common Securities. The Company is a wholly owned subsidiary of the New York Branch (the "Branch") of Banque Nationale de Paris (the "Bank" or "BNP"). BNP is a French corporation that conducts retail banking activities in France and corporate and private banking and other financial activities both in France and throughout the world.

The Company was initially capitalized on October 14, 1997 with the issuance to the Branch of one share of the Company's redeemable common securities, $10,000 par value (the "Common Securities"). On December 5, 1997 (inception), the Company commenced operations concurrent with the issuance of 50,000 noncumulative preferred securities, Series A, liquidation preference $10,000 per security, (the "Series A Preferred Securities") to qualified institutional buyers, and the issuance of 53,010 Common Securities to the Branch. These issuances raised in the aggregate $1,030,115,873 of net capital (including $5,873 of additional paid in capital). This entire amount was used to acquire from the Branch a portfolio of debt securities (including accrued interest) at their fair values (the "Initial Portfolio").

The accounting and financial reporting policies of the Company conform to U.S. generally accepted accounting principles and current industry practices. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and revenues during the reporting periods. Actual results could differ from those estimates.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT SECURITIES:

Investments in debt securities, including securities treated as collateral (see Note 3), are classified as available for sale and are carried at fair value. Unrealized gains and losses on these securities are reported as a component of other comprehensive income.

Interest on securities is included in interest income and is recognized using the interest method. Premiums and discounts are amortized using the effective interest method and are recognized in interest income.

COMPREHENSIVE INCOME:

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires the Company to report items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in Total Redeemable Common Securities, Preferred Securities and Securityholders' Equity. Comprehensive income includes net income, as reported, as well as the change in unrealized gains and losses on available-for-sale securities and in the obligation arising from the receipt of securities, pursuant to the application of SFAS 125.

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents include cash and short-term deposits with original maturities of three months or less.

ISSUANCE COSTS:

All costs of issuance were incurred by BNP directly and not through the Branch or Company.

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998



DIVIDENDS:

Dividends on the Series A Preferred Securities, when, as and if declared by the Company's Board of Directors, are payable, out of the Company's net income, determined without regard to capital gains or losses, semi-annually in arrears on a non-cumulative basis on the fifth day of June and December of each year, commencing June 5, 1998, at a rate per annum of 7.738% of the liquidation preference through and including December 5, 2007. Thereafter, dividends, when, as and if declared by the Company's Board of Directors, will be payable quarterly in arrears on the third Wednesday of March, June, September, and December of each year and will be calculated on a weekly basis in each quarter at a rate per annum of the liquidation preference equal to 2.8% per annum above one-week LIBOR for the week concerned as determined on the related LIBOR Determination Date (see Item 11, herein).

Holders of Common Securities are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of the Company's net income not required to be applied to fund dividends with respect to the Series A Preferred Securities.

No dividends were declared on the Series A Preferred Securities or the Common Securities for the period from December 5, 1997
(inception) to March 31, 1998.

If the Bank's financial condition were to deteriorate with the consequence that a Shift Event (as defined below) were to occur, substantially all of the Common Securities would be redeemed automatically without prior redemption of the Series A Preferred Securities and dividends payable on each Series A Preferred Security could be substantially reduced or completely eliminated. In addition, if the Bank's Tier 1 risk-based capital ratio were to decline below the minimum percentage required by French banking regulations (currently 4%), the Company would pay a special dividend consisting of all of the Company's net assets (other than assets having a total market value of approximately $40 million) to the Bank as holder of the Common Securities.

A "Shift Event" would be deemed to have occurred if (i) the Bank's total risk-based capital ratio or Tier 1 risk-based capital ratio were to decline below the minimum percentages required by French banking regulations, (ii) the Bank were to become subject to certain specified receivership proceedings or
(iii) the French Banking Commission (Commission bancaire), in its sole discretion, were to notify the Bank and the Company that it has determined that the Bank's financial condition was deteriorating such that either of the foregoing clauses (i) or
(ii) would apply in the near term. French banking regulations currently require French banks to maintain a minimum total risk-based capital ratio of at least 8.0% and a minimum Tier 1 risk-based capital ratio of at least 4.0%.

The Company may not pay dividends or make other distributions on the Common Securities or the Series A Preferred Securities if, after giving effect to the distributions, the Company's liabilities would exceed the fair value of its assets. Additionally, as long as any Series A Preferred Securities are outstanding, except during a Shift Period (i.e., following the occurrence of a Shift Event causing a shift in dividend preference and before the termination thereof), the amount of dividends on the Common Securities in any fiscal year may not exceed the amount by which the net income of the Company for such fiscal year exceeds the stated dividends on the Series A Preferred Securities scheduled to be paid during such fiscal year irrespective of whether dividends on the Series A Preferred Securities are in fact declared and paid. Additionally, other than during a Shift Period, no dividends may be declared, paid or set apart for payment on the Common Securities (a) with respect to any period of time included in any Dividend Period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Securities for the then-current Dividend Period and (b) the Company may not declare, pay or set apart funds for any dividends or other distributions with respect to any Common Securities unless and until (x) full dividends on the Series A Preferred Securities for the two most recent preceding Dividend Periods are declared and paid, or declared and a sum sufficient for payment has been paid over to the dividend disbursing agent for payment of such dividends and (y) the Company has declared a cash dividend on the Series A Preferred Securities at the annual dividend rate for the

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998



then-current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for payment of such cash dividends for such then-current Dividend Period.

NET INCOME PER REDEEMABLE COMMON SECURITY:

Net income per redeemable common security is calculated by dividing net income after preferred dividends by the weighted average number of Common Securities outstanding. For the period December 5, 1997 (inception) through December 31, 1997 and for the three-month period ended March 31, 1998, there were no preferred dividends.

INCOME TAXES:

The Company expects to be treated as a partnership for U.S. Federal income tax purposes. Because a partnership is not a taxable entity, the Company will not be subject to U.S. federal, state and local income tax on its income. Instead, each securityholder is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. Federal tax liability. Accordingly, the Company has made no provision for income taxes in the accompanying statement of income.

NOTE 3--RECEIVABLE ARISING FROM PAYMENT FOR SECURITIES, PURSUANT
TO THE APPLICATION OF SFAS 125, AND OBLIGATION ARISING FROM THE
RECEIPT OF SECURITIES, PURSUANT TO THE APPLICATION OF SFAS 125

Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125") governs the accounting for the transfer of financial assets. Under SFAS 125, transfers of financial assets that do not meet certain sale accounting requirements must be accounted for as a secured borrowing transaction with a pledge of collateral.

Due to the potential consequences of a Shift Event (as described above), the Company's purchase of the Initial Portfolio from the Branch did not meet certain SFAS 125 sale accounting requirements. Therefore, the purchase of the Initial Portfolio has been accounted for as a secured borrowing transaction with a pledge of collateral. In accounting for this transaction as a secured borrowing transaction in accordance with SFAS 125, the Company has recorded a receivable in an amount equal to the cash amount paid to the Branch to acquire the Initial Portfolio. In this case, however, having delivered the securities in the Initial Portfolio to the Company, neither the Branch nor BNP has any further obligation to the Company to repay any part of the purchase price for the Initial Portfolio or otherwise to repurchase or redeem any securities in the Initial Portfolio.

Other provisions of SFAS 125 govern the accounting for financial assets treated as collateral that an entity has the right to sell or repledge. In accordance with such provisions, the Company has recognized the securities in the Initial Portfolio and recorded a related obligation. In this case, the Company has in fact no obligation to return any such securities to the Branch or to BNP, except to the extent that the consequences of a Shift Event (as described above) might affect securities still held by the Company at the time.

As securities within the Initial Portfolio mature or prepay, the Company will recognize the cash proceeds as a reduction in the receivable arising from payment for securities. Concurrent with the receipt of such cash proceeds, the Company will derecognize such securities and reduce the associated obligation.

The obligation arising from the receipt of securities is stated at the fair value of the related securities. Changes in the value of the obligation due to corresponding changes in the fair value of the related securities are reported as an element of other comprehensive income.

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998

NOTE 4--INVESTMENT SECURITIES:

The amortized cost and estimated fair value of available-for-sale securities were as follows ($ in 000's) based on management's prepayment assumptions:

                                            Gross       Gross
                             Amortized    Unrealized   Unrealized     Fair
March 31, 1998                 Cost         Gains        Losses       Value
--------------               ---------    ----------   ----------  ----------

Collateralized Mortgage
Obligations:
  Floating-rate REMICs      $  272,165   $      144   $      730   $  271,579
  Fixed-rate REMIC              46,837         --            342       46,495
Mortgage Backed Securities:
  Agency ARMs                  319,752          908        1,312      319,348
  Agency Hybrid ARMs           234,787        1,848          280      236,355
U.S. Treasury Notes            146,420        1,344         --        147,764
                            ----------   ----------   ----------   ----------
  Total                     $1,019,961   $    4,244   $    2,664   $1,021,541
                            ==========   ==========   ==========   ==========


                                            Gross       Gross
                             Amortized    Unrealized   Unrealized     Fair
December 31, 1997              Cost         Gains        Losses       Value
-----------------            ---------    ----------   ----------  ----------

Collateralized Mortgage
Obligations:
  Floating-rate REMICs        $263,209     $    118     $    585     $262,742
  Fixed-rate REMIC              46,837         --            607       46,230
Mortgage Backed Securities:
  Agency ARMs                  360,343        1,283          909      360,717
  Agency Hybrid ARMs           178,405        2,271         --        180,676
U.S. Treasury Notes            146,604          779         --        147,383
                              --------     --------     --------     --------
  Total                       $995,398     $  4,451     $  2,101     $997,748
                              ========     ========     ========     ========

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998

The breakdown of the Company's available-for-sale securities by category and expected maturity distribution (stated in terms of amortized cost) is summarized below ($ in 000's) based on management's prepayment assumptions (See Item 1, herein):



                            Due in 1     Due after    Due after
                               year      1 through    5 through   Due after
March 31, 1998               or less      5 years      10 years    10 years      Total
--------------              --------     ---------    ---------   ---------   ----------


Collateralized Mortgage
Obligations:
  Floating-rate REMICs    $   22,317   $  249,848   $     --     $     --     $  272,165
  Fixed-rate REMIC              --           --           --         46,837       46,837
Mortgage Backed
Securities:
  Agency ARMs                   --           --        319,752         --        319,752
  Agency Hybrid ARMs            --           --        234,787         --        234,787
U.S. Treasury Notes             --           --        146,420         --        146,420
                          ----------   ----------   ----------   ----------   ----------
  Total                   $   22,317   $  249,848   $  700,959   $   46,837   $1,019,961
                          ==========   ==========   ==========   ==========   ==========




                            Due in 1     Due after    Due after
                              year       1 through    5 through   Due after
December 31, 1997           or less      5 years      10 years    10 years      Total
-----------------           --------     ---------    ---------   ---------   ----------

Collateralized Mortgage
Obligations:
  Floating-rate REMICs    $    1,470   $  261,739   $     --     $     --     $  263,209
  Fixed-rate REMIC              --           --           --         46,837       46,837
Mortgage Backed
Securities:
  Agency ARMs                   --           --        360,343         --        360,343
  Agency Hybrid ARMs            --           --        178,405         --        178,405
U.S. Treasury Notes             --           --        146,604         --        146,604
                          ----------   ----------   ----------   ----------   ----------
  Total                   $    1,470   $  261,739   $  685,352   $   46,837   $  995,398
                          ==========   ==========   ==========   ==========   ==========


Actual maturities may differ from maturities shown above due to prepayments.

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998

The breakdown of the Company's available-for-sale securities by category and yield is summarized below:


                              Due in 1     Due after    Due after
                                year       1 through    5 through   Due after
March 31, 1998                 or less      5 years      10 years    10 years      Total
--------------                --------     ---------    ---------   ---------   ----------

Collateralized Mortgage
Obligations:
  Floating-rate REMICs          6.98%        5.66%         --%          --%         5.79%
  Fixed-rate REMIC               --           --           --          6.45         6.45
Mortgage Backed Securities:
  Agency ARMs                    --           --          3.37          --          3.37
  Agency Hybrid ARMs             --           --          6.28          --          6.28
U.S. Treasury Notes              --           --          5.79          --          5.79
                               -----        -----        -----        -----        -----
  Total                         6.98%        5.66%        4.71%        6.45%        5.08%
                               =====        =====        =====        =====        =====



                              Due in 1     Due after    Due after
                                year       1 through    5 through   Due after
December 31, 1997              or less      5 years      10 years    10 years      Total
-----------------             --------     ---------    ---------   ---------   ----------

Collateralized Mortgage
Obligations:
  Floating-rate REMICs          6.22%        6.34%         --%          --%         6.34%
  Fixed-rate REMIC               --           --           --          6.92         6.92
Mortgage Backed Securities:
  Agency ARMs                    --           --          5.62          --          5.62
  Agency Hybrid ARMs             --           --          5.66          --          5.66
U.S. Treasury Notes              --           --          5.86          --          5.86
                               -----        -----        -----        -----        -----
Total                           6.22%        6.34%        5.68%        6.92%        5.92%
                               =====        =====        =====        =====        =====


There were no sales of available-for-sale securities from December 5, 1997 (inception) to March 31, 1998.

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998


NOTE 5--REDEEMABLE COMMON SECURITIES:

      General

The Company is authorized to issue up to 150,000 Common Securities; as of March 31, 1998 and December 31, 1997, the Company had outstanding 53,011 Common Securities, all of which were held by the Branch. The Bank has agreed with the Company in the Contingent Support Agreement that, so long as any Series A Preferred Securities are outstanding, it will maintain direct or indirect ownership of 100% of the outstanding Common Securities (see Item 11, "Contingent Support Agreement", herein).

      Dividends

Holders of Common Securities are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of the Company's net income not required to be applied to fund dividends with respect to the Series A Preferred Securities; provided that so long as any Series A Preferred Securities are outstanding, no dividends or other distributions (including redemptions and purchases) may be made with respect to the Common Securities unless full dividends on all Series A Preferred Securities have been paid for the current and the two immediately preceding Dividend Periods (except during a Shift Period if the Bank does not distribute dividends on its common stock).

      Redemption Requirements

If the Bank's financial condition were to deteriorate with the consequence that a Shift Event were to occur, substantially all the Common Securities would be redeemed automatically without prior redemption of any Series A Preferred Securities.

      Voting Rights

Subject to the rights, if any, of the holders of Series A Preferred Securities (in particular the right to remove and replace any Independent Director and to elect an additional director, in certain circumstances), all voting rights are vested in the Common Securities. The Holders of Common Securities are entitled to one vote per security.

      Rights Upon Liquidation

In the event of the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, after there shall have been paid or set aside for the holders of all Series A Preferred Securities the full preferential amounts to which such holders are entitled, the holders of Common Securities will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities. Upon a liquidation of the Company during a Shift Period, the Common Securities will have a preference over the Series A Preferred Securities to the extent, if any, that the liabilities of the Bank (including any debt instruments, such as titres participatifs and prets participatifs) have not been paid in full.

NOTE 6--RELATED PARTY TRANSACTIONS:

The Company entered into a Services Agreement with the Branch on December 5, 1997 pursuant to which the Branch manages the securities portfolio of the Company and performs other administrative functions for a fee of $50,000 per annum. Expenses incurred under such Agreement were $12,500 and $3,750 for the three-month period ended March 31, 1998, and for the period from December 5, 1997 (inception) to December 31, 1997, respectively. While the amount of the fee payable under the Agreement is somewhat less than the fee which would be payable in an arms' length transaction with a third party, Management does not believe that the difference is material.

BNP U.S. FUNDING L.L.C.
NOTES TO FINANCIAL STATEMENTS
March 31, 1998


French American Banking Corporation (FABC), an affiliate of BNP, serves as the dividend paying agent, registrar, and transfer agent with respect to the Series A Preferred Securities. The Company paid FABC an upfront fee of $4,000 and will pay a fee of $4,000 per annum for these services.

The Company maintains a credit balance account with the Branch for clearing certain transactions.

All of the Company's officers and employees and all but one of the members of the Company's Board of Directors are officers and employees of the Branch or BNP.

NOTE 7--FAIR VALUE OF FINANCIAL INSTRUMENTS:

The fair values of securities at March 31, 1998 and December 31, 1997 were obtained from independent market sources and are summarized in Note 4. The carrying value of cash and cash equivalents, accrued interest receivable, accrued expenses, and due to affiliates approximates fair value. The carrying values of investment securities, as shown in Note 4, and the obligation arising from the receipt of securities, pursuant to the application of SFAS 125, approximate their fair value. The fair value of the receivable arising from payment for securities, pursuant to the application of SFAS 125, approximates the aggregate carrying value of the investment securities treated as collateral including accrued interest which at March 31, 1998 and December 31, 1997 was $865,955 and $998,610, respectively.

Item 14.  Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure

      Not applicable.

Item 15.  Financial Statements and Exhibits

      (a)  Financial Statements filed as part of this Form 10

           The following are included in Item 13 of this Form 10:

             Report of Independent Auditors;

             Consolidated Balance Sheet at December 31, 1997;

             Consolidated Statement of Income for the period from December 5, 1997 (inception) through December 31,
             1997;

             Consolidated Statement of Changes in Redeemable
             Common Securities, Preferred Securities and
             Securityholders' Equity for the period from December
             5, 1997 (inception) through December 31, 1997;

             Consolidated Statement of Cash Flows for the period from December 5, 1997 (inception) through December
             31, 1997; and

             Notes to the Consolidated Financial Statements.

      (b) Exhibits filed as part of this Form 10

      The Exhibits described in the Exhibit List immediately following the signature page of this Form 10 (which is incorporated by reference) are hereby filed as part of this Form 10.

      (c)  Financial Statement Schedules

      None.

                            SIGNATURES



      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                      BNP U.S. Funding L.L.C.




                      By:      /s/ Eric Deudon
                         ------------------------------
                         Name:   Eric Deudon
                         Title:  President and Director

                         Date:   May 28, 1998





                      By:      /s/ Jean-Pierre Beck
                         ------------------------------
                         Name:   Jean-Pierre Beck
                         Title:  Director

                         Date:   May 28, 1998

                           Exhibit Index
                           -------------

Exhibit Number                Description

3.1* Certificate of Formation of the Company, dated October 14, 1997

3.2*               Amended and Restated Limited Liability Company
                   Agreement of the Company dated December 5,
                   1997

3.3*               By-Laws of the Company

4.1*               Form of Series A Preferred Security Global
                   Certificate

10.1*              Trust Agreement between the Company and
                   Citibank N.A. dated December 1, 1997

10.2*              Portfolio Securities Purchase Agreement
                   between the Company and the Branch dated
                   December 1, 1997

10.3* Services Agreement between the Company and the Branch dated December 5, 1997

10.4*              Contingent Support Agreement between the
                   Company and the Bank dated December 5, 1997

10.5*              Registration Agreement among the Company, the
                   Bank and the Initial Purchasers dated
                   December 5, 1997

------------

* Previously filed as exhibits to the Registration Statement on Form 10 of the Company on February 9, 1998.